SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

First Bell Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☒    Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and Fee Rate Advisory #11

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $.10 per share

(2)	Aggregate number of securities to which transaction applies: 4,719,675 shares, including outstanding stock options

(3)	Per unit price or other underlying value of transaction computed pursuant to Fee Rate Advisory #11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $26.25, the per share merger consideration

(4)	Proposed maximum aggregate value of transaction: $123,891,469

(5)	Total fee paid: $10,022.82

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FIRST BELL BANCORP, INC.

532 Lincoln Avenue

Bellevue, Pennsylvania 15202

(412) 734-2700

April     , 2003

Dear fellow stockholders:

You are cordially invited to attend an annual meeting of stockholders of First Bell Bancorp, Inc. to be held at 3:00 p.m., local time, on May     , 2003 at 629 Lincoln Avenue, Bellevue, Pennsylvania. At the annual meeting you will be asked to consider and vote upon a proposal to approve and adopt an agreement and plan of merger pursuant to which First Bell Bancorp will be acquired by Northwest Bancorp, Inc., among other matters, including the election of three directors.

If the merger agreement is approved and the merger is subsequently completed, each outstanding share of First Bell Bancorp common stock (other than certain shares held by Northwest or First Bell Bancorp and any dissenting shares) will be converted into the right to receive $26.25 in cash, without interest.

The merger cannot be completed unless the stockholders of First Bell Bancorp approve and adopt the merger agreement and the parties receive all required regulatory approvals, among other customary conditions.

Based on our reasons for the merger described herein, our board of directors believes that the merger agreement is advisable and in your best interests. In making this determination, our board of directors considered, among other things, the opinion of Lehman Brothers, our financial adviser, that, as of the date of such opinion, and subject to the assumptions, limitations and qualifications set forth therein, the $26.25 per share merger consideration is fair, from a financial point of view, to the holders of First Bell Bancorp common stock. Accordingly our board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.

The accompanying document gives you detailed information about the annual meeting, the merger, the merger agreement and related matters. We urge you to read this entire document carefully, including the annexes thereto, which include the merger agreement.

It is very important that your shares be voted at the annual meeting, regardless whether you plan to attend the meeting in person. To ensure that your shares are represented on this very important matter, please take the time to vote by completing and mailing the enclosed proxy card or by voting by telephone or via the Internet in the manner described herein. Failure to vote your shares by mail, by telephone, via the Internet or in person at the annual meeting will have the same effect as a vote against the merger agreement.

Thank you for your cooperation and your continued support of First Bell Bancorp.

Sincerely,

Albert H. Eckert, II

President and Chief Executive Officer

FIRST BELL BANCORP, INC.

532 Lincoln Avenue

Bellevue, Pennsylvania 15202

(412) 734-2700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May     , 2003

To the stockholders of First Bell Bancorp, Inc.:

We will hold an annual meeting of stockholders of First Bell Bancorp, Inc. at 3:00 p.m., local time, on        , May    , 2003, at 629 Lincoln Avenue, Bellevue, Pennsylvania, for the following purposes:

1.  to consider and vote upon a proposal to approve and adopt an agreement and plan of merger, dated as of March 11, 2003, among Northwest Bancorp, MHC, Northwest Bancorp, Inc., Northwest Merger Subsidiary, Inc., Northwest Savings Bank and First Bell Bancorp, Inc. and Bell Federal Savings and Loan Association of Bellevue, pursuant to which, among other things, (i) Northwest Merger Subsidiary, Inc. will merge with and into First Bell Bancorp and (ii) upon consummation of the merger, each outstanding share of First Bell Bancorp common stock (other than certain shares held directly or indirectly by First Bell Bancorp or Northwest and any dissenting shares) will be converted into the right to receive $26.25 in cash, without interest;

2.  to elect three directors for a three-year term and until their successors are elected and qualified;

3.  to ratify the appointment of S.R. Snodgrass, A.C. as our independent auditors for 2003;

4.  to consider and vote upon a proposal to adjourn the annual meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve and adopt the merger agreement; and

5.  to transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

We have fixed the close of business on April     , 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Only holders of First Bell Bancorp common stock of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting.

A list of stockholders entitled to vote at the annual meeting will be available at the executive offices of Bell Federal Savings and Loan Association of Bellevue, 532 Lincoln Avenue, Bellevue, Pennsylvania 15202 for a period of ten days prior to the annual meeting and will also be available for inspection at the annual meeting.

Our board of directors has determined that the merger agreement is fair to and in the best interests of First Bell Bancorp’s stockholders and unanimously recommends that stockholders vote “FOR” approval and adoption of the merger agreement.

By Order of the Board of Directors

Robert C. Baierl

Secretary

Pittsburgh, Pennsylvania

April     , 2003

IMPORTANT

Your vote is very important.    Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope, or authorize the individuals named on your proxy to vote your shares by calling the toll-free number or by using the Internet as described in the instructions with your proxy card. Failure to vote your shares by mail, by telephone, via the Internet or in person at the special meeting will have the same effect as a vote against the merger agreement.

(i)

		Page

Accounting Treatment		36

Letter Agreements		37

Stockholder Rights Agreement		37

Dissenters’ Rights		37

ELECTION OF DIRECTORS (Proposal Two)		41

Information with Respect to Nominees and Continuing Directors		41

Meetings of the Board of Directors and Committees of the Board		42

Directors’ Compensation		43

EXECUTIVE COMPENSATION		44

Compensation Committee Report on Executive Compensation		44

Compensation Committee Interlocks and Insider Participation		45

Summary Compensation Table		46

Employment Agreements		46

Stock Options		47

Supplemental Retirement Plan		47

Indebtedness of Management and Transactions with Certain Related Persons		48

Section 16(a) Beneficial Ownership Reporting Compliance		48

STOCK PERFORMANCE GRAPH		49

RELATIONSHIP WITH INDEPENDENT AUDITORS		50

REPORT OF THE AUDIT COMMITTEE		51

PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS (Proposal Three)		51

ADJOURNMENT OF THE ANNUAL MEETING (Proposal Four)		51

MARKET FOR COMMON STOCK AND DIVIDENDS		52

CERTAIN BENEFICIAL OWNERS OF FIRST BELL BANCORP COMMON STOCK		53

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING		54

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS		55

ANNUAL REPORTS		55

WHERE YOU CAN FIND MORE INFORMATION		55

Annex I

Agreement and Plan of Merger, dated as of March 11, 2003, among Northwest Bancorp, MHC, Northwest Bancorp, Inc., Northwest Merger Subsidiary, Inc., Northwest Savings Bank and First Bell Bancorp, Inc. and Bell Federal Savings and Loan Association of Bellevue, including Exhibits A-E thereto

		I-1

Annex II	Fairness Opinion of Lehman Brothers	II-1

Annex III	Section 262 of the Delaware General Corporation Law	III-1

(ii)

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement, a copy of which is included as Annex I to this document, and the other documents to which we have referred you. You may obtain copies of all publicly filed reports and other information from the sources listed under the section “Where You Can Find More Information,” beginning on page 55. Page references are included in this summary to direct you to a more complete description of the topics.

Throughout this document, “First Bell Bancorp,” “we” and “our” refers to First Bell Bancorp, Inc., “Bell Federal Savings” refers to our wholly-owned banking subsidiary, Bell Federal Savings and Loan Association of Bellevue, “Northwest Bancorp” refers to Northwest Bancorp, Inc. and “Northwest” collectively refers to Northwest Bancorp, MHC, Northwest Bancorp, Northwest Merger Subsidiary, Inc. and Northwest Savings Bank. Also, we refer to the merger between Northwest Merger Subsidiary, Inc. and First Bell Bancorp as the “merger,” the merger between Bell Federal Savings and Northwest Savings Bank as the “bank merger” and the agreement and plan of merger, dated as of March 11, 2003, among Northwest, First Bell Bancorp and Bell Federal Savings as the “merger agreement.” And finally, the term “First Bell Bancorp common stock” refers to our common stock and the accompanying rights pursuant to our stockholder rights plan.

This proxy statement is first being mailed to stockholders of First Bell Bancorp on or about April     , 2003.

Parties to the Merger (Page 9)

First Bell Bancorp and Bell Federal Savings.    First Bell Bancorp is a Delaware corporation that was organized in 1995 to be a holding company for Bell Federal Savings, a federally-chartered savings and loan association which was founded in 1891. Bell Federal Savings operates seven offices in Alleghany County, Pennsylvania, which are located in Bellevue, Wexford, Sewickley, Mt. Lebanon, Oakland, Ross Township and downtown Pittsburgh, Pennsylvania. At December 31, 2002, First Bell Bancorp had $892.9 million of consolidated assets and $73.7 million of consolidated stockholders’ equity. First Bell Bancorp’s principal executive offices are located at 300 Delaware Avenue, Suite 1704, Wilmington, Delaware 19801, and you may reach it by calling its telephone number there at (302) 427-7883 or at (412) 734-2700.

Northwest.    Northwest Bancorp, MHC is a federally-chartered mutual holding company which holds a majority of the outstanding common stock of Northwest Bancorp, Inc., a federally-chartered corporation. Northwest Bancorp is headquartered in Warren, Pennsylvania and its common stock is traded on the Nasdaq National Market under the symbol “NWSB.” Through Northwest Savings Bank, a Pennsylvania-chartered savings bank which was founded in 1896, and its other wholly-owned banking subsidiary, Jamestown Savings Bank, Northwest Bancorp conducts business through 136 banking offices located in central and western Pennsylvania, northeastern Ohio and southwestern New York. At December 31, 2002, Northwest Bancorp had $5.0 billion of consolidated assets and $337.1 million of consolidated stockholders’ equity. Northwest Merger Subsidiary, Inc. is a Delaware corporation which was founded by Northwest Bancorp solely to facilitate the acquisition of First Bell Bancorp. Northwest Bancorp’s principal executive offices are located at 301 Second Avenue, Warren, Pennsylvania 16365, and its telephone number is (814) 726-2140.

First Bell Bancorp Stockholders Will Receive $26.25 in Cash for Each Share of First Bell Bancorp Common Stock (Page 9)

Northwest and First Bell Bancorp propose a transaction in which First Bell Bancorp will become a wholly-owned subsidiary of Northwest Bancorp by virtue of the merger of Northwest Merger Subsidiary, Inc. with and into First Bell Bancorp. If the acquisition of First Bell Bancorp by Northwest is completed, you will have the right to receive $26.25 in cash, without interest, for each share of First Bell Bancorp common stock that you own as of the effective time of the merger. You will need to surrender your First Bell Bancorp stock certificates to receive the cash merger consideration, but you should not send us any certificates now. If the merger is completed, an exchange agent appointed by Northwest will send you detailed instructions on how to exchange your shares.

The Merger Will Be Taxable For First Bell Bancorp Stockholders (Page 35)

For federal income tax purposes, the merger will be treated as the sale to Northwest of all of the shares of First Bell Bancorp common stock. You will recognize taxable gain or loss equal to the difference between the cash payment (i.e., $26.25 per share) that you receive for your shares of First Bell Bancorp common stock and your adjusted tax basis in your shares that you exchange for that payment. The gain or loss will be either long-term capital gain or short-term capital gain depending on the length of time you have held your shares of First Bell Bancorp common stock.

Tax matters are complicated, and the tax consequences of the merger may vary among stockholders. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement. You should therefore consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Outstanding First Bell Bancorp Stock Options Will Be Cancelled for Their Cash Value to the Extent They Are Not Exercised Prior to the Merger (Page 19)

At the effective time of the merger, each outstanding and unexercised option to purchase shares of First Bell Bancorp common stock issued under the First Bell Bancorp stock option plan will be terminated and each holder will be entitled to receive in consideration for such option a cash payment from First Bell Bancorp at the closing of the merger in an amount equal to the difference between $26.25 and the per share exercise price of the option, multiplied by the number of shares covered by the option, less any required tax withholdings.

We Have Received an Opinion From Our Financial Advisor That the Cash Merger Consideration Is Fair To First Bell Bancorp’s Stockholders from a Financial Point Of View (Page 13)

Among other factors considered in deciding to approve the merger agreement, our board of directors received the written opinion of our financial advisor, Lehman Brothers, that, as of March 11, 2003 (the date on which our board of directors approved the merger agreement), and subject to the assumptions, limitations and qualifications set forth in the opinion, the $26.25 per share merger consideration is fair, from a financial point of view, to the holders of First Bell Bancorp common stock. This opinion is included as Annex II to this proxy statement. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Lehman Brothers in providing its opinion. Lehman Brothers’ opinion is directed to the First Bell Bancorp board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger, including how to vote.

The Annual Meeting (Page 6)

The annual meeting will be held at 3:00 p.m., local time, on , May , 2003, at 629 Lincoln Avenue, Bellevue, Pennsylvania. At the annual meeting, you will be asked to approve and adopt the merger agreement, to elect three directors, to ratify the appointment of our independent auditors for 2003, to approve a proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the annual meeting to approve the merger agreement and to act on any other matters that may properly come before the annual meeting.

Record Date; Vote Required to Approve the Merger Agreement (Page 6)

You can vote at the annual meeting if you owned shares of First Bell Bancorp common stock as of the close of business on April , 2003. On that date, there were 4,535,714 shares of First Bell Bancorp common stock outstanding. You will have one vote at the annual meeting for each share of First Bell Bancorp common stock that you owned of record on that date, subject to the restrictions on voting contained in First Bell Bancorp’s certificate of incorporation.

The affirmative vote of the holders of a majority of the outstanding shares of First Bell Bancorp common stock is necessary to approve and adopt the merger agreement on behalf of First Bell Bancorp.

The directors of First Bell Bancorp have agreed with Northwest to vote their shares of First Bell Bancorp common stock in favor of adoption of the merger agreement. These individuals own in the aggregate approximately 5.6% of the outstanding shares of First Bell Bancorp common stock (exclusive of unexercised stock options).

Our Board of Directors Unanimously Recommends Approval and Adoption of the Merger Agreement by First Bell Bancorp Stockholders (Page 12)

Based on the reasons described elsewhere in this document, our board of directors believes that the merger agreement is fair to and in your best interests. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.

First Bell Bancorp and Northwest Must Meet Several Conditions to Complete the Merger (Page 21)

Completion of the merger depends on meeting a number of conditions, including the following:

•	stockholders of First Bell Bancorp must approve and adopt the merger agreement by the requisite vote;

•	Northwest and First Bell Bancorp must receive all required regulatory approvals to complete the merger, and any waiting periods required by law must have passed;

•	there must be no order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated by the merger agreement;

•	the representations and warranties of each of Northwest and First Bell Bancorp in the merger agreement must be true and correct in accordance with the materiality standards set forth in the merger agreement, in each case as of the date of the merger agreement and as of the date of consummation of the merger;

•	Northwest and First Bell Bancorp must have performed in all material respects their respective obligations required to be performed under the merger agreement at or prior to the closing of the merger;

•	as of the date of consummation of the merger, dissenting shares shall not represent more than 10% of the outstanding shares of First Bell Bancorp common stock; and

•	Northwest shall have received an opinion of its counsel with respect to the effects of the transactions contemplated by the merger agreement for federal income tax purposes.

Unless prohibited by law, either Northwest or First Bell Bancorp could elect to waive any of the conditions for its benefit that have not been satisfied and complete the merger anyway.

The parties cannot be certain whether or when any of the conditions to the merger will be satisfied or waived where permissible, or that the merger will be completed.

The Parties Need to Obtain Various Regulatory Approvals In Order to Complete the Merger (Page 34)

To complete the merger and the other transactions contemplated by the merger agreement, the parties to the merger agreement need to obtain the approval of the Office of Thrift Supervision, or OTS, the Federal Deposit Insurance Corporation, or FDIC, and the Pennsylvania Department of Banking. The U.S. Department of Justice may provide input into the approval process of a federal banking agency and will have between 15 and 30 days following any approval by a federal banking agency to challenge the approval on antitrust grounds. Northwest and First Bell Bancorp [have filed] all necessary applications with applicable regulatory authorities but cannot predict whether or when all required regulatory approvals will be obtained.

The Merger Agreement May Be Terminated By the Parties (Page 28)

The merger agreement may be terminated at any time (even after approval of the merger by the First Bell Bancorp stockholders) as follows:

•	by mutual consent of the parties;

•	by Northwest or First Bell Bancorp if the merger is not completed by December 31, 2003 (other than as a result of a terminating party’s failure to perform an obligation under the merger agreement);

•	by Northwest or First Bell Bancorp if the stockholders of First Bell Bancorp do not approve the merger agreement (other than as a result of a terminating party’s failure to perform an obligation under the merger agreement);

•	by Northwest or First Bell Bancorp if an applicable regulatory authority formally disapproves the proposed acquisition;

•	by Northwest or First Bell Bancorp if the other party materially breaches any of its representations, warranties, covenants or agreements under the merger agreement and the breach has not been cured within 30 days of written notice of the breach;

•	by Northwest, if First Bell Bancorp has received a superior proposal and, in accordance with the terms of the merger agreement, either entered into a merger agreement with respect to the superior proposal or withdrawn its recommendation of the merger agreement with Northwest, failed to make such recommendation or modified or qualified such recommendation in a manner adverse to Northwest; or

•	by First Bell Bancorp, if it has received a superior proposal and, in accordance with the terms of the merger agreement, has determined to enter into a merger agreement with respect to the superior proposal, provided that it provides Northwest with five business days written notice of the superior proposal and a reasonable opportunity during this period to modify the terms of the merger agreement in a manner which would enable First Bell Bancorp to proceed with the planned merger with Northwest on such adjusted terms.

First Bell Bancorp is Obligated To Pay Northwest a Termination Fee Under Certain Circumstances (Page 29)

As a material inducement to Northwest to enter into the merger agreement, we agreed to pay Northwest a termination fee of $6.0 million under certain circumstances, all of which are dependant on our receipt of a superior proposal.

Certain Directors and Officers of First Bell Bancorp Have Interests in the Merger Which Differ From Your Interests as a First Bell Bancorp Stockholder (Page 30)

Some of our directors and executive officers have agreements, stock options and other benefit plans or arrangements that provide them with interests in the merger that are different from, or in addition to, your interests. These interests arise from the merger agreement and because of rights under benefits and compensation plans or arrangements maintained by First Bell Bancorp or Bell Federal Savings and, in the case of the executive officers, under employment agreements, and include the following:

•	the payment by First Bell Bancorp of $1.48 million to Albert H. Eckert, II, President and Chief Executive Officer of First Bell Bancorp and Bell Federal Savings, and $665,000 to Jeffrey M. Hinds, Executive Vice President and Chief Financial Officer of First Bell Bancorp and Bell Federal Savings, immediately prior to consummation of the merger in consideration for the termination of their existing employment agreements with First Bell Bancorp and Bell Federal Savings upon consummation of the merger;

•	the payment by Northwest of $600,000 and $450,000 to Messrs. Eckert and Hinds, respectively, upon consummation of the merger in consideration of their execution of noncompetition agreements with Northwest;

•	the holding by directors, including Messrs. Eckert and Hinds, of outstanding stock options under First Bell Bancorp’s stock option plan, all of which were vested and exercisable prior to the execution of the merger agreement;

•	Northwest’s agreement to establish an advisory board of directors composed of the current directors of First Bell Bancorp and to pay these persons fees for service on this advisory board during the one-year period following the merger at the current level received by them for service as directors of First Bell Bancorp;

•	the allocation under the Bell Federal Savings employee stock ownership plan, or ESOP, of surplus shares of First Bell Bancorp common stock to participating Bell Federal Savings employees following termination of the ESOP and the complete repayment of the outstanding loan to the ESOP upon consummation of the merger; and

•	Northwest’s agreement to provide, as well as to honor certain existing rights to, indemnification for directors and officers of First Bell Bancorp and its subsidiaries and to maintain directors’ and officers’ indemnification insurance for such persons for a period of six years following the merger.

Our board of directors was aware of these factors and considered them in approving the merger and the merger agreement.

First Bell Bancorp Stockholders Have Dissenters’ Rights In Connection With the Merger (Page 37)

Under Delaware law, holders of First Bell Bancorp common stock have the right to dissent from the merger and, if the merger is consummated and all requirements of Delaware law are satisfied by holders seeking to exercise dissenters’ rights, to receive payment equal to the fair value of their shares of First Bell Bancorp common stock, determined in the manner set forth in Delaware law. The procedures which must be followed in connection with the exercise of dissenters’ rights by dissenting stockholders are described herein under “The Merger—Dissenters’ Rights” and in Section 262 of the Delaware General Corporation Law, a copy of which is attached as Annex III to this document. A stockholder seeking to exercise dissenters’ rights must deliver to First Bell Bancorp, before the stockholder vote on the merger agreement at the special meeting, a written objection to the merger stating that he or she intends to demand payment for his or her shares through the exercise of his or her statutory appraisal rights and must not vote his or her shares in favor of approval of the merger agreement. Failure to take any required step in connection with the exercise of such rights may result in termination or waiver thereof.

THE ANNUAL MEETING

Time, Date and Place

An annual meeting of stockholders of First Bell Bancorp will be held at 3:00 p.m., local time, on        , May    , 2003 at 629 Lincoln Avenue, Bellevue, Pennsylvania.

Matters to be Considered

The purposes of the annual meeting are to consider and approve and adopt the merger agreement, to elect three directors, to ratify the appointment of First Bell Bancorp’s independent auditors for 2003, to consider and approve a proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to approve the merger agreement and to consider any other matters that may be properly submitted for a vote at the annual meeting. At this time, the First Bell Bancorp board of directors is unaware of any matters, other than set forth in the preceding sentence, that may be presented for action at the annual meeting.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on April    , 2002 has been fixed by First Bell Bancorp as the record date for the determination of holders of First Bell Bancorp common stock entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the annual meeting. At the close of business on the record date, there were 4,535,714 shares of First Bell Bancorp common stock outstanding and entitled to vote. Each share of First Bell Bancorp common stock entitles the holder to one vote at the annual meeting on all matters properly presented at the meeting, subject to the restrictions on voting contained in First Bell Bancorp’s certificate of incorporation, as described below.

As provided in First Bell Bancorp’s certificate of incorporation, record holders of First Bell Bancorp common stock who beneficially own in excess of 10% of the outstanding shares of common stock (the “Limit”) are not entitled to any vote in respect of the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as persons acting in concert with, such person or entity. First Bell Bancorp’s certificate of incorporation authorizes the board of directors (i) to make all determinations necessary to implement and apply the Limit and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit to supply information to First Bell Bancorp to enable the board of directors to implement and apply the Limit.

How to Vote Your Shares

Stockholders of record may vote by telephone, via the Internet, by mail or by attending the annual meeting and voting in person.

•	Voting by Telephone: You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using individual control numbers. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Voting via the Internet: You can vote via the Internet by accessing the web site listed on your proxy card and following the instructions you will find on the web site. Internet voting is available 24 hours a day. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Voting by Mail: If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the annual meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

Any stockholder executing a proxy may revoke it at any time before it is voted by:

•	delivering to the secretary of First Bell Bancorp prior to the annual meeting a written notice of revocation addressed to Robert C. Baierl, Secretary, First Bell Bancorp, Inc., 532 Lincoln Avenue, Pittsburgh, Pennsylvania 15202;

•	delivering to First Bell Bancorp prior to the annual meeting a properly executed proxy with a later date; or

•	attending the annual meeting and voting in person.

Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy.

Each proxy returned to First Bell Bancorp (and not revoked) by a holder of First Bell Bancorp common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval and adoption of the merger agreement, “FOR” approval of the nominees for director identified herein and “FOR” each of the other proposals described herein.

At this time, the First Bell Bancorp board of directors is unaware of any matters, other than set forth above, that may be presented for action at the annual meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Votes Required

A quorum, consisting of the holders of a majority of the issued and outstanding shares of First Bell Bancorp common stock, must be present in person or by proxy before any action may be taken at the annual meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

The affirmative vote of the holders of a majority of the outstanding shares of First Bell Bancorp common stock, voting in person or by proxy, is necessary to approve the merger agreement on behalf of First Bell Bancorp. The three persons receiving the greatest number of votes will be elected as directors of First Bell Bancorp. The affirmative vote of a majority of the votes cast on the matter at the annual meeting is required to approve (i) the proposal to ratify the appointment of First Bell Bancorp’s independent auditors for 2003, (ii) the proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and (iii) any other matter properly submitted to stockholders for their consideration at the annual meeting.

Any “broker non-votes” submitted by brokers or nominees in connection with the annual meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the proposals to approve the merger agreement and to adjourn the annual meeting are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the annual meeting. Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the outstanding shares of First Bell Bancorp common stock, abstentions and broker “non-votes” will have the same effect as a vote against the proposal to approve the merger agreement at the annual meeting. And for the same reason, the failure of a First Bell Bancorp stockholder to vote by proxy or in person at the annual meeting will have the effect of a vote against this proposal. Because of the votes required for the election of directors and approval of the other proposals, abstentions and broker “non-votes” will have no effect on these matters.

The directors of First Bell Bancorp (which include its two executive officers) collectively owned approximately 5.6% of the outstanding shares of First Bell Bancorp common stock as of the record date for the annual meeting (exclusive of unexercised stock options). These persons have entered into letter agreements with Northwest pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. See “Certain Beneficial Owners of First Bell Bancorp Common Stock” beginning on page 53 and “The Merger—Letter Agreements” on page 37.

Solicitation of Proxies

First Bell Bancorp will pay for the costs of mailing this document to its stockholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of First Bell Bancorp and its subsidiaries may solicit proxies from stockholders of First Bell Bancorp in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and First Bell Bancorp will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

First Bell Bancorp has retained John Enright, a former principal in Myerson & Associates, a marketing firm, to assist it in the solicitation of proxies. The fee payable to such person in connection with the merger is $        , plus reimbursement for reasonable out-of-pocket expenses.

THE MERGER

(Proposal One)

Parties to the Merger

The parties to the merger agreement are briefly described below.

First Bell Bancorp and Bell Federal Savings.    First Bell Bancorp is a Delaware corporation that was organized in 1995 to be a holding company for Bell Federal Savings, a federally-chartered savings and loan association which was founded in 1891. Bell Federal Savings operates seven offices in Alleghany County, Pennsylvania, which are located in Bellevue, Wexford, Sewickley, Mt. Lebanon, Oakland, Ross Township and downtown Pittsburgh, Pennsylvania. At December 31, 2002, First Bell Bancorp had $892.9 million of consolidated assets and $73.7 million of consolidated stockholders’ equity. First Bell Bancorp’s principal executive offices are located at 300 Delaware Avenue, Suite 1704, Wilmington, Delaware 19801, and you may reach it by calling its telephone number there at (302) 427-7883 or at (412) 734-2700.

Northwest.    Northwest Bancorp, MHC is a federally-chartered mutual holding company which holds a majority of the outstanding common stock of Northwest Bancorp, Inc., a federally-chartered corporation. Northwest Bancorp is headquartered in Warren, Pennsylvania and its common stock is traded on the Nasdaq National Market under the symbol “NWSB.” Through Northwest Savings Bank, a Pennsylvania-chartered savings bank which was founded in 1896, and its other wholly-owned banking subsidiary, Jamestown Savings Bank, Northwest Bancorp conducts business through 136 banking offices located in central and western Pennsylvania, northeastern Ohio and southwestern New York. At December 31, 2002, Northwest Bancorp had $5.0 billion of consolidated assets and $337.1 million of consolidated stockholders’ equity. Northwest Merger Subsidiary, Inc. is a Delaware corporation which was founded by Northwest Bancorp solely to facilitate the acquisition of First Bell Bancorp. Northwest Bancorp’s principal executive offices are located at 301 Second Avenue, Warren, Pennsylvania 16365, and its telephone number is (814) 726-2140.

Acquisition Structure

Subject to the terms and conditions set forth in the merger agreement, Northwest Merger Subsidiary will be merged with and into First Bell Bancorp. Promptly following consummation of the merger, Bell Federal Savings will be merged with and into Northwest Savings Bank and First Bell Bancorp will be liquidated into Northwest Bancorp.

Merger Consideration

At the effective time of the merger, each share of First Bell Bancorp common stock issued and outstanding immediately prior to the effective time of the merger (other than certain shares held directly or indirectly by First Bell Bancorp and Northwest or any dissenting shares) will be cancelled and converted automatically into the right to receive from Northwest $26.25 in cash, without interest.

After the completion of the merger, holders of certificates that prior to the merger represented issued and outstanding shares of First Bell Bancorp common stock will have no rights with respect to those shares except for the right to surrender the certificates for the merger consideration. After the completion of the merger, holders of First Bell Bancorp common stock will have no continuing equity interest in First Bell Bancorp or Northwest, and, therefore, will not share in future earnings, dividends or growth of First Bell Bancorp or Northwest.

Effective Time of the Merger

The merger will become effective when a certificate of merger, executed in accordance with the relevant provisions of the Delaware General Corporation Law, is filed with the Secretary of State of the State of Delaware

(or such later time as may be set forth in the certificate of merger), which will not be done unless and until all conditions to the obligations of the parties to consummate the merger are satisfied or waiver where permissible. See “—Conditions to the Merger,” beginning on page 21.

Background of the Merger

Since Bell Federal Savings converted from the mutual to the stock form of organization in June 1995, our board of directors and management have from time to time considered various strategic alternatives as part of their continuing efforts to enhance our community banking franchise and to maximize stockholder value. Our board also has sought to enhance stockholder value through quarterly cash dividends, a special one-time dividend of $3.00 per share declared at the end of 1996 and share repurchase programs.

Over the years, our chief executive officer, Albert H. Eckert, II, has from time to time met with representatives of other financial institutions to preliminarily discuss a potential acquisition of or combination with First Bell Bancorp. A number of these meetings were held in 1999 and although they did not result in any proposals or meaningful discussions regarding an acquisition of First Bell Bancorp, we retained, by letter agreement dated January 14, 2000, Lehman Brothers to assist us in connection with merger and acquisition activities.

In October and November 2002, Mr. Eckert engaged in discussions with Lehman Brothers to informally evaluate First Bell Bancorp’s strategic alternatives, as he had from time to time in the past since our retention of Lehman Brothers in early 2000. On December 16, 2002, representatives of Lehman Brothers met with our board of directors to discuss First Bell Bancorp’s strategic alternatives, including the merits of and considerations relating to a potential sale of First Bell Bancorp. During this meeting, representatives of Lehman Brothers also provided an analysis of the landscape for mergers and acquisitions nationally and regionally, presented Lehman Brothers’ perspective on potential acquirers of First Bell Bancorp and discussed the timing and mechanics of a potential sale process. Following the presentation, our board of directors voted unanimously to give Lehman Brothers the authority to begin contacting potential acquirers. Our board of directors made this decision because of its belief that the consistent record of profitability of First Bell Bancorp and the increase in the market price of the First Bell Bancorp common stock may have made a merger with another financial institution more attractive than it had been in recent years, as well as due to concerns regarding the volatility of the equity market and economic conditions and the effects of potential increases in interest rates. In connection with this decision our board of directors expressed a clear preference for an all-cash transaction given the volatile state of the equity market in general and bank stock prices in particular.

On November 22 and 27, 2002, Jewelcor Management Inc., or Jewelcor, which is controlled by Mr. Seymour Holtzman and his wife, filed a Schedule 13D with the Securities and Exchange Commission, or SEC, disclosing that it had acquired 234,148 shares of First Bell Bancorp common stock, which represented 5.04% of the outstanding shares, and that Mr. Holtzman may seek to meet with our board of directors to review and analyze ways to maximize stockholder value, including the potential value that could be achieved by us as an independent institution versus the value that could be obtained from a potential sale of us. In 1999 and 2000, Jewelcor submitted stockholder proposals at our annual meetings of stockholders requesting that we sell First Bell Bancorp, and at our annual meeting of stockholders in 2001, Jewelcor submitted a proposal that we amend our certificate of incorporation and bylaws to eliminate certain provisions which generally are intended to deter attempts to acquire control of First Bell Bancorp without the approval of our board of directors. Stockholders of First Bell Bancorp overwhelmingly defeated each of these proposals. From December 2002 through February 2003, Jewelcor filed several amendments to its Schedule 13D, including an amendment disclosing that it had sent materials to us nominating Mr. Holtzman and two other persons for election to our board of directors at the upcoming annual meeting of stockholders and that Jewelcor or Mr. Holtzman may seek the sale of First Bell Bancorp. Finally, by letter dated February 10, 2003, Mr. Holtzman requested the opportunity to meet with our board of directors. Having already commenced a review and analysis of First Bell Bancorp’s strategic alternatives prior to Jewelcor’s initial filing on Schedule 13D, as discussed above, we elected to not engage in any discussions with Jewelcor or Mr. Holtzman regarding their requests and objectives until the marketing process in which we were involved had been completed.

The initial marketing strategy was to contact acquirers which had the ability to finance an all-cash acquisition of First Bell Bancorp. However, we and Lehman Brothers elected to solicit interest from all probable buyers in a one-stage process after some smaller companies contacted us following announcements made by Jewelcor and Mr. Holtzman.

Commencing on December 20, 2002, Lehman Brothers contacted or was contacted by 11 potential acquirers, eight of which executed confidentiality agreements and received a descriptive binder of information on First Bell Bancorp and a bid instruction letter. On January 23, 2003, three of these companies submitted a preliminary indication of interest in acquiring First Bell Bancorp to Lehman Brothers and a fourth company submitted a letter stating that it declined to submit a preliminary offer at this time but that it was interested in discussing a potential acquisition of First Bell Bancorp on a one-on-one basis. The preliminary indications of interest consisted of a preliminary offer by Northwest to acquire First Bell Bancorp for $25 per share in an all-cash transaction, a preliminary offer by Company A to acquire First Bell Bancorp for $25-$26 per share in an all-cash transaction and a preliminary offer by Company B to acquire First Bell Bancorp for $22-$26 per share in a transaction in which 60% of the merger consideration would be paid in common stock of Company B and the other 40% would be paid in cash.

Our board of directors met on January 27, 2003 to review and evaluate the preliminary offers to acquire First Bell Bancorp. Represantives of Lehman Brothers and Elias, Matz, Tiernan & Herrick L.L.P., our special counsel, were present at this meeting. Following discussion, our board of directors invited Northwest and Company A to conduct a due diligence review of First Bell Bancorp. Company B was not extended an invitation in this regard primarily because of the wide price range in its preliminary offer and its proposal to pay 60% of the merger consideration in its common stock.

In late January 2003, during the period that Northwest and Company A were conducting due diligence reviews of us, Company C, an out-of-state financial institution which had not previously been contacted by Lehman Brothers, contacted Lehman Brothers to indicate its interest in acquiring First Bell Bancorp. After executing a confidentiality agreement, Company C was provided the same information about us that had previously been provided to other potential acquirers. On February 4, 2003, Company C submitted to Lehman Brothers a preliminary indication of interest in acquiring us for $27-$29 per share in a transaction in which 50% of the merger consideration would be paid in common stock of Company C and 50% would be paid in cash. On the basis of this preliminary offer, Company C also was allowed to conduct a due diligence review of us.

On February 18, 2003, Lehman Brothers received final indications of interest to acquire us from Northwest and Company C, and on February 19, 2003, Lehman Brothers received a final indication of interest to acquire us from Company A. Northwest proposed to acquire us for $26.25 per share in an all-cash transaction and Company A proposed to acquire us for $24.00 per share in an all-cash transaction. Company C proposed to acquire us in a transaction in which 50%-55% of the merger consideration would be paid in common stock of Company C and the remainder of the merger consideration would be paid in cash. The per share value to be received by First Bell Bancorp stockholders in this transaction amounted to $26.75 based on the then current market price of the Company C common stock and would fluctuate prior to closing of the transaction if the average price of the Company C common stock during a specified 10-day period prior to the closing increased or decreased by more than 10% from its then current market price.

On February 20, 2003, our board of directors met to consider the final indications of interest submitted by Northwest, Company A and Company C. Also attending this meeting were representatives of Lehman Brothers and, by telephone conference call, representatives of Elias, Matz, Tiernan & Herrick L.L.P. At this meeting Lehman Brothers provided its financial analyses of the final proposals, which included a detailed presentation regarding the operations, financial condition and performance of Company C and considerations relating to its common stock, and representatives of Elias, Matz, Tiernan & Herrick L.L.P. discussed legal considerations relating to the final proposals. At the conclusion of the discussion, our board of directors elected to pursue a transaction with Northwest notwithstanding the higher initial price offered by Company C. In making this decision the board of directors considered the current volatility in the equity markets and the effects of potential fluctuations in the price of the common stock of Company C on the aggregate merger consideration offered by it, in comparison to the price certainty represented by Northwest’s all-cash proposal, as well as information regarding the operations, financial condition and performance of Company C and its common stock.

On February 21, 2003, Lehman Brothers, on behalf of First Bell Bancorp, contacted Northwest to inform it that it was the preferred acquirer and contacted each of Company A and Company C to advise it that First Bell Bancorp did not intend to pursue a transaction with it at this time.

During the period February 24-March 11, 2003, Northwest and First Bell Bancorp prepared and negotiated the merger agreement and related documents and Northwest continued its due diligence review of us.

On March 11, 2003, our board of directors met to consider the proposal merger agreement with Northwest and related documents. At this meeting, a representative of Elias, Matz, Tiernan & Herrick L.L.P. briefed the board of directors on final negotiations concerning the merger agreement and related matters and made a detailed presentation of the proposed merger agreement and related documentation. During this meeting, Lehman Brothers delivered a written opinion to the First Bell Bancorp board of directors that, as of March 11, 2003, and subject to the assumptions, limitations and qualifications set forth in the opinion, the $26.25 per share merger consideration is fair, from a financial point of view, to the holders of First Bell Bancorp common stock. Following its consideration of these presentations, our board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Northwest and First Bell Bancorp issued a joint press release announcing the merger early on March 12, 2003.

Recommendation of the First Bell Bancorp Board of Directors and Reasons for the Merger

Our board of directors has unanimously approved the merger agreement and unanimously recommends that First Bell Bancorp stockholders vote “FOR” approval and adoption of the merger agreement.

Our board of directors has determined that the merger is fair to, and in the best interests of, First Bell Bancorp and its stockholders. In approving the merger agreement, our board consulted with Lehman Brothers with respect to the financial aspects and fairness of the merger consideration, from a financial point of view, to the holders of First Bell Bancorp common stock and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, our board also considered a number of factors, including the following:

•	the board’s familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of First Bell Bancorp;

•	the current and prospective environment in which First Bell Bancorp operates, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•	the financial presentation of Lehman Brothers and the opinion of Lehman Brothers that, as of March 11, 2003 (the date on which our board of directors adopted the merger agreement, and subject to the assumptions, limitations and qualifications set forth in the opinion, the $26.25 per share merger consideration is fair, from a financial point of view, to the holders of First Bell Bancorp common stock (see “—Opinion of First Bell Bancorp’s Financial Advisor,” beginning on page 13);

•

the historical market prices of the First Bell Bancorp common stock and the fact that the $26.25 per share merger consideration represented a 22% premium over the per share closing price of the First Bell

Bancorp common stock on the business day before the merger was announced (see “Market for Common Stock and Dividends” on page 52);

•	results that could be expected to be obtained by First Bell Bancorp if it continued to operate independently, and the likely benefits to stockholders of such course, as compared with the value of the merger consideration being offered by Northwest;

•	the ability of Northwest to pay the aggregate merger consideration and to receive the requisite regulatory approvals in a timely manner;

•	the fact that the consideration to be received in the merger is cash, thus eliminating any uncertainty in valuing the merger consideration to be received by First Bell Bancorp stockholders, and that this consideration would result in a fully-taxable transaction to First Bell Bancorp stockholders;

•	the process conducted by Lehman Brothers to identify potential acquirers of First Bell Bancorp and to assist the board of directors in obtaining the highest value reasonably available to stockholders of First Bell Bancorp under the circumstances, as discussed above, as well as considerations relating to the operations, financial condition and performance of Company C and its common stock;

•	the terms and conditions of the merger agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, a provision which permits First Bell Bancorp’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, a third party which has submitted an unsolicited proposal to acquire First Bell Bancorp, a provision which permits First Bell Bancorp to terminate the merger agreement with Northwest in the event that it received an unsolicited proposal to acquire First Bell Bancorp which was deemed to be superior to the proposed transaction with Northwest and a provision providing for First Bell Bancorp’s payment of a termination fee to Northwest if the merger agreement is terminated under certain circumstances and the effect such termination fee could have on a third party’s decision to propose a merger or similar transaction to First Bell Bancorp at a higher price than that contemplated by the merger with Northwest;

•	the effects of the merger on First Bell Bancorp’s depositors and customers and the communities served by First Bell Bancorp, which was deemed to be favorable given that they would be served by a geographically diversified organization which had greater resources than First Bell Bancorp; and

•	the effects of the merger on First Bell Bancorp’s employees, including the prospects for employment with a large, growing organization such as Northwest and the severance and other benefits agreed to be provided by Northwest to employees whose employment was terminated in connection with the merger.

The discussion and factors considered by our board of directors is not intended to be exhaustive, but includes all material factors considered. In approving the merger agreement, the First Bell Bancorp board did not assign any specific or relative weights to any of the foregoing factors and individual directors may have weighted factors differently.

Opinion of First Bell Bancorp’s Financial Advisor

On March 11, 2003, Lehman Brothers rendered its opinion to First Bell Bancorp’s Board of Directors that as of such date, and based upon and subject to certain matters stated therein, from a financial point of view, the consideration to be offered by Northwest to the stockholders of First Bell Bancorp in the proposed merger was fair to such stockholders.

The full text of Lehman Brothers’ written opinion, dated March 11, 2003 is attached as Annex II to this proxy statement. Stockholders may read such opinion for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Lehman Brothers in rendering its opinion. The following is a summary of the Lehman Brothers opinion and the methodology that Lehman Brothers used to render it.

Lehman Brothers’ advisory services and opinion were provided for the information and assistance of the First Bell Bancorp board of directors in connection with its consideration of the proposed merger. The Lehman Brothers opinion is not intended to be and does not constitute a recommendation to any stockholder of First Bell Bancorp as to how such stockholder should vote in connection with the merger. Lehman Brothers was not requested to opine as to, and the Lehman Brothers opinion does not address, First Bell Bancorp’s underlying business decision to proceed with or effect the merger.

In arriving at its opinion, Lehman Brothers reviewed and analyzed:

(1)  the merger agreement and the specific terms of the proposed merger;

(2)  publicly available information concerning First Bell Bancorp that Lehman Brothers believed to be relevant to its analysis, including First Bell Bancorp’s annual report on Form 10-K for the year ended December 31, 2001, Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002 and First Bell Bancorp’s earnings press release for the quarter and year ended December 31, 2002;

(3)  financial and operating information with respect to the business, operations and prospects of First Bell Bancorp furnished to Lehman Brothers by First Bell Bancorp, including financial projections for First Bell Bancorp for the period ending June 30, 2003 prepared by management of First Bell Bancorp;

(4)  a trading history of First Bell Bancorp’s common stock from June 28, 1995 to March 11, 2003 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

(5)  a comparison of the historical financial results and present financial condition of First Bell Bancorp with those of other companies that Lehman Brothers deemed relevant;

(6)  a comparison of the financial terms of the proposed merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant; and

(7)  the results of Lehman Brothers’ efforts to solicit indications of interest and proposals from potential acquirers of First Bell Bancorp and a comparison of the terms of all other proposals with the offer from Northwest.

In addition, Lehman Brothers had discussions with the management of First Bell Bancorp concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of First Bell Bancorp that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the projections prepared by management of First Bell Bancorp, upon advice of First Bell Bancorp’s management, Lehman Brothers assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of First Bell Bancorp as to the future financial performance of First Bell Bancorp. Lehman Brothers was not provided with, and did not have any access to, any detailed financial projections of First Bell Bancorp prepared by management of First Bell Bancorp for periods beyond June 30, 2003 and, upon advice of First Bell Bancorp’s management and with First Bell Bancorp’s consent, Lehman Brothers relied upon guidance from management of First Bell Bancorp with respect to the appropriate growth rates and other relevant measures of future financial performance in analyzing the potential future financial performance of First Bell Bancorp through fiscal 2008.

In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of First Bell Bancorp and did not make or obtain any evaluations or appraisals of the assets or liabilities of First Bell Bancorp. In addition, Lehman Brothers is not an expert in the evaluation of loan portfolios or allowances for loan losses and, upon advice of First Bell Bancorp, Lehman Brothers assumed that First Bell

Bancorp’s current allowances for loan losses would be in the aggregate adequate to cover all potential losses. The Lehman Brothers opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to First Bell Bancorp, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be offered by Northwest to the First Bell Bancorp stockholders in the proposed merger on the basis of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of First Bell Bancorp. None of First Bell Bancorp, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

The following is a summary of the material financial analyses used by Lehman Brothers in connection with providing its opinion to the First Bell Bancorp Board of Directors on March 11, 2003. Certain of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Lehman Brothers opinion.

Transaction Proposal.    Lehman Brothers calculated multiples which were based on the per share cash purchase price of $26.25. The price to book value per share multiple was 1.62 times based on First Bell Bancorp’s December 31, 2002 book value per share of $16.25. The price to tangible book value per share multiple was also 1.62 times. The price to trailing 12 months earnings per share multiple was 13.0 times based on earnings per share of $2.02 for the twelve months ended December 31, 2002. In addition, Lehman Brothers calculated a deposit premium (defined as the transaction value minus tangible equity divided by deposits) of 7.9% and a market premium of 22.4% based on the $21.44 closing price of the First Bell Bancorp common stock on March 10, 2003.

Comparable Companies Analysis.    In order to assess how the public market values shares of similar publicly traded companies, Lehman Brothers reviewed and compared specific financial and operating data relating to First Bell Bancorp with selected companies that Lehman Brothers deemed comparable to First Bell Bancorp. Specifically, Lehman Brothers included the following 11 publicly traded savings institutions located in the Mid-Atlantic region of the United States with total assets between $500 million and $2.5 billion:

• Fidelity Bancorp	• OceanFirst Financial
• First Sentinel Bancorp	• Pamrapo Bancorp
• First Keystone Financial	• Parkvale Financial
• FMS Financial	• PennFed Financial
• Harleysville Savings Financial	• TF Financial
• Hudson River Bancorp

For each of the selected comparable companies, Lehman Brothers calculated the multiple of the market price per share to book value per share, tangible book value per share and latest twelve months (“LTM”) earnings per share. Lehman Brothers then derived implied values for First Bell Bancorp by applying the low, median and high multiples for the comparable companies to comparable data for First Bell Bancorp as of and for the last twelve months ended December 31, 2002. As illustrated in the following table, Lehman Brothers derived an imputed range of values per First Bell Bancorp share of $16.19 to $22.72 based upon the low multiples, $24.39 to $27.54 based upon the median multiples and $31.94 to $35.68 based upon the high multiples.

	Low Multiple	Implied Value	Median Multiple	Implied Value	High Multiple	Implied Value
Price / Book Value	1.00x	$16.19	1.50x	$24.39	2.17x	$35.24
Price / Tangible Book Value	1.08x	$17.56	1.52x	$24.66	2.20x	$35.68
Price / LTM Earnings	11.2x	$22.72	13.6x	$27.54	15.8x	$31.94

Because of the inherent differences between the businesses, operations, financial condition and prospects of First Bell Bancorp and the businesses, operations, financial conditions and prospects of the companies included in the comparable companies analysis, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable companies analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of First Bell Bancorp and the companies included in the comparable companies analysis that would affect the public trading values of each.

Comparable Transactions Analysis.    Lehman Brothers reviewed publicly available information for 22 transactions announced nationwide from January 1, 2001 to March 10, 2003 involving publicly traded savings institutions as acquired institutions with transaction values between $50 million and $250 million. The selected transactions considered by Lehman Brothers are listed below:

Acquirer	Target
FirstBank NW Corp.	Oregon Trail Financial Corp.
SunTrust Banks	Lighthouse Financial Services
Seacoast Financial Services	Bay State Bancorp
MAF Bancorp	Fidelity Bancorp
Sky Financial Group	Metropolitan Financial Corp.
BB&T Corp.	Equitable Bank
IBERIABANK	Acadiana Bancshares
Banknorth Group	Warren Bancorp
First Niagara Financial Group	Finger Lakes Bancorp
Royal Bank of Canada	Eagle Bancshares
R&G Financial	Crown Group

Acquirer	Target
National Bank of Greece	Yonkers Financial
FirstFed America Bancorp	People’s Bancshares
BankAtlantic Bancorp	Community Savings Bankshares
Hudson River Bancorp	Ambanc Holding Co.
American Financial Holdings	American Bank of Connecticut
National Commerce Financial	SouthBanc Shares
Banknorth Group	MetroWest Bank
FBOP	Bank Plus
SouthTrust	CENIT Bancorp
Connecticut Bancshares	First Federal of East Hartford
Charter One Financial	Alliance Bancorp

For the comparable transactions, Lehman Brothers reviewed, to the extent publicly available, the multiples of transaction value per share to book value per share, tangible book value per share and LTM earnings per share at the time of each transaction’s announcement. Lehman Brothers also reviewed the deposit premium (defined as the transaction value minus tangible book value divided by deposits) for the comparable transactions at the time of announcement. For each of the comparable transactions, Lehman Brothers also calculated the premium per share paid by the acquirer compared to the share price of the target company prevailing one day prior to the announcement of the transaction. Lehman Brothers then derived implied values for First Bell Bancorp by applying the low, median and high multiples and premiums for the selected transactions to comparable data for First Bell Bancorp as of and for the last twelve months ended December 31, 2002. As illustrated in the following table, Lehman Brothers derived an imputed range of values per First Bell Bancorp share of $18.12 to $24.28 based upon the low multiples and premiums, $27.32 to $31.64 based upon the median multiples and premiums and $35.52 to $57.29 based upon the high multiples and premiums. Lehman Brothers compared the various implied values to the $26.25 purchase price in the transaction.

	Low Multiple		Implied Value	Median Multiple		Implied Value	High Multiple		Implied Value
Price / Book Value	1.12	x	$18.12	1.68	x	$27.32	3.32	x	$54.01
Price / Tangible Book	1.12	x	$18.14	1.68	x	$27.32	3.32	x	$54.01
Price / LTM Earnings	12.0	x	$24.28	15.7	x	$31.64	28.4	x	$57.29
Deposit Premium	2.5%		$19.49	9.4%		$28.35	23.9%		$47.16
Market Premium (1 Day)	7.5%		$23.03	30.8%		$28.04	65.7%		$35.52

In addition, Lehman Brothers compared the net interest margin and efficiency ratio of First Bell Bancorp for the quarter ended December 31, 2002 to the low, median and high net interest margins and efficiency ratios of the target companies within the comparable transaction analysis for the most recent quarters ended prior to each transaction’s announcement.

		Comparable Transactions
	First Bell Bancorp	Low	Median	High
Net Interest Margin	1.83%	1.53%	3.00%	4.66%
Efficiency Ratio	31.8%	43.9%	69.2%	123.3%

Because of the inherent differences between the businesses, operations, financial condition and prospects of First Bell Bancorp and the businesses, operations, financial conditions and prospects of the companies included in the comparable transactions analysis, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of First Bell Bancorp and the companies included in the comparable transaction analysis that would affect the acquisition values of each.

Discounted Dividends Analysis.    As a further part of its analysis, Lehman Brothers performed a discounted dividends analysis to estimate a range of present values per share of First Bell Bancorp common stock assuming First Bell Bancorp continued to operate as a stand-alone entity. This range was determined by adding (1) the present value, which is a representation of the current value of a sum that is to be received at a specified time in the future, of the estimated future after-tax dividends that First Bell Bancorp could generate through December 31, 2007, and (2) the present value of the terminal value, which is a representation of the ongoing value of an entity at a specified time in the future, of the First Bell Bancorp common stock.

In calculating a terminal value for the First Bell Bancorp common stock, Lehman Brothers applied multiples ranging from 8.0x to 13.0x to year 2008 estimated earnings per share. These multiples were used to approximate current stock market trading multiples for First Bell Bancorp as well as the multiple offered by Northwest in the proposed merger. The dividend stream and terminal value were then discounted back to present values using discount rates ranging from 8.0% to 12.0%. Lehman Brothers viewed these rates as the appropriate range of discount rates for a company with First Bell Bancorp’s risk characteristics.

In performing this analysis, Lehman Brothers used the financial projections for First Bell Bancorp for the six month period ending June 30, 2003 prepared by management of First Bell Bancorp and estimated full year 2003 earnings by annualizing these six month projections. For periods after 2003, based upon advice of First Bell Bancorp, earnings were assumed to increase at annual growth rates ranging from 4% to 7%. In addition, to determine a projected dividend stream that First Bell Bancorp could generate, based upon advice of First Bell Bancorp, Lehman Brothers assumed a constant dividend payout ratio of 34.7%, which represented First Bell Bancorp’s actual dividend payout ratio for the quarter ended December 31, 2002. Based on the above assumptions, Lehman Brothers derived a range of values per share of First Bell Bancorp common stock from $14.91 to $26.60.

Other Analyses.    Lehman Brothers also prepared an overview of the historical financial and stock market performance of Company C in order to analyze Company C’s offer. In addition, Lehman Brothers reviewed selected earnings estimates and analyst recommendations for Company C and analyzed available information regarding the ownership and trading characteristics of its common stock.

Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. First Bell Bancorp selected Lehman Brothers because of its expertise, reputation and familiarity with First Bell Bancorp and the depository industry generally and because its investment banking professionals have substantial experience in transactions comparable to the proposed merger.

First Bell Bancorp has agreed to pay to Lehman Brothers the compensation set forth in a letter agreement between the parties dated January 14, 2000. Pursuant to the letter agreement, First Bell Bancorp agreed to pay to Lehman Brothers (i) $10,000 upon execution of the letter agreement, (ii) $10,000 within five business days following any annual meeting at which certain stockholder proposals were voted upon and (iii) a cash fee in connection with an acquisition of First Bell Bancorp equal to .75% of the aggregate consideration if it is less than or equal to $90 million, 1.0% of the aggregate consideration if it is between $90 million and $100 million and 1.25% of the aggregate consideration if it exceeds $100 million. Based on the $26.25 per share merger price, the aggregate fee payable to Lehman Brothers upon consummation of the merger will be approximately $1.5 million. In addition, First Bell Bancorp has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the proposed merger and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement with First Bell Bancorp and the rendering of the Lehman Brothers opinion. Lehman Brothers has previously rendered investment banking services to First Bell Bancorp and has received customary fees for such services.

In the ordinary course of its business, Lehman Brothers may actively trade in the securities of First Bell Bancorp and Northwest for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Treatment of Stock Options and Restricted Stock

At the effective time of the merger, each outstanding and unexercised option to purchase shares of First Bell Bancorp common stock issued under the First Bell Bancorp stock option plan will be terminated and each holder will be entitled to receive in consideration for such option a cash payment from First Bell Bancorp at the closing in an amount equal to the difference between $26.25 and the per share exercise price of the option, multiplied by the number of shares covered by the option, less any required tax withholdings.

At the effective time of the merger, each unvested restricted share of First Bell Bancorp common stock granted under the Bell Federal Savings restricted stock plan which is outstanding immediately prior to the effective time of the merger shall vest and become free of any restrictions to which it is subject under the Bell Federal Savings restricted stock plan. Each holder of a share of restricted stock shall have the same rights to receive the merger consideration as are provided to other holders of First Bell Bancorp common stock pursuant to the merger agreement.

Surrender of Stock Certificates; Payment for Shares

Prior to the completion of the merger, Northwest shall appoint an exchange agent for the benefit of the holders of shares of First Bell Bancorp common stock in connection with the merger. At or prior to the effective time of the merger, Northwest Bancorp and/or Northwest Savings Bank will deliver to the exchange agent an amount of cash equal to the aggregate merger consideration.

No later than five business days following the completion of the merger, the exchange agent will mail to each holder of record of shares of First Bell Bancorp common stock a letter of transmittal disclosing the procedure for exchanging certificates representing shares of First Bell Bancorp common stock for the merger consideration. After the effective time, each holder of a certificate representing shares of issued and outstanding First Bell Bancorp common stock (except for certain shares held directly or indirectly held by First Bell Bancorp or Northwest and any dissenting shares) will, upon surrender to the exchange agent of a certificate for exchange together with a properly completed letter of transmittal, be entitled to receive $26.25 in cash, without interest, multiplied by the number of shares of First Bell Bancorp common stock represented by the certificate. No interest will be paid or accrued on the merger consideration upon the surrender of any certificate for the benefit of the holder of the certificate.

After one year after the consummation of the merger, Northwest may request the exchange agent to deliver to it any cash that remains unclaimed by the former stockholders of First Bell Bancorp. Any stockholders of First Bell Bancorp who have not exchanged their certificates after any such delivery may look only to Northwest for payment of the merger consideration. However, neither Northwest nor any other entity or person shall be liable to any holder of shares of First Bell Bancorp common stock for any consideration paid to a public official in accordance with applicable abandoned property, escheat or similar laws.

Financing the Transaction

Based on 4,535,714 shares of First Bell Bancorp common stock currently outstanding, less 180,444 unallocated shares held in a trust established pursuant to the Bell Federal Savings restricted stock plan, for which no merger consideration will be paid, the aggregate amount of consideration to be paid to First Bell Bancorp’s stockholders upon consummation of the merger will be approximately $114.3 million. This amount would increase by an additional $9.6 million if all options to purchase 364,405 shares of First Bell Bancorp common stock which are currently outstanding were exercised prior to the effective time of the merger. Northwest has represented and warranted in the merger agreement that it will have funds that are sufficient and available to pay the merger consideration to the stockholders of First Bell Bancorp following completion of the merger without having to incur borrowings or raise additional capital expressly for this purpose.

Board of Directors’ Covenant to Recommend the Merger Agreement

The merger agreement requires the board of directors of First Bell Bancorp to recommend approval and adoption of the agreement by the stockholders of First Bell Bancorp. The board of directors of First Bell Bancorp may fail to make such a recommendation, or withdraw, modify or change any such recommendation, if such board of directors, after having consulted with and considered the advice of outside counsel to First Bell Bancorp, has determined that the making of such recommendation, or the failure to so withdraw, modify or change such recommendation, could reasonably be deemed to constitute a breach of the fiduciary duties of such directors under Delaware law, provided that any such action in connection with an “acquisition proposal” must comply with the requirements described under “—No Solicitation” below.

No Solicitation

The merger agreement provides that neither First Bell Bancorp nor Bell Federal Savings will not, and will permit any of their directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit, encourage or facilitate any inquiries or the making of any offer or proposal regarding an acquisition proposal. The term “acquisition proposal” is generally defined in the merger agreement as any of the following involving First Bell Bancorp or any of its subsidiaries:

•	any offer or proposal for, or indication of interest in, a merger, consolidation, share exchange, recapitalization, business combination or similar transaction;

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of First Bell Bancorp;

•	a tender offer or exchange offer for 20% or more of the outstanding capital stock of First Bell Bancorp or the related filing of a registration statement under the Securities Act;

•	a public announcement of a proposal, plan or intention to do, or agreement to engage in, any of the foregoing.

The merger agreement also provides that, except as provided in the next paragraph, neither First Bell Bancorp nor Bell Federal Savings shall provide any non-public information or assistance in furtherance of, participate in any discussions or negotiations with, or provide any information to any person (other than Northwest or its affiliates or representatives) concerning an acquisition proposal or permit its officers, directors or other representatives to take such action.

The merger agreement allows First Bell Bancorp to:

•	furnish information to, or enter into discussions or negotiations with, any person that makes an unsolicited written bona fide proposal for an acquisition transaction if:

•	the board of directors of First Bell Bancorp is advised in writing by its financial advisor that such proposal may be superior to the merger with Northwest from a financial point of view to First Bell Bancorp’s stockholders;

•	the board of directors of First Bell Bancorp, after consultation with and based upon the advice of independent legal counsel, determines that failing to take such action could reasonably be expected to constitute a breach of its fiduciary duties under applicable law (a proposal which satisfies both provisions in these two bullet points is referred to as a “superior proposal”);

•

prior to furnishing any information to, or entering discussions with, that person, First Bell Bancorp has notified Northwest that it is furnishing information or entering into discussions or negotiations with such person and has entered into a confidentiality agreement with that person that is substantially identical to the confidentiality agreement between Northwest and First Bell Bancorp; and

•	the meeting of stockholders of First Bell Bancorp called to consider the merger agreement has not occurred;

•	take and disclose to its stockholders any position contemplated by the federal securities laws in connection with a tender offer or an exchange offer; or

•	prior to the meeting of stockholders of First Bell Bancorp called to consider the merger agreement, fail to make or withdraw or modify its recommendation to stockholders, if the board of directors of First Bell Bancorp determines, after consultation with and based upon the advice of independent legal counsel, that failure to take such action could reasonably be expected to constitute a breach of such directors’ fiduciary duties under applicable law.

First Bell Bancorp is required to promptly notify Northwest if First Bell Bancorp receives any inquiries, proposals or offers or requests for discussions or negotiations relating to an acquisition proposal.

Conditions to the Merger

Completion of the merger is subject to the satisfaction of conditions set forth in the merger agreement or, to the extent permitted by law, the waiver of those conditions by the party entitled to do so, at or before the effective time of the merger.

The obligations of First Bell Bancorp and Bell Federal Savings to consummate the merger and the bank merger are conditioned upon satisfaction or waiver of each of the following:

•	the merger agreement shall have been approved by the requisite vote of the stockholders of First Bell Bancorp;

•	Northwest shall have performed in all material respects all obligations required to be performed by it under the merger agreement prior to the effective time of the merger;

•	the representations and warranties of Northwest in the merger agreement must be true and correct as of the date of the merger agreement and as of the date of consummation of the merger, except as to any representation and warranty which specifically relates to an earlier date, and except that the representations and warranties of Northwest will be deemed to be true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably expected to have a material adverse effect on Northwest, provided that notwithstanding the foregoing, certain representations and warranties of Northwest dealing generally with organization, corporate authority and required regulatory approvals and consents with respect to the transactions contemplated by the merger agreement must be true and correct in all material respects;

•	all required regulatory approvals required to consummate the merger shall have been obtained and shall remain in full force and effect, and all notice and waiting periods required thereunder shall have expired or been terminated;

•	there shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated by the merger agreement; and

•	First Bell Bancorp shall have received a certificate from the president of Northwest Bancorp with respect to compliance with certain of the foregoing conditions to the obligations of First Bell Bancorp and Bell Federal Savings.

The obligations of Northwest to consummate the merger and the bank merger are conditioned upon satisfaction or waiver of each of the following:

•	the merger agreement shall have been approved by the requisite vote of the stockholders of Northwest;

•	First Bell Bancorp and Bell Federal Savings shall have performed in all material respects all obligations required to be performed by them under the merger agreement prior to the effective time of the merger;

•	the representations and warranties of First Bell Bancorp and Bell Federal Savings in the merger agreement must be true and correct as of the date of the merger agreement and as of the date of consummation of the merger, except as to any representation and warranty which specifically relates to an earlier date, and except that the representations and warranties of First Bell Bancorp and Bell Federal Savings will be deemed to be true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably expected to have a material adverse effect on First Bell Bancorp, provided that notwithstanding the foregoing, certain representations and warranties of First Bell Bancorp and Bell Federal Savings dealing generally with organization, corporate authority, required regulatory approvals and consents with respect to the transactions contemplated by the merger agreement and benefits payable upon termination of the employment of employees of First Bell Bancorp and Bell Federal Savings must be true and correct in all material respects;

•	all required regulatory approvals required to consummate the merger shall have been obtained and shall remain in full force and effect, and all notice and waiting periods required thereunder shall have expired or been terminated, and no such approval shall contain any condition (excluding conditions that are normally imposed by a regulatory authority in transactions involving the acquisition of insured institutions and their holding companies) which the board of directors of Northwest Bancorp reasonably determines in good faith would materially reduce the benefits of the merger to such a degree that Northwest Bancorp, in its good faith judgment, would not have entered into the merger agreement had such condition been known as of the date of the merger agreement;

•	there shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated by the merger agreement;

•	as of the date of consummation of the merger, dissenting shares shall not represent more than 10% of the outstanding shares of First Bell Bancorp common stock;

•	Northwest Bancorp shall have received an opinion of its counsel with respect to certain tax matters relating to the merger and the other transactions contemplated by the merger agreement, which matters are set forth on Exhibit C to the merger agreement; and

•	Northwest shall have received a certificate from the chairman of the board or the president of First Bell Bancorp with respect to compliance with certain of the foregoing conditions to the obligations of Northwest.

Under the terms of the merger agreement, “material adverse effect” means, with respect to First Bell Bancorp or Northwest Bancorp, any adverse effect (a) on its respective assets, financial condition or results of operations which is material to its respective assets, financial condition, results of operations or business on a consolidated basis, or (b) which would materially impair the ability of First Bell Bancorp or Northwest Bancorp, respectively, or any of their respective Affiliates, to perform its obligations under the merger agreement, or otherwise materially impede the consummation of the merger and the other transactions contemplated by the merger agreement, except in each case for any such effect caused by

•	changes in economic conditions affecting financial institutions generally, including but not limited to a change in interest rates generally,

•	any individual or combination of changes occurring after the date of the merger agreement in any Federal or state law, rule or regulation or in GAAP, which change(s) affect(s) financial institutions generally,

•	expenses incurred in connection with the merger agreement and the transactions contemplated thereby, or

•	the effects of any action or omission taken pursuant to the merger agreement or with the written consent of the other party or parties thereto.

Representations and Warranties of Northwest, First Bell Bancorp and Bell Federal Savings

First Bell Bancorp and Bell Federal Savings have made representations and warranties to Northwest, and Northwest has made representations and warranties to First Bell Bancorp and Bell Federal Savings, with respect to (among other things):

•	corporate organization and existence;

•	authority and power to execute the merger agreement and the completion of the transactions contemplated by the merger agreement;

•	required consents and approvals;

•	the accuracy of their financial statements;

•	compliance with federal securities laws in connection with their SEC filings;

•	compliance with applicable law; and

•	pending or threatened legal proceedings.

First Bell Bancorp and Bell Federal Savings also have made additional representations and warranties to Northwest with respect to:

•	their stock capitalization and subsidiaries;

•	the payment of taxes and filing of tax returns;

•	the absence of certain changes and events;

•	material agreements and leases;

•	their ownership of property and insurance coverage;

•	employee benefit plans and the administration of these plans;

•	brokers or finders fees;

•	environmental matters;

•	their loan portfolio;

•	related party transactions;

•	compensation and termination benefits payable under agreements and plans;

•	their deposit accounts;

•	the inapplicability of state anti-takeover laws to the merger;

•	the absence of any outstanding obligation to register securities under the Securities Act;

•	risk management instruments;

•	the receipt of a fairness opinion with respect to the merger consideration;

•	intellectual property; and

•	bank owned life insurance.

Northwest also has made additional representations and warranties to First Bell Bancorp and Bell Federal Savings with respect to:

•	its ability to finance the merger;

•	its ability to obtain regulatory approvals for the merger and the other transactions contemplated by the merger agreement;

•	its ability to obtain a required tax opinion in connection with the merger; and

•	its ownership of First Bell Bancorp common stock.

Conduct Pending the Merger

The merger agreement contains covenants of Northwest, First Bell Bancorp and Bell Federal Savings pending the completion of the merger, including covenants regarding the conduct of their respective businesses prior to the effective time of the merger. These covenants are briefly described below.

First Bell Bancorp and Bell Federal Savings.    First Bell Bancorp and Bell Federal Savings have agreed that prior to the effective time of the merger they will conduct their business in the ordinary course and consistent with past practice and policies and use reasonable good faith efforts to preserve their business organizations, maintain good relationships with employees and preserve the goodwill of their customers and others with whom business relationship exist.

First Bell Bancorp has further agreed that, except as contemplated or required by the merger agreement, prior to the effective time of the merger it will not, and will not permit Bell Federal Savings to, do any of the following without the prior written consent of Northwest (which shall not be unreasonably withheld or delayed):

•	amend its certificate of incorporation or charter or its bylaws or allow the imposition of any material lien or encumbrance on the stock of Bell Federal Savings;

•	change the number of shares of its authorized capital stock or issue any right to purchase any capital stock or any securities convertible into capital stock, or reclassify any shares of its capital stock, redeem or acquire any shares of its capital stock, or sell or issue any shares of capital stock, except in connection with the exercise of outstanding employee stock options;

•	declare or pay any dividend or other distribution on its capital stock, except that (i) First Bell Bancorp may continue to pay its regular quarterly cash dividend to stockholders of $0.15 per share, and if the merger has not closed more than 45 days after the immediately preceding dividend record date, First Bell Bancorp may pay a final cash dividend at the quarterly rate of $0.15 per share, with the amount to be prorated through the payment date, and (ii) dividends may be paid by a wholly-owned subsidiary to First Bell Bancorp or another wholly-owned subsidiary of First Bell Bancorp;

•	grant or agree to pay any bonus or severance or enter into or extend any employment, severance or similar agreement or increase the compensation to any employee or director, except as disclosed to Northwest and except (i) for normal increases in the ordinary course of business consistent with past practice (which would permit aggregate salary increases of 4.5% or less, and, in the case of an individual, 4.5% or less of such individual’s current annual compensation), and (ii) as otherwise contemplated by the merger agreement;

•	hire any person as an employee, except persons hired to fill any vacancies arising after the date of the merger agreement and whose employment is terminable at will;

•	enter into or amend any employee benefit plan or arrangement or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice, except as may be required by law to maintain its qualified status or otherwise required by law, or, in the case of Bell Federal Savings’ ESOP, as may be necessary to obtain an IRS determination letter in connection with its termination in connection with the consummation of the merger;

•	except as otherwise provided in the merger agreement, merge with another corporation; sell or lease all or any substantial portion of its assets or business, make any acquisition of all or any substantial portion of the business or assets of any other person, corporation or business organization other than in connection with foreclosures, settlements, troubled loan or debt restructurings or the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender of its authority to maintain or relocate any existing branch office, or file an application to establish a new branch office;

•	sell or otherwise dispose of the capital stock of Bell Federal Savings, or sell any asset other than in the ordinary course of business consistent with past practice; subject any asset to a lien or other encumbrance (other than in connection with deposits, the collections or processing of checks or other instruments, liens granted to the FHLB to secure advances, or other agreements or accounts established in the ordinary course of business and transactions in federal funds and in the exercise of trust powers); or incur any liability for borrowed money, other than in the ordinary course or business consistent with past practice.

•	make any change in policies with regard to: the extension of credit, or the establishment of reserves with respect to possible losses or the charge off of losses, investments, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or generally accepted accounting principles;

•	except as previously disclosed to Northwest, acquire any new loan participation or loan servicing rights, other than in connection with the origination of loans in the ordinary course of business;

•	except as previously disclosed to Northwest, make any new loan or other credit commitment in excess of $500,000, modify any existing loan or commitment outstanding in excess of $500,000, or make any new loan or other credit commitment in any amount if the exposure to any one borrower or group of affiliated borrowers in the aggregate would exceed $500,000;

•	except for automatically renewing leases, renew or extend any lease;

•	except as previously disclosed to Northwest, make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date of the merger agreement;

•	except as contemplated by the merger agreement, take any action that would give a right of payment under any employment agreement, or take any action that would give a right of payment under any compensation or benefit plan, except as required by the terms of any such agreement or plan and other than as a result of payments on the loan to Bell Federal Savings’ ESOP;

•	purchase any security for its investment portfolio not rated “A” or higher by Standard & Poor’s Corporation or “A2” or higher by Moody’s Investor Services, Inc. or other than in the ordinary course of business;

•	enter into any new loan with an officer or director;

•	change the pricing strategies of Bell Federal Savings with respect to its deposit or loan accounts other than in the ordinary course of business;

•	enter into any agreement, arrangement or commitment not made in the ordinary course of business;

•	change its method of accounting, except as required by changes in laws or regulations, by regulatory authorities or by generally accepted accounting principles concurred in by First Bell Bancorp’s independent accountants;

•	enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	invest in “high risk” mortgage derivative investments, as defined by the Federal Financial Institutions Examination Council;

•	discharge or satisfy any lien or encumbrance or pay any material obligation or liability other than at scheduled maturity or in the ordinary course of business;

•	enter into any agreement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

•	take any action that would result in any of the representations or warranties of First Bell Bancorp or Bell Federal Savings contained in the merger agreement not to be true and correct in any material respect as of any date after the date of the merger agreement or in any of the conditions to the parties’ obligations under the merger agreement not being satisfied, except as may be required by applicable law;

•	foreclose upon or take title or possession of any real property without first obtaining a phase one environmental report indicating that there is no apparent violation or liability under environmental laws, except that no report is required with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless First Bell Bancorp or Bell Federal Savings has reason to believe that such property might be in violation of or require remediation under environmental laws;

•	settle any claim, except in the ordinary course of business and involving an amount not in excess of $50,000 unless it involves a precedent for other similar claims which in the aggregate could be material to First Bell Bancorp, or

•	agree to do any of the foregoing.

Except as otherwise set forth above, unless provided for in a business plan, budget or similar document delivered to Northwest, it shall not be considered in the ordinary course of business for First Bell Bancorp or Bell Federal Savings to do any of the following:

•	make any sale or other disposition of any assets having a book or market value in the aggregate in excess of $200,000, other than (i) pledges or liens on assets to secure government deposits, advances made to Bell Federal Savings by the FHLB of Pittsburgh, the payment of taxes or similar charges which are not yet due, the payment of deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts consistent with past practices, or the collection and/or processing of checks, drafts or letters of credit consistent with customary banking practices, or to exercise trust powers, (ii) sales of assets received in satisfaction of debts previously contracted in the ordinary course of banking business, or (iii) issuance of loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by First Bell Bancorp or Bell Federal Savings or repurchase agreements made, in each case, in the ordinary course of banking business; or

•	enter any lease, contract or other commitment other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment of more than $50,000 annually, or containing a material financial commitment and extending beyond 12 months from the date of the merger agreement.

Northwest.    Northwest has agreed that, prior to the effective time of the merger, it will use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with its employees and preserve for itself the goodwill of its customers.

Northwest has further agreed that, prior to the effective time of the merger, it will not:

•	amend its charter or bylaws or equivalent documents in any manner inconsistent with the prompt and timely consummation of the transactions contemplated by the merger agreement;

•	take any action that would result in any of the representations and warranties of Northwest set forth in the merger agreement becoming untrue as of any date after the date of the merger agreement or in any of the conditions to the parties’ obligations under the merger agreement not being satisfied, except in each case as may be required by applicable law;

•	take any action which would or would be reasonably likely to adversely effect or materially delay the receipt of requisite regulatory approvals or other necessary approvals of the merger and the other transactions contemplated by the merger agreement;

•	take action which would or would be reasonably likely to materially and adversely affect Northwest’s ability to perform its covenants and agreements under the merger agreement;

•	take any action that would result in any of the conditions to the merger not being satisfied; or

•	agree to do any of the foregoing.

Certain Other Covenants

First Bell Bancorp and Northwest.    In addition to the covenants and agreements of the parties described under “—Conduct Pending the Merger” above and elsewhere herein, in the merger agreement, each of First Bell Bancorp and Northwest also agreed to (among other things):

•	use its reasonable best efforts in good faith to take or cause to be taken all things which are necessary to consummate the merger and the other transactions contemplated by the merger agreement, subject to the terms and conditions of the merger agreement;

•	cooperate with each other in connection with the preparation of this proxy statement and other actions relating to the solicitation of the approval of the stockholders of First Bell Bancorp of the merger agreement;

•	cooperate with each other with respect to the obtainment of required regulatory approvals and consents of third parties of the merger and the other transactions contemplated by the merger agreement;

•	cooperate with each other regarding public announcements relating to the merger and the merger agreement;

•	advise each other of any change or events that would have a material adverse effect on its business or operations or which would constitute a material breach of the merger agreement;

•	continue to maintain customary insurance with respect to its business and operations;

•	continue to maintain its books and records in accordance with applicable requirements;

•	deliver to the other copies of its filings under the federal securities laws within one business day of the filing thereof; and

•	comply with all applicable requirements relating to the filing of tax returns and payment of taxes, except those which are being contested in good faith.

First Bell Bancorp.    In the merger agreement, First Bell Bancorp also agreed to, among other things:

•	provide Northwest with access to information concerning First Bell Bancorp and its subsidiaries;

•	if requested to do so by Northwest, use its reasonable efforts to obtain an extension of any contract with an outside service bureau or other vendor of services on terms and conditions which are mutually acceptable to First Bell Bancorp and Northwest;

•	provide Northwest with a monthly report of its nonperforming assets within 15 days of the end of each month;

•	provide to Northwest minutes of meetings of its board of directors and committees of the board within 30 days after the occurrence thereof;

•	take certain actions to conform its accounting reserve practices to those of Northwest, subject to specified conditions set forth in the merger agreement; and

•	cooperate with Northwest and at its request take certain actions in connection with the preparation for the conversion after the merger of First Bell Bancorp’s data processing and informational systems to those used by Northwest.

With respect to the last covenant noted above (regarding systems conversion), if First Bell Bancorp takes actions requested by Northwest which result in the imposition of termination fees or charges or the incurrence of expenses by First Bell Bancorp, Northwest has agreed to indemnify First Bell Bancorp for these amounts, as well as the costs of reversing the conversion process, if the merger is not consummated for any reason other than a breach of the merger agreement by First Bell Bancorp or because First Bell Bancorp or Northwest terminates the merger agreement because of actions taken by First Bell Bancorp following its receipt of an unsolicited superior proposal. See “—Termination of the Merger Agreement,” beginning on page 28.

Northwest Bancorp, MHC.    Pursuant to the merger agreement, Northwest Bancorp, MHC agreed to cause Northwest Bancorp to perform all of its obligations under the merger agreement and Northwest Bancorp, MHC and Northwest Bancorp are jointly and severally obligated and liable for all of the agreements and obligations of Northwest Bancorp under the merger agreement.

Extension, Waiver and Amendment of the Merger Agreement

At any time prior to the effective time of the merger (and whether before or after approval of the merger by the stockholders of First Bell Bancorp), First Bell Bancorp, Bell Federal Savings and Northwest may, to the extent permitted by applicable law:

•	amend the merger agreement;

•	extend the time for the performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any agreements or conditions contained in the merger agreement.

However, after the approval of the merger agreement by the stockholders of First Bell Bancorp, the parties to the merger agreement may not, without further approval of the stockholders of First Bell Bancorp, amend the merger agreement in a manner which would reduce the amount or change the form of the consideration to be delivered to the stockholders of First Bell Bancorp upon consummation of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated before completion of the merger (even if the stockholders of First Bell Bancorp have already voted to approve it):

•	by mutual written consent of the parties thereto, if a majority of the members of the entire board of directors of each party has approved the termination; and

•	by Northwest or First Bell Bancorp if:

•	the merger shall not have occurred by December 31, 2003 (other than as a result of the terminating party’s failure to perform an obligation under the merger agreement);

•	the stockholders of First Bell Bancorp fail to approve the merger agreement (other than as a result of the terminating party’s failure to perform an obligation under the merger agreement); or

•	an applicable regulatory authority formally disapproves the proposed acquisition.

Northwest also may terminate the merger agreement if:

•	at the time of termination any of the representations and warranties of First Bell Bancorp or Bell Federal Savings contained in the merger agreement are not true and correct to the extent they constitute a material adverse change with respect to First Bell Bancorp and such breach has not been remedied within 30 days after receipt by First Bell Bancorp of notice in writing from Northwest specifying the breach and that it be remedied;

•	there has been a material breach of any covenant or agreement of First Bell Bancorp or Bell Federal Savings in the merger agreement and such breach has not been remedied within 30 days after receipt by First Bell Bancorp of notice in writing from Northwest specifying the breach and that it be remedied;

•	an applicable regularly authority approves the merger agreement, but with a condition which gives Northwest the ability to terminate the merger agreement (see “—Conditions to the Merger,” beginning on page 21); or

•	First Bell Bancorp has received a superior proposal and, in accordance with the terms of the merger agreement, either entered into a merger agreement with respect to the superior proposal or withdrawn its recommendation of the merger agreement with Northwest, failed to make such recommendation or modified or qualified such recommendation in a manner adverse to Northwest.

First Bell Bancorp also may terminate the merger agreement if:

•	at the time of termination any of the representations and warranties of Northwest contained in the merger agreement are not true and correct to the extent they constitute a material adverse change with respect to Northwest and such breach has not been remedied within 30 days after receipt by Northwest of notice in writing from First Bell Bancorp specifying the breach and that it be remedied;

•	there has been a material breach of any covenant or agreement of Northwest in the merger agreement and such breach has not been remedied within 30 days after receipt by Northwest of notice in writing from First Bell Bancorp specifying the breach and that it be remedied; or

•	First Bell Bancorp has received a superior proposal and, in accordance with the terms of the merger agreement, has determined to enter into a merger agreement with respect to the superior proposal, provided that First Bell Bancorp may not terminate the merger agreement in this manner unless it has given Northwest five business days written notice of the superior proposal and given Northwest a reasonable opportunity during this period to make adjustments in the terms and conditions of the merger agreement as would enable First Bell Bancorp to proceed with the planned merger with Northwest on such adjusted terms.

Termination Fee

As a material inducement to Northwest to enter into the merger agreement, First Bell Bancorp agreed to pay to Northwest a fee of $6.0 million, within five business days after written demand for payment therefor is made by Northwest, following the occurrence of the earliest of any of the events set forth below:

•	First Bell terminates the merger agreement because it has entered into a merger agreement with another party with respect to a superior proposal;

•	Northwest terminates the merger agreement because First Bell Bancorp has received a superior proposal and, in accordance with the terms of the merger agreement, either entered into a merger agreement with respect to the superior proposal or withdrawn its recommendation of the merger agreement with Northwest, failed to make such recommendation or modified or qualified such recommendation in a manner adverse to Northwest; or

•	First Bell Bancorp or Bell Federal Savings enter into a definitive agreement with respect to a superior proposal or consummate an acquisition contemplated by a superior proposal within 12 months after the occurrence of either of the following:

•	the failure of First Bell Bancorp stockholders to approve the merger agreement after a party other than Northwest has made an acquisition proposal to First Bell Bancorp or Bell Federal Savings or disclosed an intention to make a bona fide acquisition proposal; or

•	December 31, 2003 if prior thereto First Bell Bancorp stockholders have not adopted the merger agreement.

If the termination fee is paid to Northwest in accordance with the foregoing, then Northwest will have no other rights or claims against First Bell Bancorp and Bell Federal Savings.

Expenses

The merger agreement provides that each party shall bear its own costs and expenses incurred in connection with the merger agreement, including the fees and expenses of its own financial advisors, consultants, accountants and counsel.

Interests of Certain Persons in the Merger

When you are considering the recommendation of our board of directors with respect to approving the merger agreement and the merger, you should be aware that First Bell Bancorp directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as stockholders of First Bell Bancorp. Our board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

Employment, Termination and Noncompetition Agreements.    Each of First Bell Bancorp and Bell Federal Savings has entered into an employment agreement with each of Messrs. Eckert and Hinds. See “Executive Compensation-Employment Agreements,” beginning on page 46. In connection with the execution of the merger agreement, First Bell Bancorp, Bell Federal Savings and each of Messrs. Eckert and Hinds entered into a Termination and Release Agreement in the form included as Exhibit D to the merger agreement. Pursuant to the Termination and Release Agreement, the parties agreed, effective immediately prior to consummation of the merger, to terminate the employment agreements and their respective rights and obligations thereunder, other than their respective rights and obligations under Section 6 of the employment agreement between First Bell Bancorp and each of Messrs. Eckert and Hinds, which generally provides that in the event that payments made to the executive under the employment agreements or otherwise would result in the executive incurring an excise tax under Section 280G of the Internal Revenue Code, First Bell Bancorp shall pay the executive an amount such that after payment of all federal, state and local income tax and any additional excise tax, the executive will be fully reimbursed for the amount of such excise tax. In connection with the termination of the employment agreements, First Bell Bancorp and Bell Federal Savings agreed to pay to Messrs. Eckert and Hinds $1.48 million and $665,000, respectively, immediately prior to consummation of the merger.

In connection with the execution of the merger agreement, Northwest Bancorp entered into a noncompetition agreement with each of Messrs. Eckert and Hinds in the form included as Exhibit E to the merger agreement. Pursuant to the noncompetition agreement, each such person agreed that he will not, during the one-year period following consummation of the merger, directly or indirectly, (1) become a director, officer, employee, stockholder, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in Alleghany, Armstrong, Beaver, Butler, Washington and Westmoreland Counties in the Commonwealth of Pennsylvania, provided, however, that this provision shall not prohibit the executive from owning bonds, non-voting preferred stock or up to 5% of the outstanding common stock of any entity if its common stock is publicly traded, or (2) solicit or induce, or cause others to solicit or induce, any employee of Northwest Bancorp or any of its subsidiaries to leave the employment of such entities. In consideration for their agreements in the noncompetition agreements, Northwest Bancorp agreed to pay to Messrs. Eckert and Hinds $600,000 and $450,000, respectively, upon consummation of the merger or on such other date as is mutually agreeable to the parties to each non-competition agreement.

Equity-Based Awards.    Pursuant to the terms of the First Bell Bancorp stock option plan, each of the directors of First Bell Bancorp was granted an option to purchase shares of First Bell Bancorp Common Stock with a purchase price of $10.703125 per share at the time of the initial public offering of the First Bell Bancorp common stock in 1995, including options to purchase 160,772 and 107,177 shares in the case of Messrs. Eckert and Hinds, respectively. All of these options are vested and exercisable without regard to the execution of the merger agreement.

Pursuant to the Bell Federal Savings restricted stock plan, the one outstanding unvested award thereunder – a grant of one share to Mr. Eckert – will become vested and nonforfeitable upon the earlier of June 2003 and the consummation of the merger.

Employee Stock Ownership Plan.    Pursuant to the terms of the Bell Federal Savings employee stock ownership plan, or ESOP, in the event of a “change in control,” which is defined in the ESOP in a manner which would include the merger, any unvested benefits thereunder shall vest immediately. Pursuant to the merger agreement, First Bell Bancorp and Bell Federal Savings will file with the Internal Revenue Service, or IRS, a request for a determination letter for termination of the ESOP as of the effective time of the merger. As soon as practicable after the later of the effective time of the merger or the receipt of a favorable determination letter for termination of the ESOP from the Internal Revenue Service, the account balances in the ESOP will be distributed to participants in the ESOP at the effective time of the merger and beneficiaries in accordance with applicable law and the ESOP. In connection with the termination of the ESOP, and prior to any final distribution to participants, the trustee of the ESOP will utilize funds in the ESOP suspense account to repay the outstanding loan from Bell Federal Savings to the ESOP, and any excess amounts in the ESOP will be allocated to the accounts of participating employees at the effective time of the merger in accordance with applicable law and the ESOP. (Absent a change in control, the loan to the ESOP would be repaid as quarterly contributions were made to the ESOP by First Bell Bancorp and Bell Federal Savings in the ordinary course and shares would be released annually from the unallocated suspense account and allocated to the accounts of eligible participants.) As of March 31, 2003, a total of 181,090 shares of First Bell Bancorp common stock had been allocated to the accounts of participant employees in the ESOP. At the same date, the ESOP held 426,479 unallocated shares of First Bell Bancorp common stock in the suspense account and the outstanding principal balance of the loan from Bell Federal Savings to the ESOP was $3.9 million. As of March 31, 2003, Messrs. Eckert and Hinds had been allocated 41,902 and 39,474 shares of First Bell Bancorp common stock under the ESOP. Based on the $26.25 acquisition price per share, Messrs. Eckert and Hinds would be entitled to be allocated an additional approximately 69,329 and 65,312 shares of First Bell Bancorp common stock upon repayment of the outstanding loan to the ESOP upon consummation of the merger.

Advisory Board of Directors.    Pursuant to the merger agreement, each person who serves on the board of directors of First Bell Bancorp or Bell Federal Savings both on the date of the merger agreement and immediately prior to the effective time of the merger shall be offered a position as an advisory director on Northwest Savings Bank’s Allegheny County Advisory Board immediately following the merger. For service on such advisory board for the first year following the merger, the former directors of First Bell Bancorp and Bell Federal Savings shall each receive $1,250 per month (which is equal to the annual rate paid to such directors by First Bell Bancorp and Bell Federal Savings as of the date of the merger agreement). After one year, fees paid to former directors of First Bell Bancorp and Bell Federal Savings shall be modified to conform to Northwest Savings Bank’s advisory board fee schedule.

Indemnification and Insurance.    The merger agreement provides that from and after the effective time of the merger, Northwest Bancorp and Northwest Savings Bank, jointly and severally to the fullest extent permitted under applicable law, shall indemnify, defend and hold harmless each present and former director and/or officer of First Bell Bancorp or a First Bell Bancorp subsidiary as of the effective time of the merger (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees and expenses), liabilities, judgments or amounts paid in settlement (with the approval of Northwest Bancorp, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the effective time of the merger in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, (i) the fact that he or she was a director or officer of First Bell Bancorp or a subsidiary of First Bell Bancorp or is or was serving at the request of First Bell Bancorp or a subsidiary of First Bell Bancorp as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including services with respect to an employee benefit plan, and (ii) matters related to the negotiation, execution and performance of the merger agreement or any of the transactions contemplated thereby, regardless of whether such claim is asserted or claimed prior to, at or after the effective time of the merger, to the fullest extent to which such Indemnified Parties are entitled under the Delaware General Corporation Law, First Bell Bancorp’s certificate of incorporation and bylaws, the equivalent documents of any First Bell Bancorp subsidiary or other applicable law as in effect on the date hereof (and Northwest Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible to a Delaware corporation under Delaware law and First Bell Bancorp’s certificate of incorporation and bylaws as in effect on the date of the merger agreement; provided, that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party is not entitled to indemnification). Without limiting the foregoing, Northwest Bancorp and Northwest Savings Bank also have agreed that limitations on liability existing in favor of the Indemnified Parties in the certificate of incorporation or bylaws of First Bell Bancorp or the equivalent documents of a First Bell Bancorp subsidiary as in effect on the date of the merger agreement with respect to matters occurring prior to the effective time of the merger shall survive the merger and shall continue in full force and effect after the effective time of the merger.

The merger agreement also provides that Northwest shall maintain in effect for six years from the effective time of the merger the current directors’ and officers’ liability insurance policy maintained by First Bell Bancorp (provided that Northwest may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the effective time of the merger, provided that in no event shall Northwest be required to spend for any one year an amount in excess of 175% of the annual premium currently paid by First Bell Bancorp for such insurance (the “Insurance Amount”). In the event that Northwest is unable to maintain or obtain the insurance referred to in the previous sentence, Northwest shall use its reasonable best efforts to maintain or obtain the most advantageous coverage as is available for the Insurance Amount.

Other Interests.    Employees of Bell Federal Savings, including Messrs. Eckert and Hinds, will be eligible to receive a pro rata cash bonus under the Bell Federal Savings incentive plan for the period from January 1, 2003 to the effective time of the merger. In addition, certain employees of Bell Federal Savings, other than Messrs. Eckert and Hinds, will be eligible to receive a specified bonus in the event he or she remains employed by either of these entities until the consummation of the merger. See “—Employee Benefits Matters,” beginning on page 32.

Other than as set forth above, no director or executive officer of First Bell Bancorp has any direct or indirect material interest in the merger, except insofar as ownership of First Bell Bancorp common stock might be deemed such an interest. See “Certain Beneficial Owners of First Bell Bancorp Common Stock,” beginning on page 53.

Employee Benefits Matters

The merger agreement contains agreements of the parties with respect to various employee matters, which are briefly described below.

Current Employee Benefit Plans of First Bell Bancorp and Bell Federal Savings.    Following the effective time of the merger, Northwest has agreed to honor and perform in accordance with their terms all benefit obligations to, and contractual rights of, current and former employees and directors of First Bell Bancorp and its subsidiaries existing as of the effective time of the merger under any compensation and employee benefit plan of First Bell Bancorp or Bell Federal Savings that has not been terminated and fully distributed as of the effective time of the merger and which has been disclosed to Northwest pursuant to the merger agreement.

In the merger agreement, First Bell Bancorp and Bell Federal Savings agreed to (i) terminate the First Bell Bancorp stock option plan and the Bell Federal Savings restricted stock plan as of the effective time of the merger and (ii) cause contributions under the Bell Federal Savings 401(k) plan to be frozen, effective on or before the effective time of the merger. If requested by Northwest in writing not later than ten days before the date of the merger, First Bell Bancorp shall take such steps within its power to terminate any other employee benefit plan of First Bell Bancorp or Bell Federal Savings, provided that it can be terminated in accordance with its terms within such period and Northwest has indicated to First Bell Bancorp that all conditions to its obligation to consummate the merger have been satisfied or waived.

Participation in Northwest’s Employee Benefit Plans.    Employees of First Bell Bancorp and Bell Federal Savings who continue as employees of Northwest after consummation of the merger will be eligible to participate in any Northwest plan of similar character upon the consolidation of the First Bell Bancorp or Bell Federal Savings employee benefit plan with a comparable Northwest plan or Northwest’s termination of any such plan. Continuing employees will receive credit for service with First Bell Bancorp or Bell Federal Savings for purposes of determining eligibility and vesting (but not for purposes of accruing or computing benefits under any defined benefit plan) under (i) any similar existing Northwest benefit plan, except that continuing employees shall be treated as new employees under Northwest’s ESOP and its annual holiday bonus program, and (ii) any new Northwest benefit plan in which continuing employees would be eligible to enroll, subject to any pre-existing conditions or other exclusions to which any such employee was subject under the employee benefit plans of First Bell Bancorp or Bell Federal Savings. Prior service with First Bell Bancorp or Bell Federal Savings also shall apply for purposes of satisfying any waiting periods, actively-at-work requirements and evidence of insurability requirements.

Continuing employees will be eligible to participate in the Northwest 401(k) plan as of the first entry date coincident with or following the effective date of the merger. Following consummation of the merger, Northwest shall take such action as is necessary to cause the Bell Federal Savings 401(k) plan to be merged into the Northwest 401(k) plan in accordance with applicable law.

Conversion to Northwest’s Welfare Benefit Plans.    In the event of the termination of any First Bell Bancorp or Bell Federal Savings health, disability or life insurance plan, or the consolidation of any First Bell Bancorp or Bell Federal Savings health, disability or life insurance plan with any Northwest health, disability or life insurance plan, Northwest shall as soon as practicable make available to continuing employees and their dependents employer-provided health, disability or life insurance coverage on the same basis as it provides such coverage to employees of Northwest. Unless a continuing employee affirmatively terminates coverage under a First Bell Bancorp or Bell Federal Savings health, disability or life insurance plan prior to the time that such continuing employee becomes eligible to participate in the Northwest health, disability or life insurance plan, no coverage of any of the continuing employees or their dependents shall terminate under any of the First Bell Bancorp or Bell Federal Savings health, disability or life insurance plans prior to the time such continuing employees and their dependents become eligible to participate in such plans, programs and benefits common to all employees of Northwest and their dependents. Terminated First Bell Bancorp and Bell Federal Savings employees and qualified beneficiaries will have the right to continue coverage under group health plans of Northwest in accordance with the requirements of Section 4980B(f) of the Internal Revenue Code. Continuing employees who become covered under a Northwest health plan shall be required to satisfy the deductible limitations of the Northwest health plan for the plan year in which the coverage commences, with offset for deductibles paid under the First Bell Bancorp or Bell Federal Savings health plan, but only to the extent that either the continuing employee or Bell Federal Savings provides substantiation in a form reasonably satisfactory to Northwest that the dollar amount of such deductible has been paid by such continuing employee.

Bell Federal Savings Employee Stock Ownership Plan.    As soon as practicable following the date of the merger agreement, Bell Federal Savings will file all necessary documents with the IRS for a determination letter for termination of the Bell Federal Savings ESOP as of the effective time of the merger. As soon as practicable after the later of (i) the effective time of the merger or (ii) the receipt of a favorable determination letter for termination from the Internal Revenue Service, and after full repayment of the outstanding loan to the ESOP, the account balances in the Bell Federal Savings ESOP will be distributed to participants in the ESOP at the effective time of the merger and beneficiaries in accordance with applicable law and the ESOP. Prior to the merger, contributions to, and payments on the loan of, the ESOP will be made consistent with past practices on the regularly scheduled payment dates.

Severance Compensation and Benefits.    Any former employee of First Bell Bancorp or Bell Federal Savings whose employment is actually terminated by Northwest within six months after consummation of the merger, other than any employees receiving severance benefits pursuant to existing employment agreements, change in control agreements or severance agreements, shall receive, upon termination of employment, a payment from Northwest in an amount equal to two weeks salary for each year of service with First Bell Bancorp or Bell Federal Savings, with a minimum of four weeks of salary and a maximum of 26 weeks of salary, as well as health benefit coverage substantially similar to the coverage received by such person immediately prior to termination of employment in accordance with Section 4980B(f) of the Internal Revenue Code. Northwest has agreed to provide out-placement services to terminated employees of First Bell Bancorp and Bell Federal Savings consistent with its past practices.

Bell Federal Savings Incentive Plan.    Northwest has agreed that Bell Federal Savings may pay cash bonuses under the Bell Federal Savings incentive plan accrued in the ordinary course of business and consistent with past practice on behalf of employees of Bell Federal Savings for services rendered during the period from January 1, 2003 to the effective time of the merger. Any such bonuses will be paid by Bell Federal Savings on the business day preceding the date of consummation of the merger.

Retention Bonus Program.    Northwest has agreed that Bell Federal Savings may pay bonuses which are intended to encourage certain employees of Bell Federal Savings, as determined by the chief executive officer of First Bell Bancorp, after consultation with the chief executive officer of Northwest, to remain employed by Bell Federal Savings until the consummation of the merger. These bonuses may not exceed $60,000 in the aggregate.

Regulatory Approvals

Completion of the merger is subject to the prior receipt of all consents or approvals of, or the provision of notices to, federal and state authorities required to complete the merger of Northwest Merger Subsidiary with and into First Bell Bancorp, the subsequent merger or liquidation of First Bell Bancorp with and into Northwest Bancorp and the merger of Bell Federal Savings with and into Northwest Savings Bank.

OTS.    The merger is subject to the prior approval of the OTS under Section 10 of the Home Owners’ Loan Act, or HOLA. Pursuant to the HOLA, the OTS may not approve the merger if:

•	it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the savings and loan business in any part of the United States; or

•	the effect of the merger, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any other manner restrain trade,

unless in each case the OTS finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In every case, the OTS is required to consider the financial and managerial resources and future prospects of the savings and loan company or companies and the savings associations concerned, the effect of the acquisition on the savings association, the insurance risk to the FDIC and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the OTS also must take into account the record of performance of each participating savings and loan holding company in meeting the credit needs of the entire community, including low and moderate-income neighborhoods, served by each savings and loan holding company and its subsidiaries. Applicable regulations require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing.

Any transaction approved by the OTS may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divesture of certain assets and liabilities. With the approval of the OTS and the U.S. Department of Justice, the waiting period may be reduced to 15 days.

In connection with the OTS approval of the merger, Northwest intends to seek OTS approval of the merger of First Bell Bancorp with and into Northwest Bancorp following consummation of the merger.

Under OTS regulations, Bell Federal Savings must provide advance notice to the OTS of the merger of Bell Federal Savings with and into Northwest Savings Bank.

FDIC.    The parties currently intend to merge Bell Federal Savings with and into Northwest Savings Bank immediately after the merger. The bank merger is subject to the prior approval of the FDIC under the Bank Merger Act. The FDIC will review the bank merger under statutory criteria which are substantially the same as those required to be considered by the OTS in evaluating transactions for approval under the HOLA, as discussed above, except that the FDIC will not conduct an independent antitrust analysis of the bank merger if the OTS does so. Applicable regulations require publication of notice of the application for approval of the bank merger and an opportunity for the public to comment on the application in writing and to request a hearing.

Pennsylvania Department of Banking.    The merger is subject to the prior approval of the Pennsylvania Department of Banking under Section 115 of the Pennsylvania Banking Code. In determining whether to approve the merger, the Pennsylvania Department of Banking will consider, among other things, whether the purposes and probable effects of the merger would be consistent with the purposes of the Pennsylvania Banking Code, as set forth in Section 103 thereof, and whether the merger would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or stockholders of the institutions involved. The bank merger is subject to approval by the Pennsylvania Department of Banking under Section 1609 of the Pennsylvania Banking Code. In determining whether to approve the bank merger, the Pennsylvania Department of Banking will consider, among other things, whether the bank merger would be consistent with the principles of adequate and sound banking practices and the public interest on the basis of the financial history and condition of the participating banks, their prospects, the character of their management, the potential effect of the bank merger on competition and the convenience and needs of the communities primarily to be served by the resulting banks.

Status of Applications and Notices.    Northwest and First Bell Bancorp [have filed] all necessary applications and notices with applicable regulatory authorities in connection with the proposed acquisition of First Bell Bancorp and Bell Federal Savings. There can be no assurance that all requisite approvals will be obtained, or that such approvals will be received on a timely basis.

Certain Federal Income Tax Consequences

The following discussion is a general summary of the material United States federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, final and temporary regulations promulgated by the United States Treasury Department, judicial authorities and current rulings and administrative practice of the Internal Revenue Service, as currently in effect, all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that First Bell Bancorp common stock is held as a capital asset by each holder and does not address all aspects of federal income taxation that might be relevant to particular holders of First Bell Bancorp common stock in light of their status or personal investment circumstances, such as foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold First Bell Bancorp common stock as part of a “straddle,” “hedge” or “conversion transaction” or who have a “functional currency” other than United States dollars or individual persons who have received First Bell Bancorp common stock as compensation or otherwise in connection with the performance of services. Further, this discussion does not address state, local or foreign tax consequences of the merger.

For United States federal income tax purposes, the merger will be treated as an acquisition by Northwest of all the outstanding stock of First Bell Bancorp. Each holder of shares of First Bell Bancorp common stock will be treated as exchanging such shares for cash.

The receipt of cash in exchange for shares of First Bell Bancorp common stock will be a taxable transaction for federal income tax purposes. Each holder’s gain or loss per share will be equal to the difference between the per share cash consideration and the holder’s adjusted tax basis per share in First Bell Bancorp common stock. A holder’s gain or loss from the exchange will be a capital gain or loss. This gain or loss will be long-term if the holder has held First Bell Bancorp common stock for more than 12 months prior to the merger. Under current law, net long-term capital gains of individuals are subject to a maximum federal income tax rate of 20%, whereas the maximum federal income tax rate on ordinary income and net short-term capital gains (i.e., gain on capital assets held for not more than twelve months) of an individual is currently 38.6% (not taking into account any phase-out of tax benefits such as personal exemptions and certain itemized deductions). For corporations, capital gains and ordinary income are taxed at the same maximum rate of 35%. Capital losses are currently deductible only to the extent of capital gains plus, in the case of taxpayers other than corporations, $3,000 of ordinary income ($1,500 in the case of married individuals filing separate returns). In the case of individuals and other non-corporation taxpayers, capital losses that are not currently deductible may be carried forward to other years, subject to certain limitations. In the case of corporations, capital losses that are not currently deductible may generally be carried back to each of the three years preceding the loss year and forward to each of the five years succeeding the loss year, subject to certain limitations.

A holder of First Bell Bancorp common stock may be subject to backup withholding at the rate of 30% with respect to payments of cash consideration received pursuant to the merger, unless the holder (a) provides a correct taypayer identification number, or TIN, in the manner required or (b) is a corporation or other exempt recipient and, when required, demonstrates this fact. To prevent the possibility of backup federal income tax withholding, each holder must provide the disbursing agent with his, her or its correct TIN by completing a Form W-9 or Substitute Form W-9. A holder of First Bell Bancorp common stock who does not provide the disbursing agent with his, her or its correct TIN may be subject to penalties imposed by the Internal Revenue Service, as well as backup withholding. Any amount withheld will be creditable against the holder’s federal income tax liability. First Bell Bancorp (or its agent) will report to the holders of First Bell Bancorp common stock and the Internal Revenue Service the amount of any “reportable payments,” as defined in Section 3406 of the Internal Revenue Code, and the amount of tax, if any, withheld with respect thereto.

The foregoing discussion is for general information only and is not a complete description of all of the potential tax consequences that may occur as a result of the merger. Regardless of your particular situation, you should consult your own tax advisor regarding the federal tax consequences of the merger to you, as well as the tax consequences of the merger to you arising under the laws of any state, local or other jurisdiction, domestic or foreign.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, First Bell Bancorp’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Northwest. Any difference between the purchase price for First Bell Bancorp and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Financial Accounting Standards Board Statement No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but will be subject to at least an annual assessment of impairment by applying a fair value test. In addition, any core deposit intangibles recorded by Northwest in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Northwest issued after the merger will reflect the results attributable to the acquired operations of First Bell Bancorp beginning on the date of completion of the merger.

Letter Agreements

In connection with the execution of the merger agreement, each director of First Bell Bancorp entered into a letter agreement with Northwest in the form attached as Exhibit B to the merger agreement. Under these agreements, these individuals agreed to vote all of their shares of First Bell Bancorp common stock in favor of the merger agreement and against the approval of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving First Bell Bancorp. Pursuant to these agreements, these individuals also agreed not to transfer their shares of First Bell Bancorp common stock prior to the meeting of stockholders of First Bell Bancorp called to approve and adopt the merger agreement, except for transfers in limited circumstances. These agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

Stockholder Rights Agreement

In connection with the execution of the merger agreement, First Bell Bancorp and Registrar and Transfer Company, in its capacity as rights agent, amended the First Bell Bancorp stockholder rights plan to provide that none of the execution of the merger agreement by the parties thereto and the consummation of the merger and the other transactions contemplated thereby will enable or require the rights which accompany the First Bell Bancorp common stock to be exercised, distributed or triggered and to otherwise ensure that Northwest will not be deemed to be an acquiring person for purposes of such stockholder rights plan. Upon consummation of the merger, the First Bell Bancorp common stock and the accompanying rights will be cancelled in accordance with the terms of the merger agreement.

Dissenters’ Rights

Under Delaware law, holders of First Bell Bancorp common stock who do not wish to accept the merger consideration may elect to have the fair value of their shares of First Bell Bancorp common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger. A stockholder may only exercise these appraisal rights by complying with the provisions of Section 262 of the Delaware General Corporation Law.

The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law, and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Annex III and is incorporated into this summary by reference. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 262 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of First Bell Bancorp common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of First Bell Bancorp common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of First Bell Bancorp’s annual meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of Section 262. This document constitutes notice to the First Bell Bancorp stockholders. The applicable statutory provisions of the Delaware General Corporation Law are attached to this document as Annex III.

Any First Bell Bancorp stockholder wishing to exercise the right to demand appraisal under Section 262 of the Delaware General Corporation Law must satisfy each of the following conditions:

•	the holder must deliver to First Bell Bancorp a written demand for appraisal of his, her or its shares before the vote on the merger agreement at First Bell Bancorp’s special meeting. This demand will be sufficient if it reasonably informs First Bell Bancorp of the identity of the stockholder and that the stockholder intends by that writing to demand the appraisal of its shares;

•	the holder must not vote its shares of First Bell Bancorp common stock in favor of the merger agreement. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, an First Bell Bancorp stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

•	the holder must continuously hold his, her or its shares from the date of making the demand through the completion of the merger. A stockholder who is the record holder of shares of First Bell Bancorp common stock on the date the written demand for appraisal is made but who thereafter transfers those shares prior to the completion of the merger will lose any right to appraisal in respect of those shares.

Voting against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy you deliver or vote you cast in person.

Only a holder of record of shares of First Bell Bancorp common stock is entitled to assert appraisal rights for those shares registered in that holder’s name. A demand for appraisal should:

•	be executed by or on behalf of the stockholder of record, fully and correctly, as its name appears on the stock transfer records of First Bell Bancorp, and

•	specify the following:

•	the stockholder’s name and mailing address,

•	the number of shares of First Bell Bancorp common stock owned by the stockholder, and

•	that the stockholder intends thereby to demand appraisal of its common stock.

If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by such nominee.

A stockholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to:

First Bell Bancorp, Inc.

532 Lincoln Avenue

Pittsburgh, Pennsylvania 15202

Attention: Robert C. Baierl

Corporate Secretary

Within ten days after the completion of the merger, Northwest Bancorp (as successor to First Bell Bancorp upon consummation of its liquidation into Northwest Bancorp following the merger) must send a notice as to the completion of the merger to each of First Bell Bancorp’s former stockholders who has made a written demand for appraisal in accordance with Section 262 and who has not voted to adopt the merger agreement. Within 120 days after the completion of the merger, either Northwest Bancorp or any former First Bell Bancorp stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of First Bell Bancorp common stock held by all stockholders demanding appraisal of their shares. Northwest Bancorp is under no obligation to, and has no present intent to, file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Northwest Bancorp will file a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Since Northwest Bancorp has no obligation to file a petition, the failure of affected former First Bell Bancorp stockholders to do so within the period specified could nullify any previous written demand for appraisal.

Within 120 days after the completion of the merger, any former First Bell Bancorp stockholder that complies with the provisions of Section 262 to that point in time will be entitled to receive from Northwest Bancorp, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which First Bell Bancorp received demands for appraisal and the aggregate number of holders of those shares. Northwest Bancorp must mail this statement to the stockholder by the later of ten days after receipt of the request or ten days after expiration of the period for delivery of demands for appraisals under Section 262.

A former First Bell Bancorp stockholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon Northwest Bancorp. Northwest Bancorp must then within 20 days file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former First Bell Bancorp stockholders who have demanded appraisal of their shares and who have not reached agreements with it as to the value of their shares. After such notice to former First Bell Bancorp stockholders as may be ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which former First Bell Bancorp stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require former First Bell Bancorp stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any former First Bell Bancorp stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining which stockholders are entitled to an appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares. This value will exclude any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of

Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. However, costs do not include attorneys’ or expert witness fees. Upon application of a former First Bell Bancorp stockholder, the Delaware Court of Chancery also may order that all or a portion of the expenses incurred by any such stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the merger consideration they would be entitled to receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders also should be aware that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, stockholders will be entitled to dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger.

Any stockholder may withdraw its demand for appraisal and accept the merger consideration by delivering to Northwest Bancorp a written withdrawal of the stockholder’s demands for appraisal. Any attempt to withdraw made more than 60 days after the effectiveness of the merger will require written approval of Northwest Bancorp and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder shall be dismissed without the approval of the Delaware Court of Chancery, and this approval may be conditioned upon any terms the Delaware Court of Chancery deems just.

If Northwest Bancorp does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as the value of the merger consideration.

Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event a First Bell Bancorp stockholder will be entitled to receive the consideration with respect to his, her or its dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, if you are a First Bell Bancorp stockholder and are considering exercising your appraisal rights under the Delaware General Corporation Law, you should consult your own legal advisor.

ELECTION OF DIRECTORS

(Proposal Two)

Pursuant to our bylaws, the number of directors of First Bell Bancorp has been designated by our board of directors as eight. Our certificate of incorporation requires that the directors be divided into three classes as nearly equal in number as possible.

The three nominees proposed for election at the annual meeting for three-year terms and until their successors are elected and qualified are Albert H. Eckert, II, William S. McMinn and Jack W. Schweiger. All nominees and continuing directors named are presently directors of First Bell Bancorp and Bell Federal Savings. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and First Bell Bancorp, and no director is related to any other director or executive officer of First Bell Bancorp or any of its subsidiaries by blood, marriage or adoption, except that Mr. Reinert is the nephew of Mr. Eckert.

In the event that any nominee is unable to serve or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as may be designated by our board of directors. Our board of directors has no reason to believe that any of the persons named will be unable or unwilling to serve.

Information with Respect to Nominees and Continuing Directors

The following table sets forth, as of the record date for the annual meeting, the names of the nominees and continuing directors, as well as their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each became a director of First Bell Bancorp or Bell Federal Savings and the year in which their terms (or, in the case of nominees, their proposed terms) as director of First Bell Bancorp expire.

Name and Principal Occupation at Present and for Past Five Years	Age	Director Since	Expiration of Term as Director

Nominees:

Albert H. Eckert, II President and Chief Executive Officer of First Bell Bancorp; President and Chief Executive Officer of Bell Federal Savings	70	1956	2003

William S. McMinn Treasurer of First Bell Bancorp and Bell Federal Savings; Senior Executive Vice President, Aon Risk Services, Inc. of Pennsylvania, an international employee benefit consulting firm	46	1989	2003

Jack W. Schweiger Independent builder and developer specializing in custom homes	63	1995	2003

Name and Principal Occupation at Present and for Past Five Years	Age	Director Since	Expiration of Term as Director

Continuing Directors:

Theodore R. Dixon Sole proprietor of the Dixon Agency, a real estate appraisal firm	68	1995	2005

Peter E. Reinert Partner with the law firm of Akerman, Senterfitt & Eidson, P.A., Orlando, Florida	44	1995	2005

Robert C. Baierl Secretary of First Bell Bancorp; President and owner of Wright Contract Interiors, a full service contract interior firm	53	1987	2004

Jeffrey M. Hinds Executive Vice President and Chief Financial Officer of First Bell Bancorp; Executive Vice President and Chief Financial Officer of Bell Federal Savings	45	1994	2004

Thomas J. Jackson, Jr. Secretary of Bell Federal Savings; Retired Attorney; member of the Board of Directors of Suburban General Hospital	68	1974	2004

Our board of directors unanimously recommends that you vote “FOR” approval of the nominees for director.

Meetings of the Board of Directors and Committees of the Board

Our board of directors conducts its business through meetings of the board and its committees. The board of directors of First Bell Bancorp meets quarterly. Regular meetings may be supplemented with special meetings as needed. During 2002, our board of directors held four regular meetings and four special meetings. With the exception of Mr. Reinert, directors of First Bell Bancorp attended at least 75% in the aggregate of the total number of First Bell Bancorp’s board meetings held and committee meetings on which such directors served during 2002.

Our board of directors maintains committees, the nature and composition of which are described below:

Executive Committee.    The Executive Committee of First Bell Bancorp consists of Messrs. Eckert, Hinds, Jackson and Baierl. The Executive Committee has the authority to exercise all the powers of the board of directors between board meetings. The Executive Committee met three times in 2002.

Audit Committee.    The Audit Committee of First Bell Bancorp consists of Messrs. Jackson, Reinert and Schweiger, each of whom is independent under the National Association of Securities Dealers’ listing standards. The Audit Committee is responsible for providing independent, objective oversight of First Bell Bancorp’s independent auditors, accounting functions and internal controls. The Audit Committee met five times in 2002. The report of the Audit Committee is set forth on page 51 of this proxy statement.

Nominating Committee.    First Bell Bancorp’s Nominating Committee consists of Messrs. Baierl and Schweiger. The Nominating Committee considers and recommends the nominees for director to stand for election at First Bell Bancorp’s annual meeting of stockholders. First Bell Bancorp’s bylaws also provide for stockholder nominations of directors. These provisions require such nominations to be made pursuant to timely written notice to the secretary of First Bell Bancorp. The stockholders’ notice of nominations must contain all information relating to the nominee which is required to be disclosed by First Bell Bancorp’s bylaws and by the Exchange Act. See “Stockholder Proposals for the 2004 Annual Meeting” on page 54. The Nominating Committee met one time in 2002.

Compensation/Benefits Committee.    First Bell Bancorp’s Compensation/Benefits Committee consists of Messrs. Baierl, Jackson and Schweiger. This committee meets to establish compensation for the chief executive officer, approves the compensation of senior officers and various compensation and benefits to be paid to employees and to review the incentive compensation programs when necessary. The report of the Compensation Benefits Committee is set forth on page 44 of this proxy statement. The Compensation/Benefits Committee met one time in 2002.

Directors’ Compensation

Directors’ Fees.    Each outside director of First Bell Bancorp receives an annual retainer of $10,000 and $200 for each committee meeting attended. Each outside director of Bell Federal Savings receives an annual retainer of $5,000 and $200 for each committee meeting attended. Directors are not reimbursed for expenses incurred related to their attendance at board or committee meetings.

Directors’ Deferred Compensation Plan.    Pursuant to the Bell Federal Savings deferred compensation plan for directors, non-employee directors may defer, by written election, all or a percentage of the fees earned in their capacities as directors of First Bell Bancorp and Bell Federal Savings and employee directors may defer the same amount of compensation received by them in their capacity as officers of First Bell Bancorp and Bell Federal Savings. Currently, the only director of First Bell Bancorp who is a participant in this plan is Mr. Eckert. Pursuant to this plan and Bell Federal Savings’ employment agreement with Mr. Eckert, fees deferred under this plan are funded into a rabbi trust maintained for the future benefit of Mr. Eckert. Once a participant in the deferred compensation plan has terminated service with the board of directors, the participant is paid deferred amounts and accumulated interest thereon in ten equal annual installments commencing in January of the year following such termination.

Stock Option Plan.    Under the stock option plan maintained by First Bell Bancorp, discretionary grants of options to purchase shares of First Bell Bancorp common stock may be made to directors. There were no grants made to directors in 2002.

Stock Compensation Plan.    Under the stock compensation plan maintained by Bell Federal Savings, discretionary grants of First Bell Bancorp common stock may be made to directors. There was one grant made to a director in 2002, a grant of one share to Mr. Eckert.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Under rules established by the SEC, First Bell Bancorp is required to provide certain data and information in regard to the compensation and benefits provided to First Bell Bancorp’s chief executive officer and other executive officers of First Bell Bancorp. The disclosure requirements for the chief executive officer and such executive officers include the use of tables and a report explaining the rationale and consideration that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation/Benefits Committee, at the direction of the board of directors, has prepared the following report for inclusion in this proxy statement.

General.    First Bell Bancorp is the parent of Bell Federal Savings and does not pay any cash compensation to its executive officers. The board of directors of First Bell Bancorp has established the Compensation/Benefits Committee (the “Committee”), which currently is comprised of Messrs. Baierl, Jackson and Schweiger. Mr. Baierl is the secretary of First Bell Bancorp, for which position he receives no additional compensation.

A separate committee, the Salary Review Committee of Bell Federal Savings, is responsible for establishing the 2002 compensation and benefits for the executive officers of Bell Federal Savings and for reviewing recommendations of management for the compensation and benefits of other officers and employees of Bell Federal Savings. The Salary Review Committee consisted of Messrs. Baierl, Jackson, Schweiger and Eckert, who is a non-voting member. Mr. Baierl and Mr. Schweiger are not officers of Bell Federal Savings. Mr. Jackson is the secretary of Bell Federal Savings but receives no additional compensation. The actions of the Salary Review Committee are ratified by Bell Federal Savings’s board of directors. Mr. Eckert did not participate in establishing his compensation and benefits.

Compensation Policies.    The Committee has established the following goals for compensation programs impacting the executive officers of First Bell Bancorp and Bell Federal Savings:

•	to provide compensation opportunities which are consistent with competitive norms of the industry and First Bell Bancorp’s level of performance, thus allowing First Bell Bancorp to retain high-quality executive officers who are critical to First Bell Bancorp’s long-term success

•	to motivate key executive officers to achieve strategic business initiatives and reward them for their achievement; and

•	to provide motivation for the executive officers to enhance stockholder value by linking their compensation to the value of the First Bell Bancorp common stock.

The Salary Review Committee establishes the factors and criteria upon which the executive officers’ compensation is based and how such compensation relates to Bell Federal Savings’ performance, general compensation policies, competitive factors and regulatory requirements. The Committee’s compensation policies are designed to reward and provide incentive for executives based upon achievement of individual and corporate goals.

For purposes of determining the competitive market for Bell Federal Savings’ executives, the Committee reviewed the compensation paid to top executives of financial institutions with total assets in a range of Bell Federal Savings’ total asset size and performance results comparable to those of Bell Federal Savings. This information was derived from peer group data as summarized in the “2000 SNL Executive Compensation Review,” prepared by SNL Securities, Inc. The value of long-term incentive compensation is based on the value of the restricted stock awards at grant value and the value of the stock options is determined by using the Black Scholes formula. The peer group used in benchmarking compensation is composed of many of the same institutions used in the peer group for the stock performance graph.

The compensation package available to executive officers is composed of base salary and long-term incentive compensation.

Base Salary.    In determining salary levels for the named executive officers, the Committee considers the entire compensation package, including the potential equity compensation provided under First Bell Bancorp’s stock plans. The Committee meets as needed to review the appropriateness of the executive’s base salary annually. The level of any salary increase is based on the executive’s job performance over the year in conjunction with First Bell Bancorp goals of growth and profitability. Salary levels are intended to be competitive with comparable financial institutions in First Bell Bancorp’s peer group.

Salaries are aimed at reflecting the overall performance of First Bell Bancorp and the performance of the individual executive officer.

Long-Term Incentive Compensation.    First Bell Bancorp has adopted the 1996 Master Stock Option Plan and the 1996 Master Stock Compensation Plan, under which executive officers may receive grants of stock options and restricted stock. Stock options and stock awards under such plans were awarded by the Committee in connection with Bell Federal Savings’ conversion to stock form in 1995 based upon First Bell Bancorp’s fiscal responsibility, regulatory practices and policies, the practices of other recently converted financial institutions, as verified by external surveys and based upon the executive officers’ level of responsibility and contributions to First Bell Bancorp and Bell Federal Savings. With the exception of an award of one restricted share of First Bell Bancorp common stock to Mr. Eckert in 2002, no awards have been made pursuant to these plans since this time.

Compensation of the Chief Executive Officer.    First Bell Bancorp and Bell Federal Savings have entered into employment contracts with Mr. Eckert. The details of the employment contract were determined based on a review of industry practice and discussions with consultants specializing in employment and compensation matters. Mr. Eckert’s base salary is payable pursuant to his employment contract. See “—Employment Agreements” on page 46 for a detailed description of the employment contract. The Salary Review Committee, after taking into consideration the factors discussed above, increased Mr. Eckert’s annual base salary by 7.5% to $257,408 for 2002, which is comparable to other institutions in Bell Federal Savings’ peer group.

Compensation/Benefits Committee	Salary Review Committee
Robert C. Baierl (Chairman)	Robert C. Baierl (Chairman)
Thomas J. Jackson	Thomas J. Jackson
Jack W. Schweiger	Jack W. Schweiger

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Baierl, Jackson and Schweiger. Mr. Baierl is secretary of First Bell Bancorp and Mr. Jackson is the secretary of Bell Federal Savings. Messrs. Baierl, Jackson and Schweiger are also members of the board of directors and the Compensation Committee of Bell Federal Savings. During fiscal year 2002, certain members of the Compensation Committee engaged in certain transactions with First Bell Bancorp which are described under “-Indebtedness of Management and Transactions with Certain Related Persons” on page 48.

Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2002, 2001, and 2000, the cash compensation paid by Bell Federal Savings, as well as certain other compensation paid or accrued for those years, to the chief executive officer and those executive officers of First Bell Bancorp who received an amount in salary and bonus in excess of $100,000 (the “Named Executive Officers”).

	Annual Compensation					Long-Term Compensation
						Awards			Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)(2)		Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)(3)		LTIP Payouts ($)		All Other Compensation ($)
Albert H. Eckert, II President and Chief Executive Officer	2002 2001 2000	$262,503 232,959 223,031	$100,380 38,143 —	$	— — —	$22 — —	$	— — —	$	— — —	$236,386 107,844 82,820	(4)

Jeffrey M. Hinds Executive Vice President and Chief Financial Officer	2002 2001 2000	128,965 121,234 114,779	46,873 27,278 —		— — —	— — —		— — —		— — —	166,042 98,353 81,817	(4)

(1)	Includes compensation deferred at the election of Messrs. Eckert and Hinds through Bell Federal Savings’s 401(k) Plan and, in the case of Mr. Eckert, the directors deferred compensation plan.
(2)	There were no (a) perquisites over the lesser of $50,000 or 10% of the individual’s total salary and bonus, respectively, (b) payments of above-market preferential earnings on deferred compensation, (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation, (d) tax payment reimbursements or (e) preferential discounts on stock.
(3)	See “Fiscal Year-End Options/SAR Values” table for a discussion of options granted under the stock option plan.
(4)	Includes (a) $2,750 and $1,934 contributed by Bell Federal Savings under Bell Federal Savings’s 401(k) Plan to the accounts of Messrs. Eckert and Hinds, respectively, during 2002, (b) $60,000and $30,000 representing the contribution made to the SERP for the accounts of Messrs. Eckert and Hinds, respectively, during 2002, and (c) $173,636 and $134,108 representing the value of shares allocated under the ESOP for the benefit of Messrs. Eckert and Hinds, respectively, during 2002 based on the closing price of the shares on the Nasdaq National Market at December 31, 2002.

Employment Agreements

First Bell Bancorp and Bell Federal Savings currently maintain three-year employment agreements with Messrs. Eckert and Hinds. The employment agreements provide that, commencing on the first anniversary date and continuing each anniversary date thereafter, the board of directors may extend the agreements for an additional year so that the remaining terms shall be the amount of the original terms, unless written notice of non-renewal is given by the board of directors after conducting a performance evaluation of the executive. The employment agreements provide that the executive’s base salary will be reviewed annually. The base salaries which are currently effective for the employment agreements for Messrs. Eckert and Hinds are $257,408 and $132,636, respectively. In addition to base salary, the employment agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel.

The employment agreements provide for termination by First Bell Bancorp or Bell Federal Savings for cause, as defined in the employment agreements, at any time. If First Bell Bancorp or Bell Federal Savings chooses to terminate the executive’s employment for reasons other than for cause, or if the executive’s resigns from First Bell Bancorp or Bell Federal Savings after specified circumstances that would constitute constructive termination, the executive or, in the event of death, his beneficiary would be entitled to an amount equal to the remaining salary payments under the employment agreement and the contributions that would have been made on the executive’s behalf to any employee benefit plans of First Bell Bancorp or Bell Federal Savings during the remaining term of the employment agreement. First Bell Bancorp and Bell Federal Savings would also continue the executive’s life, health and disability coverage for the remaining term of the employment agreement.

Under the employment agreements, if voluntary or involuntary termination follows a change in control of First Bell Bancorp or Bell Federal Savings, as defined in the employment agreements, the executive or, in the event of death, his beneficiary would be generally entitled to three times the executive’s annual compensation plus a severance payment equal to other non-cash benefits provided for under the employment agreements, including continued reimbursement of automobile expense, and life, health and disability coverage for a 36 month period consistent with the amounts paid for the executive prior to the change of control.

Stock Options

The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of December 31, 2002. Also reported are the values for “in-the-money” options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the First Bell Bancorp common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

	Shares Acquired on	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End(#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End($)(1)(2)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Albert H. Eckert	—	—	160,772	—	$1,696,145	—
Jeffrey M. Hinds	—	—	107,177	—	$1,130,717	—

(1)	The closing market price on December 31, 2002 was $21.26.
(2)	Based on the market value of the underlying First Bell Bancorp common stock at December 31, 2002, minus the exercise price.

Supplemental Retirement Plan

Bell Federal Savings maintains a supplemental retirement plan pursuant to which Messrs. Eckert and Hinds receive specified retirement benefits.

Mr. Eckert, who has been a participant in the supplemental retirement plan since 1992, receives a supplemental retirement benefit of $30,067 for each year of service with Bell Federal Savings since becoming a participant in the plan, which increases to $45,100 if Bell Federal Savings’ return on assets for a particular year is equal to or greater than .75% and to $60,134 if such return on assets is equal to or greater than 1.0%.

Mr. Hinds, who has been a participant in the supplemental retirement plan since mid-2001, receives a supplemental retirement benefit of $15,000 for each year of service with Bell Federal Savings since becoming a participant in the plan, which increases to $22,500 if Bell Federal Savings’ return on assets for a particular year is equal to or greater than .75% and to $30,000 if such return on assets as equal to or greater than 1.0%.

Amounts earned under the supplemental retirement plan are paid in ten equal annual payments commencing on the first business day of the calendar year immediately following the termination of the executive’s employment by Bell Federal Savings.

Indebtedness of Management and Transactions with Certain Related Persons

Bell Federal Savings extends credit to certain directors, officers and employees of First Bell Bancorp, as well as to members of their immediate families, in connection with mortgage loans, home equity lines of credit and home equity installment loans.

Bell Federal Savings’s policy provides that all loans made by Bell Federal Savings to its directors and officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

During 2002, Bell Federal Savings utilized the services of or purchased goods from companies with whom directors of First Bell Bancorp are associated. Bell Federal Savings paid: $160,675 for appraisal services to the Dixon Agency, of which Mr. Dixon is the sole proprietor; $146,753 for insurance renewals to Aon Risk Services, Inc., of which Mr. McMinn is a Senior Vice President; and $14,457 for office furniture and equipment from Wright Contract Interiors, of which Mr. Baierl is the sole proprietor.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires First Bell Bancorp’s officers (as defined in regulations promulgated by the SEC thereunder) and directors, and persons who own more than ten percent of a registered class of First Bell Bancorp’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish First Bell Bancorp with copies of all Section 16(a) forms they file.

Based solely on a review of copies of the reports it has received and written representations provided to First Bell Bancorp from individuals required to file the reports, First Bell Bancorp believes that during the year ended December 31, 2002, all Form 4 reports to the SEC were filed on a timely basis.

STOCK PERFORMANCE GRAPH

The following graph shows an annual comparison of stockholder return on the First Bell Bancorp common stock based on the market price of the First Bell Bancorp common stock assuming the reinvestment of dividends, with the cumulative total returns for the companies on the NASDAQ Total Return Index, SNL Thrift Index and SNL $500M—$1B Thrift Index for the period beginning on December 31, 1997 through December 31, 2002. The graph should not be deemed to be indicative of possible future performance of the First Bell Bancorp common stock. The data was supplied by SNL Securities, LP.

RELATIONSHIP WITH INDEPENDENT

AUDITORS

General

The accounting firm S.R. Snodgrass, A.C. has been the independent auditors of First Bell Bancorp since August 2001. As discussed below, this firm has been appointed as independent auditors of First Bell Bancorp for 2003, subject to ratification by the stockholders of First Bell Bancorp.

Prior to the year ended December 31, 2001, First Bell Bancorp’s consolidated financial statements were audited by Deloitte & Touche LLP. On August 23, 2001, First Bell Bancorp dismissed this firm and engaged S.R. Snodgrass, A.C. The decision to change auditors was approved by our board of directors on August 20, 2001.

For the year ended December 31, 2000 and up to the date of the replacement of First Bell Bancorp’s former accountant, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of the former accountant, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. The independent auditor’s report on the consolidated financial statements for the year ended December 31, 2000 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Audit Fees

The aggregate fees billed to First Bell Bancorp by S.R. Snodgrass, A.C. for the annual audit and for the review of First Bell Bancorp’s Form 10-K and Forms 10-Q for 2002 totaled $57,777.

All Other Fees

The aggregate fees billed to First Bell Bancorp by S.R. Snodgrass, A.C. for all other non-audit services, including fees for tax, regulatory matters and training provided to First Bell Bancorp’s internal auditor during 2002 totaled $21,760.

The Audit Committee believes that the provision of non-audit services by S.R. Snodgrass, A.C. are compatible with maintaining S.R. Snodgrass, A.C.’s independence.

Leased Employees

None of the hours expended on the independent auditor’s engagement to audit First Bell Bancorp’s financial statements for the year ended December 31, 2002 are attributable to work performed by persons other than full-time, permanent employees of S. R. Snodgrass, A.C.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed and discussed the annual financial statements with management and the independent accountants. As part of this process, management represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also received and reviewed written disclosures and a letter from the accountants concerning their independence as required under applicable standards for auditors of public companies. The Audit Committee discussed with the accountants the contents of such materials, the accountant’s independence and the additional matters required under Statement on Auditing Standards No. 61. Based on such review and discussions, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in First Bell Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Thomas J. Jackson, Jr.

Peter E. Reinert

Jack W. Schweiger

PROPOSAL TO RATIFY THE APPOINTMENT

OF INDEPENDENT AUDITORS

(Proposal Three)

Upon recommendation of the Audit Committee, our board of directors has appointed S.R. Snodgrass, A.C. to be First Bell Bancorp’s independent auditors for 2003, subject to ratification by stockholders. A representative of S.R. Snodgrass, A.C. is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he desire to do so.

If the ratification of the appointment of the independent auditors is not approved by a majority of the votes cast by stockholders at the annual meeting, the board of directors will consider other independent auditors.

Our board of directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of S.R. Snodgrass, A.C. as First Bell Bancorp’s independent auditors for 2003.

ADJOURNMENT OF THE ANNUAL MEETING

(Proposal Four)

In the event that there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the annual meeting, the merger agreement could not be approved unless the meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by First Bell Bancorp at the time of the annual meeting to be voted for an adjournment, if necessary, First Bell Bancorp has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of First Bell Bancorp unanimously recommends that stockholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the annual meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the annual meeting of the place, date and time to which the annual meeting is adjourned, if the annual meeting is adjourned for 30 days or less.

Our board of directors unanimously recommends that you vote “FOR” approval of this proposal.

MARKET FOR COMMON STOCK AND DIVIDENDS

The First Bell Bancorp common stock currently is traded on the Nasdaq Stock Market Inc.’s National Market under the symbol “FBBC.”

As of the record date for the annual meeting, there were 4,535,714 shares of First Bell Bancorp common stock outstanding, which were held by approximately 3,500 holders of record. Such numbers of stockholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth during the periods indicated the high and low sales prices of the First Bell Bancorp common stock as reported on the Nasdaq Stock Market Inc.’s National Market and the dividends declared per share of First Bell Bancorp common stock.

	Market Price		Dividends
2003	High	Low	Declared Per Share
First Quarter	$26.30	$20.40	$0.15
Second Quarter (through April , 2003)

2002
First Quarter	15.82	13.63	0.12
Second Quarter	18.01	13.88	0.12
Third Quarter	17.45	13.90	0.15
Fourth Quarter	21.44	13.50	0.15

2001
First Quarter	15.31	13.63	0.12
Second Quarter	14.60	13.88	0.12
Third Quarter	15.50	13.90	0.12
Fourth Quarter	14.70	13.50	0.12

On March 11, 2003, the most recent trading day prior to the announcement of the execution of the merger agreement, the closing per share sale price of the First Bell Bancorp common stock was $21.49, and on April    , 2003, the last trading day before the printing of this document, the closing per share sale price of the First Bell Bancorp common stock was $        .

CERTAIN BENEFICIAL OWNERS OF FIRST BELL BANCORP COMMON STOCK

The following table sets forth the beneficial ownership of the First Bell Bancorp common stock as of April    , 2003, and certain other information with respect to (i) the only person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to First Bell Bancorp to be the beneficial owner of more than 5% of the issued and outstanding First Bell Bancorp common stock on April ,    2003, (ii) each director of First Bell Bancorp and (iii) all directors and executive officers of First Bell Bancorp as a group.

Name of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of April , 2003(1)(2)		Percent of First Bell Bancorp common stock
5% Holders:
Bell Federal Savings ESOP 532 Lincoln Avenue Pittsburgh, Pennsylvania 15202	609,540	(3)	13.4%

Albert H. Eckert, II 532 Lincoln Avenue Pittsburgh, Pennsylvania 15202	286,704	(4)	6.1

Friedman Billings, Ramsey Investment Management 1001 19th Street North 18th Floor Arlington, Virginia 22209	240,300		5.3

Directors:
Robert C. Baierl	25,483	(5)	0.6
Theodore R. Dixon	26,054	(5)(6)	0.6
Albert H. Eckert, II	286,704	(4)	6.1
Jeffrey M. Hinds	177,866	(7)	3.8
Thomas J. Jackson, Jr.	21,726	(5)	0.5
William S. McMinn	22,534	(5)	0.5
Peter E. Reinert	20,932	(5)	0.5
Jack W. Schweiger	38,347	(5)(8)	0.8
Directors and executive officers as a group (8 persons)	619,635	(9)	12.7

(1)	Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of First Bell Bancorp common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.
(2)	Under applicable regulations, a person is deemed to have beneficial ownership of any shares of First Bell Bancorp common stock which may be acquired within 60 days of April , 2003 pursuant to the exercise of outstanding stock options. Shares of First Bell Bancorp common stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding First Bell Bancorp common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of First Bell Bancorp common stock owned by any other person or group.
(3)

The Bell Federal Savings Employee Stock Ownership Plan Trust, or Trust, was established pursuant to the Bell Federal Savings ESOP by an agreement between First Bell Bancorp and First Bankers Trust Company, which acts as trustee of the plan (the “Trustee”). As of March 31, 2003, 426,479 shares of First Bell Bancorp common stock held in the Trust were unallocated and 181,090 shares had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustee will generally vote the allocated shares held in the ESOP in accordance with the instructions of the participating employees and will generally vote unallocated shares held in the ESOP in the same proportion for and against proposals to stockholders as the ESOP participants and beneficiaries actually vote shares of First Bell Bancorp common stock allocated to their individual accounts, subject in each case to the fiduciary duties of the Trustee and applicable law. Any allocated shares which either abstain on the proposal or are not voted will be disregarded in determining the percentage of stock voted for and against each proposal by the participants and beneficiaries.

(4)	Includes 160,772 shares which may be acquired through the exercise of stock options within 60 days of the record date for the annual meeting.
(5)	Includes 16,076 shares which may be acquired through the exercise of stock options within 60 days of the record date for the annual meeting.
(6)	Includes 200 shares held by Mr. Dixon’s wife, with whom beneficial ownership of such shares is shared.
(7)	Includes 107,177 shares which may be acquired through the exercise of stock options within 60 days of the record date for the annual meeting.
(8)	Includes 2,558 held by Mr. Schweiger’s wife, with whom beneficial ownership of such shares is shared.
(9)	Includes 364,405 shares which may be acquired through the exercise of stock options within 60 days of the record date for the annual meeting. Does not include 180,444 shares of First Bell Bancorp common stock held in the trust established pursuant to the Bell Federal Savings restricted stock plan. Under this plan, the independent trustee of the plan trust is required to vote unallocated shares held in the plan trust in the same proportion as allocated but unvested shares held in the plan trust have been voted by the recipients of such awards. Currently, there is one allocated but unvested share held in the plan trust, which is held on behalf of Mr. Eckert, who will vote in favor of approval and adoption of the merger agreement.

STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

Any proposal which a stockholder wishes to have included in the proxy materials of First Bell Bancorp relating to the next annual meeting of stockholders of First Bell Bancorp, which will only be held if the merger is not consummated prior thereto, must be delivered to First Bell Bancorp, Inc., 532 Lincoln Avenue, Bellevue, Pennsylvania 15202 Attention: Robert C. Baierl, Secretary, no later than November 15, 2003. If such proposal is in compliance with all of the requirements of Rule 14a-8 of the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposals be sent certified mail, return receipt requested.

The bylaws of First Bell Bancorp provide an advance notice procedure for certain business to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Secretary of First Bell Bancorp not less than 90 days before the time originally fixed for such meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder’s name and address, as it appears on First Bell Bancorp’s record of stockholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of First Bell Bancorp’s capital stock that are beneficially owned by such stockholder and any material interest of such stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require First Bell Bancorp to include in its proxy statement and proxy relating to the annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received. First Bell Bancorp has not yet set a date for the annual meeting of stockholders for 2004.

CAUTIONARY STATEMENT CONCERNING

FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference into this proxy statement contain forward-looking statements and information with respect to the financial condition, results of operations, plans, objectives, future performance, business and other matters relating to First Bell Bancorp or the merger that are based on the beliefs of, as well as assumptions made by and information currently available to, our management. When used in this proxy statement, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import are intended to identify forward-looking statements. These statements reflect our current view with respect to future events and are subject to risks, uncertainties and assumptions that include, without limitation, the risk factors set forth in our annual report on Form 10-K for 2002 and other filings with the SEC, the risk that the merger will not be completed and risks associated with competitive factors, general economic conditions, geographic credit concentration, customer relations, interest rate volatility, governmental regulation and supervision, defaults in the repayment of loans, changes in volume of loan originations, and changes in industry practices. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected or intended.

ANNUAL REPORTS

A copy of our annual report to stockholders for the year ended December 31, 2002 accompanies this proxy statement. Upon written request, we will finish a copy of our annual report on Form 10-K for the year ended December 21, 2002 as filed with the SEC, as well as the exhibits thereto upon payment of a copying charge of ten cents per page. Such written requests should be directed to Jeffrey M. Hinds, Executive Vice President, First Bell Bancorp, Inc., 532 Lincoln Avenue, Bellevue, Pennsylvania 15202. The foregoing annual reports are not part of the proxy solicitation materials.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by us at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms. Our filings with the SEC also are available to the public from document retrieval services and at the SEC’s Internet website (http://www.sec.gov).

ANNEX I

AGREEMENT AND PLAN OF MERGER

by and among

NORTHWEST BANCORP, MHC

NORTHWEST BANCORP, INC.

NORTHWEST MERGER SUBSIDIARY, INC.

NORTHWEST SAVINGS BANK

and

FIRST BELL BANCORP, INC.

and

BELL FEDERAL SAVINGS AND LOAN ASSOCIATION OF BELLEVUE

Dated as of March 11, 2003

AGREEMENT AND PLAN OF MERGER

I-i

ARTICLE VI
CONDITIONS

Section 6.01 Conditions to First Bell Bancorp’s Obligations under this Agreement	37
Section 6.02 Conditions to Northwest Bancorp’s Obligations under this Agreement	37

ARTICLE VII
TERMINATION, WAIVER AND AMENDMENT

Section 7.01 Termination	38
Section 7.02 Effect of Termination	39

I-ii

Exhibits:

Exhibit A:	Form of Plan of Merger
Exhibit B:	Form of First Bell Bancorp Letter Agreement
Exhibit C:	Form of Opinion of Counsel
Exhibit D:	Form of Termination and Release Agreement
Exhibit E:	Form of Noncompetition Agreement

I-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 11, 2003, is by and among Northwest Bancorp, MHC, a Federal mutual holding company (“Northwest MHC”), Northwest Bancorp, Inc., a Federal corporation (“Northwest Bancorp”), Northwest Merger Subsidiary, Inc., a wholly-owned subsidiary of Northwest Bancorp incorporated under the laws of the State of Delaware (“Northwest Merger Subsidiary”), Northwest Savings Bank, a Pennsylvania savings bank, and First Bell Bancorp, Inc., a Delaware corporation (“First Bell Bancorp”) and Bell Federal Savings and Loan Association of Bellevue (“Bell Federal Savings”). Each of Northwest Bancorp, Northwest Merger Subsidiary, Northwest Savings Bank, First Bell Bancorp and Bell Federal Savings is sometimes individually referred to herein as a “party,” and all of them are sometimes collectively referred to herein as the “parties.”

RECITALS

WHEREAS, Northwest MHC, a registered savings and loan holding company, with principal offices in Warren, Pennsylvania, owns a majority of the issued and outstanding capital stock of Northwest Bancorp, with principal offices in Warren, Pennsylvania;

WHEREAS, Northwest Bancorp, a registered savings and loan holding company, with principal offices in Warren, Pennsylvania, owns all of the issued and outstanding capital stock of Northwest Savings Bank and Northwest Merger Subsidiary, both with principal offices in Warren, Pennsylvania;

WHEREAS, First Bell Bancorp, a registered savings and loan holding company, with principal offices in Wilmington, Delaware, owns all of the issued and outstanding capital stock of Bell Federal Savings, with principal offices in Pittsburgh, Pennsylvania;

WHEREAS, the Board of Directors of First Bell Bancorp deems it advisable and in the best interests of First Bell Bancorp stockholders and the Board of Directors of Northwest Bancorp deems it advisable and in the best interests of Northwest Bancorp stockholders to consummate the business combination transactions contemplated herein whereby Northwest Merger Subsidiary, subject to the terms and conditions set forth herein, will merge with and into First Bell Bancorp, with First Bell Bancorp as the surviving entity (the “Merger”) and subsequent thereto First Bell Bancorp will merge with or liquidate into Northwest Bancorp, with Northwest Bancorp as the surviving entity (the “Company Merger”), and Bell Federal Savings will merge with and into Northwest Savings Bank, with Northwest Savings Bank as the surviving entity (the “Bank Merger”) (the Merger, the Company Merger and the Bank Merger are sometimes collectively referred to as the “Mergers”);

WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger, and the other transactions contemplated by this Agreement; and

WHEREAS, simultaneously with the execution of this Agreement by the parties hereto, each director of First Bell Bancorp is entering into the letter agreement included as Exhibit B to this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.01.    Definitions.    Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment or supplement hereto, which constitutes a “plan of merger” between Northwest Bancorp, Northwest Merger Subsidiary and First Bell Bancorp.

“Applications” means the applications for all Regulatory Approvals that are required by the transactions contemplated hereby.

“Bank Merger” means the merger of Bell Federal Savings with and into Northwest Savings Bank, with Northwest Savings Bank as the surviving institution.

“Bank Merger Agreement” shall mean a Plan of Merger which is substantially in the form of the Plan of Merger included as Exhibit A to this Agreement.

“Bell Federal Savings ESOP” means the Bell Federal Savings and Loan Association of Bellevue Employee Stock Ownership Plan and Trust.

“Bell Federal Savings Restricted Stock Plan” means the Bell Federal Savings and Loan Association of Bellevue Master Stock Compensation Plan, as amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or Federal holiday.

“Certificate” has the meaning given to that term in Section 2.02(a)(iv) of this Agreement.

“Closing Date” means the Business Day determined by Northwest Bancorp, in its sole discretion, which is within ten (10) Business Days after the last condition precedent (other than the delivery of certificates or other instruments and documents to be delivered at closing) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as to which Northwest Bancorp and First Bell Bancorp shall mutually agree.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Merger” means the merger or liquidation of First Bell Bancorp, as a wholly-owned subsidiary of Northwest Bancorp, with and into Northwest Bancorp, with Northwest Bancorp being the surviving corporation.

“Compensation and Benefit Plans” means any bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare and fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by First Bell Bancorp or Bell Federal Savings in which any employee or former employee, consultant or former consultant or director or former director of First Bell Bancorp or Bell Federal Savings participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.

“Confidentiality Agreement” means the letter agreement, dated as of January 9, 2003, between Northwest Bancorp and Lehman Brothers, as financial adviser to, and on behalf of, First Bell Bancorp.

“Department” means the Pennsylvania Department of Banking.

“DGCL” means the Delaware General Corporation Law, as from time to time amended, and any successor thereto.

“Disclosure Schedule” means any of the Northwest Bancorp Disclosure Schedules or the First Bell Bancorp Disclosure Schedules.

“Dissenters’ Shares” means shares of First Bell Bancorp Common Stock that have not been voted in favor of approval of the Company Merger and with respect to which appraisal rights have been perfected in accordance with Section 262 of the DGCL.

“DOL” means the U.S. Department of Labor.

“Environmental Law” means any Federal or state law, statute, rule, regulation, code, order, judgment, decree, injunction, common law or agreement with any Federal or state governmental authority relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) human health or safety relating to the presence of Hazardous Material, or (iii) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Material, in each case as amended and now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means American Stock Transfer & Trust Company, the transfer agent for Northwest Bancorp, or such other entity selected by Northwest Bancorp and agreed to by First Bell Bancorp.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means a Federal Home Loan Bank.

“First Bell Bancorp Common Stock” shall have the meaning given to such term in Section 3.02(a).

“First Bell Bancorp Disclosure Schedules” means the Disclosure Schedules delivered by First Bell Bancorp to Northwest Bancorp pursuant to Article III of this Agreement.

“First Bell Bancorp Financials” means (i) the audited consolidated financial statements of First Bell Bancorp as of December 31, 2002 and 2001 and for the three years ended December 31, 2002, including the notes thereto included in Securities Documents filed by First Bell Bancorp, or in the case of the audited consolidated financial statements for 2002, delivered to Northwest Bancorp, and (ii) the unaudited interim consolidated financial statements of First Bell Bancorp as of each calendar quarter thereafter included in Securities Documents filed by First Bell Bancorp.

“First Bell Bancorp Option” means issued and outstanding options granted by First Bell Bancorp to purchase shares of First Bell Bancorp Common Stock pursuant to the First Bell Bancorp Stock Option Plan.

“First Bell Bancorp Regulatory Reports” means the Thrift Financial Reports of Bell Federal Savings and accompanying schedules, as filed with the OTS, for each appropriate calendar quarter beginning with the quarter ended December 31, 2001, through the Closing Date, and all Annual, Quarterly and Current Reports filed with the OTS by First Bell Bancorp from December 31, 2001 through the Closing Date.

“First Bell Bancorp Rights” means the rights attached to shares of First Bell Bancorp Common Stock pursuant to the First Bell Bancorp Rights Agreement.

“First Bell Bancorp Rights Agreement” means the Shareholder Rights Agreement between First Bell Bancorp and Registrar and Transfer Company, as Rights Agent, dated as of November 18, 1998.

“First Bell Bancorp Subsidiary” means any corporation, limited liability company, limited liability partnership or partnership (whether general or limited), 50% or more of the capital stock or other equity ownership interest of which is owned, either directly or indirectly, by First Bell Bancorp or Bell Federal Savings, except any corporation limited liability company, limited liability partnership or partnership (whether general or limited), the stock or other equity ownership interest of which is held as security by Bell Federal Savings in the ordinary course of its lending activities.

“First Bell Bancorp Stock Option Plan” means the First Bell Bancorp 1996 Master Stock Option Plan, as amended from time to time.

“GAAP” means accounting principles generally accepted in the United States of America as in effect at the relevant date and consistently applied.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” means the Home Owners’ Loan Act, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or reasonably should have been known, by the senior officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or any other written notice received by that Person.

“Loan Property” shall have the meaning given to such term in Section 3.14(b) of this Agreement.

“Material Adverse Effect” shall mean, with respect to First Bell Bancorp and Northwest Bancorp, any adverse effect (a) on its respective assets, financial condition or results of operations which is material to its respective assets, financial condition, results of operations or business on a consolidated basis, or (b) which would materially impair the ability of First Bell Bancorp or Northwest Bancorp, respectively, or any of their respective Affiliates, to perform its obligations under this Agreement, or otherwise materially impede the consummation of the Merger and the other transactions contemplated by this Agreement, except in each case for any such effect caused by (i) changes in economic conditions affecting financial institutions generally, including but not limited to a change in interest rates generally, (ii) any individual or combination of changes occurring after the date hereof in any Federal or state law, rule or regulation or in GAAP, which change(s) affect(s) financial institutions generally, (iii) expenses incurred in connection with this Agreement and the transactions contemplated hereby, or (iv) the effects of any action or omission taken pursuant to this Agreement or with the written consent of the other party or parties hereto.

“Material Contract” shall have the meaning given to such term in Item 601(b)(10) of the SEC’s Regulation S-K

“Merger” means the merger of Northwest Merger Subsidiary with and into First Bell Bancorp, with First Bell Bancorp as the surviving corporation.

“Merger Effective Date” means that date upon which the certificate of merger as to the Merger are accepted for filing by the Secretary of State of the State of Delaware, or such other date as otherwise stated in such filed articles of merger, in accordance with Delaware law. The Merger Effective Date shall be the same date as the Closing Date.

“Merger Consideration” has the meaning given to that term in Section 2.02(a)(i) of this Agreement.

“Northwest Bancorp Disclosure Schedules” means the Disclosure Schedules delivered by Northwest Bancorp to First Bell Bancorp pursuant to Article IV of this Agreement.

“Northwest Bancorp Financials” means (i) the audited consolidated financial statements of Northwest Bancorp as of June 30, 2002 and 2001 and for the three years ended June 30, 2002, including the notes thereto and (ii) the unaudited interim consolidated financial statements of Northwest Bancorp as of each calendar quarter thereafter.

“Northwest Bancorp Regulatory Reports” means the Call Reports of Northwest Savings Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended June 30, 2002, through the Closing Date, and all Annual, Quarterly and Current Reports filed on Form H-(b)11 with the OTS by Northwest Bancorp from June 30, 2002 through the Closing Date.

“Northwest Bancorp Subsidiary” means any corporation, limited liability company, limited liability partnership or partnership (whether general or limited), 50% or more of the capital stock or other equity ownership interest of which is owned, either directly or indirectly, by Northwest Bancorp or Northwest Savings Bank, except any corporation limited liability company, limited liability partnership or partnership (whether general or limited), the stock or other equity ownership interest of which is held as security by Northwest Savings Bank in the ordinary course of its lending activities.

“Northwest Banking Subsidiary” means Northwest Savings Bank and Jamestown Savings Bank.

“OTS” means the Office of Thrift Supervision.

“Participation Facility” shall have the meaning given to such term in Section 3.14(b) of this Agreement.

“PBCA” means the Pennsylvania Business Corporation Act, as from time to time amended, and any successor thereto.

“Pension Plan” has the meaning given to that term in Section 3.12 of this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).

“Proxy Statement” means the proxy statement, together with any supplements thereto, to be transmitted to holders of First Bell Bancorp Common Stock in connection with the transactions contemplated by this Agreement.

“Regulatory Agreement” has the meaning given to that term in Section 3.11(c) of this Agreement.

“Regulatory Approvals” means all consents, waivers, approvals, nonobjections and clearances required to be obtained from or issued by the OTS, the FDIC, the Department or the respective staffs thereof in order to complete the transactions contemplated hereby.

“Regulatory Authority” means any agency or department of any federal, state or local government, including without limitation the OTS, the FDIC, the Department or the respective staffs thereof.

“Rights” means warrants, options, rights, convertible securities and other capital stock equivalents that obligate an entity to issue its securities or to make payments of cash in lieu of issuing such securities or in respect to such securities.

“SAIF” means the Savings Association Insurance Fund of the FDIC.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Documents” means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

“Securities Laws” means the Securities Act and the Exchange Act.

“Subsidiary” means any corporation, limited liability company, limited liability partnership or partnership, whether general or limited), 50% or more of the capital stock or other equity ownership interest of which is owned, either directly or indirectly, by another entity, except any corporation the stock or other equity ownership interest of which is held as security by either Northwest Savings Bank or Bell Federal Savings, as the case may be, in the ordinary course of its lending activities.

“Superior Proposal” has the meaning given to that term in Section 5.06 of this Agreement.

“Surviving Corporation” has the meaning given to that term in Section 2.01(a)(i) of this Agreement.

ARTICLE II

THE MERGER AND RELATED MATTERS

Section 2.01.    Effects of Merger; Surviving Corporation.

(a)    As of the Merger Effective Date, the following shall occur:

(i)    Northwest Merger Subsidiary shall merge with and into First Bell Bancorp; the separate existence of Northwest Merger Subsidiary shall cease; First Bell Bancorp shall be the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Northwest Bancorp; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Northwest Merger Subsidiary shall be taken and deemed to be transferred to and vested in First Bell Bancorp, as the Surviving Corporation in the Merger, without further act or deed; all in accordance with the DGCL.

(ii)    the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as the Certificate of Incorporation of Northwest Merger Subsidiary, in effect immediately prior to the Merger Effective Date; and the Bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the Bylaws of Northwest Merger Subsidiary, in effect immediately prior to the Merger Effective Date, until thereafter altered, amended or repealed in accordance with applicable law.

(iii)    the directors of Northwest Merger Subsidiary duly elected and holding office immediately prior to the Merger Effective Date shall be the directors of the Surviving Corporation, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(iv)    the officers of Northwest Merger Subsidiary duly elected and holding office immediately prior to the Merger Effective Date shall be the officers of the Surviving Corporation, each to hold office until his or her successor is elected and qualified or otherwise in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

(b)    Notwithstanding any provision of this Agreement to the contrary, Northwest Bancorp may elect, subject to the filing of all Applications and the receipt of all Regulatory Approvals, to modify the structure of the transactions contemplated hereby, and the parties shall enter into such alternative transactions, so long as (i) there are no adverse tax consequences to any of the stockholders of First Bell Bancorp as a result of such modification, (ii) the Merger Consideration is not thereby changed in kind or reduced in amount or delayed in payment following the Merger Effective Date because of such modification, (iii) such modification will not materially increase the obligations, liabilities or duties of First Bell Bancorp or Bell Federal Savings prior to the Merger Effective Date, and (iv) such modification will not be likely to delay or jeopardize receipt of any Regulatory Approvals or otherwise materially delay consummation of the Mergers.

Section 2.02.    Conversion of Shares.    At the Merger Effective Date, by virtue of the Merger and without any action on the part of any Person:

(a)(i)    Each outstanding share of First Bell Bancorp Common Stock issued and outstanding at the Merger Effective Date, except as provided in clauses (ii), and (iii) of paragraph (a) of this Section, shall cease to be outstanding, and shall be converted into the right to receive $26.25 in cash (the “Merger Consideration”).

(ii)    Any shares of First Bell Bancorp Common Stock which are owned or held by any party hereto or any of their respective Subsidiaries (other than in a fiduciary capacity or in connection with debts previously contracted) at the Merger Effective Date, as well as any shares of First Bell Bancorp Common Stock held in trust established pursuant to the Bell Federal Savings Restricted Stock Plan that have not been allocated or granted, shall be deemed cancelled and the certificates for such shares shall be deemed retired, such shares shall not be converted into the Merger Consideration, and no cash or shares of capital stock of Northwest Bancorp shall be issued or exchanged therefor.

(iii)    The Surviving Corporation, and upon consummation of the Company Merger, Northwest Bancorp, as the successor thereto, shall pay for any Dissenters’ Shares in accordance with Section 262 of the DGCL, and the holders thereof shall not be entitled to receive any Merger Consideration; provided, that if appraisal rights under Section 262 of the DGCL with respect to any Dissenters’ Shares shall have been effectively withdrawn or lost, such shares will thereupon cease to be treated as Dissenters’ Shares and shall be converted into the right to receive the Merger Consideration pursuant to Section 2.02(a)(i).

(iv)    The holders of certificates (immediately prior to the Merger) representing shares of First Bell Bancorp Common Stock (any such certificate being hereinafter referred to as a “Certificate”) shall cease to have any rights as stockholders of First Bell Bancorp, except such rights, if any, as they may have pursuant to applicable law and this Agreement.

(b)    At the Merger Effective Date, by virtue of the Merger and without any action on the part of any Person, each share of Northwest Merger Subsidiary common stock issued and outstanding immediately before the Merger Effective Date shall be converted into and become an outstanding share of common stock of the Surviving Corporation.

Section 2.03.    Exchange Procedures.

(a)    As promptly as practicable after the Merger Effective Date, and in any event within five (5) Business Days thereafter, the Exchange Agent shall mail to each holder of record of outstanding shares of First Bell Bancorp Common Stock a letter of transmittal in form and substance reasonably acceptable to First Bell Bancorp (“Letter of Transmittal”) containing instructions for the surrender of the Certificate(s) held by such holder for payment therefor. Upon a holder’s surrender of the Certificate(s) to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal, such holder shall promptly receive in exchange therefor the Merger Consideration, without interest thereon. Neither Northwest Bancorp nor the Exchange Agent shall be obligated to deliver the Merger Consideration to a former stockholder of First Bell Bancorp until such former stockholder surrenders his Certificate(s).

(b)    If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a Certificate surrendered in exchange therefore is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(c)    Contemporaneously with or prior to the Merger, Northwest Bancorp and/or Northwest Savings Bank shall deposit or cause to be deposited, in trust with the Exchange Agent, an amount of cash equal to the aggregate Merger Consideration that the First Bell Bancorp stockholders shall be entitled to receive on the Merger Effective Date pursuant to Section 2.02 hereof (determined by multiplying the Merger Consideration by the number of shares of First Bell Bancorp Common Stock which are issued and outstanding immediately prior to the Merger Effective Date, other than shares referenced in Section 2.02(a)(ii) and (iii) hereof).

(d)    The payment of the Merger Consideration upon the exchange of First Bell Bancorp Common Stock in accordance with the terms and conditions hereof shall constitute full satisfaction of all rights pertaining to such First Bell Bancorp Common Stock.

(e)    Promptly following the date which is twelve (12) months after the Merger Effective Date, Northwest Bancorp may request the Exchange Agent to deliver to Northwest Bancorp all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, in which case the Exchange Agent’s duties shall terminate. In such event, each holder of a Certificate formerly representing shares of First Bell Bancorp Common Stock may surrender such Certificate to Northwest Bancorp and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefore the Merger Consideration multiplied by the number of shares of First Bell Bancorp Common Stock formerly represented by such Certificate, without any interest or dividends thereon.

(f)    As of the close of business on the Merger Effective Date, there shall be no transfers on the stock transfer books of First Bell Bancorp of the shares of First Bell Bancorp Common Stock which are outstanding immediately prior to the Merger Effective Date, and the stock transfer books of First Bell Bancorp shall be closed with respect to such shares. If, after the Merger Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

(g)    In the event any Certificate for First Bell Bancorp Common Stock shall have been lost, stolen or destroyed, the Exchange Agent (or Northwest Bancorp, if the Exchange Agent’s duties hereunder have been discharged) shall deliver in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of the fact by the holder thereof, the cash to be paid in the Merger as provided for herein; provided, however, that Northwest Bancorp may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable sum as Northwest Bancorp may determine as indemnity against any claim that may be made against First Bell Bancorp, Northwest Bancorp or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.

Section 2.04.    Stock Options.    First Bell Bancorp Disclosure Schedule 2.04 sets forth all of the outstanding First Bell Bancorp Options as of the date hereof, all of which are vested and exercisable. At the Merger Effective Date, each First Bell Bancorp Option which is unexercised and outstanding immediately prior thereto shall, by reason of the Merger, be terminated and converted into the right to receive in cash an amount equal to (i) the difference between (A) the Merger Consideration and (B) the exercise price of each such First Bell Bancorp Option multiplied by (ii) the number of shares of First Bell Bancorp Common Stock subject to the First Bell Bancorp Option. First Bell Bancorp agrees to take or to cause to be taken all actions necessary to provide for such payment at or prior to the Merger Effective Date, and shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then outstanding First Bell Bancorp Option with regard to the termination of such Option and the full payment therefor in accordance with the terms of this Agreement.

Section 2.05.    Restricted Stock.    First Bell Bancorp Disclosure Schedule 2.05 sets forth all outstanding unvested awards under the Bell Federal Savings Restricted Stock Plan. At the Merger Effective Date, each unvested restricted share of First Bell Bancorp Common Stock granted under the Bell Federal Savings Restricted Stock Plan which is outstanding at such time shall vest and become free of all restrictions. Each holder of such a share of restricted First Bell Bancorp Common Stock shall have the same right to receive the Merger Consideration as is provided to each holder of First Bell Common Stock. First Bell Bancorp agrees to take or to cause to be taken all actions necessary to provide for such payment at or prior to the Merger Effective Date, and shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a share of restricted First Bell Bancorp Common Stock with regard to the payment for such shares and the full payment therefor in accordance with the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FIRST BELL BANCORP AND

BELL FEDERAL SAVINGS

No representation or warranty of First Bell Bancorp or Bell Federal Savings contained in Article III shall be deemed untrue or incorrect, and First Bell Bancorp and Bell Federal Savings shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III has had or is reasonably expected to have a Material Adverse Effect on First Bell Bancorp; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 3.01, 3.02(a) and (b), 3.03(a), 3.04 and 3.18, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Subject to the standard set forth above, and except as set forth in the First Bell Bancorp Disclosure Schedules delivered by First Bell Bancorp to Northwest Bancorp on the date hereof, First Bell Bancorp and Bell Federal Savings represent and warrant to Northwest MHC, Northwest Bancorp and Northwest Savings Bank as follows:

Section 3.01.    Organization.

(a)    First Bell Bancorp is a corporation duly organized, validly existing and in good standing under the DGCL, and is duly registered as a savings and loan holding company under the HOLA. First Bell Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(b)    Bell Federal Savings is a Federal savings and loan association organized, validly existing and in good standing under the laws of the United States. The deposits of Bell Federal Savings are insured by the FDIC through the SAIF to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Bell Federal Savings when due. As of the date hereof, no proceedings for the revocation of such deposit insurance are pending, or the Knowledge of Bell Federal Savings, threatened.

(c)    Bell Federal Savings is a member in good standing of the FHLB of Pittsburgh and owns the requisite amount of stock therein.

(d)    The respective minute books of First Bell Bancorp and Bell Federal Savings accurately records, in all respects, all material corporate actions of their respective stockholders and boards of directors (including committees) through the date of this Agreement.

(e)    Prior to the date of this Agreement, First Bell Bancorp and each First Bell Bancorp Subsidiary has made available to Northwest Bancorp true and correct copies of their respective certificate of incorporation or charter, and bylaws, each of which is attached hereto as First Bell Bancorp Disclosure Schedule 3.01(e).

(f)    First Bell Bancorp Disclosure Schedule 3.01(f) sets forth a true and complete list of all of First Bell Bancorp’s and Bell Federal Savings’ Subsidiaries. First Bell Bancorp owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary. There are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any shares of its equity securities (other than to First Bell Bancorp or a wholly-owned Subsidiary of it). There are no contracts, commitments, understandings, or arrangements relating to First Bell Bancorp’s rights to vote or to dispose of such securities. All of the equity securities of each such Subsidiary held by First Bell Bancorp are fully paid and nonassessable, not subject to preemptive or similar rights and are owned by First Bell Bancorp free and clear of any liens.

(g)    Each of First Bell Bancorp’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

Section 3.02.    Capitalization.

(a)    The authorized capital stock of First Bell Bancorp consists of 20,000,000 shares of common stock, par value $0.01 per share (“First Bell Bancorp Common Stock”), of which 4,535,714 shares are outstanding, as of the date hereof, and 2,000,000 shares of preferred stock, par value $0.01 per share (“First Bell Bancorp Preferred Stock”), none of which are outstanding. The outstanding shares of First Bell Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of such shares have been issued in violation of the preemptive rights of any Person. There are 4,076,612 shares of First Bell Bancorp Common Stock held by First Bell Bancorp as treasury stock. Neither First Bell Bancorp nor Bell Federal Savings has or is bound by any Rights or other agreements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Bell Bancorp Common Stock, or any other security of First Bell Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of First Bell Bancorp Common Stock or any other security of First Bell Bancorp, other than 364,405 shares issuable upon exercise of First Bell Bancorp Options (as set forth in First Bell Bancorp Disclosure Schedule 2.04, which are not outstanding shares), 180,844 unallocated shares issuable under and held pursuant to the Bell Federal Savings Restricted Stock Plan which are outstanding, but which, in accordance with Section 2.02(a)(ii), will not be converted into the Merger Consideration), and shares held pursuant to the Bell Federal Savings ESOP (which are outstanding). First Bell Bancorp Disclosure Schedule 3.02(a) sets forth (i) each holder of awards of Stock Options under the First Bell Bancorp Stock Option Plan, the number of shares each such individual may acquire pursuant to the exercise of First Bell Bancorp Stock Options and the exercise price relating to the First Bell Bancorp Stock Options, and (ii) the name of each participant under the Bell Federal Savings ESOP, the number of shares of First Bell Bancorp Common Stock allocated to each such participant and the unallocated shares of First Bell Bancorp Common Stock held by the Bell Federal Savings ESOP. Except as set forth in First Bell Bancorp Disclosure Schedule 3.02(a), there are no shares of restricted stock of First Bell Bancorp outstanding, or authorized to be issued pursuant to any Compensation and Benefit Plan of First Bell Bancorp.

(b)    First Bell Bancorp owns all of the capital stock of Bell Federal Savings, free and clear of any lien or encumbrance. Except for Bell Federal Savings and its Subsidiary, First Bell Bancorp does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of First Bell Bancorp, equity interests held by Bell Federal Savings in a fiduciary capacity, equity interests held in connection with the lending activities of Bell Federal Savings, including stock in the FHLB of Pittsburgh and common stock in the Federal National Mortgage Association.

(c)    To First Bell Bancorp’s Knowledge (based solely upon filings made by Persons pursuant to Section 13(d) of the Exchange Act), other than as set forth in First Bell Bancorp Disclosure Schedule 3.02(c), no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of First Bell Bancorp Common Stock.

Section 3.03.    Authority; No Violation.

(a)    First Bell Bancorp and Bell Federal Savings each has full corporate power and authority to execute and deliver this Agreement and, subject to a favorable vote of the First Bell Bancorp stockholders and receipt of all Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First Bell Bancorp and Bell Federal Savings and the completion by First Bell Bancorp and Bell Federal Savings of the transactions contemplated hereby, have been duly and validly approved by the Boards of Directors of First Bell Bancorp and Bell Federal Savings, and, except for approval of the stockholders of First Bell Bancorp, and in connection with the liquidation of First Bell Bancorp following consummation of the Merger, no other corporate proceedings on the part of First Bell Bancorp or Bell Federal Savings are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by First Bell Bancorp and Bell Federal Savings, and the Bank Merger Agreement has been duly and validly approved by the Board of Directors of Bell Federal Savings, and by First Bell Bancorp in its capacity as the sole stockholder of Bell Federal Savings, and assuming due authorization, execution and delivery of this Agreement by Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary, this Agreement constitutes the valid and binding obligation of First Bell Bancorp and Bell Federal Savings, enforceable against First Bell Bancorp and Bell Federal Savings in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Bell Federal Savings, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

(b)    (A) The execution and delivery of this Agreement by First Bell Bancorp and Bell Federal Savings, (B) subject to receipt of all Regulatory Approvals and the approval of the stockholders of First Bell Bancorp, and except as set forth on First Bell Bancorp Disclosure Schedule 3.03(b), the consummation of the transactions contemplated hereby, and (C) compliance by First Bell Bancorp and Bell Federal Savings with all of the terms, conditions or provisions hereof, will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of First Bell Bancorp or the charter and bylaws of Bell Federal Savings; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Bell Bancorp or Bell Federal Savings or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Bell Bancorp or Bell Federal Savings under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which First Bell Bancorp or Bell Federal Savings is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 3.04.    Consents.    Except as set forth in First Bell Bancorp Disclosure Schedule 3.04, and except for the receipt of the Regulatory Approvals and compliance with any conditions contained therein, the approval of this Agreement by the stockholders of First Bell Bancorp the filing of the Proxy Statement and form of proxy with, and clearance of the same by, the SEC, the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL in connection with the Merger and the Company Merger, the filing of articles of combination with the OTS in connection with the Company Merger and the filing of Articles of Merger with the Pennsylvania Secretary of State pursuant to the PBCA, in connection with the Bank Merger, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consent or approval of any other Person is necessary in connection with (a) the execution and delivery of this Agreement by First Bell Bancorp and Bell Federal Savings, and the Bank Merger Agreement by Bell Federal Savings and (b) the completion by First Bell Bancorp and Bell Federal Savings of the transactions contemplated hereby and thereby. First Bell Bancorp and Bell Federal Savings have no reason to believe that (i) any Regulatory Approvals will not be received or (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 3.05.    Financial Statements.

(a)    First Bell Bancorp has previously made available to Northwest Bancorp the First Bell Bancorp Regulatory Reports. The First Bell Bancorp Regulatory Reports have been prepared in all respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all respects, the consolidated financial position, results of operations and changes in stockholders’ equity of First Bell Bancorp as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

(b)    First Bell Bancorp has previously made available to Northwest Bancorp the First Bell Bancorp Financials. The First Bell Bancorp Financials have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case the consolidated financial position, results of operations and cash flows of First Bell Bancorp and Bell Federal Savings on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

(c)    At the date of each balance sheet included in the First Bell Bancorp Financials or the First Bell Bancorp Regulatory Reports, First Bell Bancorp did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Bell Bancorp Financials or First Bell Bancorp Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

Section 3.06.    Taxes.    For federal income tax purposes, First Bell Bancorp and Bell Federal Savings are members of the same affiliated group within the meaning of Code Section 1504(a). First Bell Bancorp and Bell Federal Savings have duly filed all federal, state and local tax returns required to be filed by them as of the date hereof (all such returns being accurate and correct) and have duly paid or made provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from First Bell Bancorp and Bell Federal Savings by any taxing authority or pursuant to any written tax sharing agreement, other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, there is no dispute pending, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of First Bell Bancorp or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where First Bell Bancorp or any of its Subsidiaries do not file tax returns that First Bell Bancorp or any such Subsidiary is subject to taxation in that jurisdiction. First Bell Bancorp and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. First Bell Bancorp and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and First Bell Bancorp and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

Section 3.07.    Absence of Certain Changes or Events.    Except as disclosed in the First Bell Bancorp Disclosure Schedule 3.07, since December 31, 2002, there has not been any change in the business, assets, liabilities, condition (financial or otherwise), or results of operations of First Bell Bancorp.

Section 3.08.    Material Contracts; Leases; Defaults.

(a)    Except as set forth in First Bell Bancorp Disclosure Schedule 3.08(a), and except for this Agreement and the Bank Merger Agreement, and those agreements and other documents filed as exhibits to First Bell Bancorp’s Securities Documents, neither First Bell Bancorp nor Bell Federal Savings is a party to, bound by or subject to (i) agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a Material Contract; (ii) any collective bargaining agreement with any labor union relating to employees of First Bell Bancorp or Bell Federal Savings; (iii) any agreement which by its terms limits the payment of dividends by First Bell Bancorp or Bell Federal Savings; (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First Bell Bancorp or Bell Federal Savings is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB of Pittsburgh advances, bankers’ acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Merger Effective Date to Northwest Bancorp or any Northwest Bancorp Subsidiary; (v) any contract (other than this Agreement) limiting the freedom, in any respect, of First Bell Bancorp or Bell Federal Savings to engage in any type of banking or bank-related business which First Bell Bancorp or Bell Federal Savings is permitted to engage in under applicable law as of the date of this Agreement or (vi) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any way the conduct of business by First Bell Bancorp or Bell Federal Savings.

(b)    Each real estate lease that may require the consent of the lessor or its agent resulting from the Company Merger or the Bank Merger by virtue of a prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in First Bell Bancorp Disclosure Schedule 3.08(b) identifying the section of the lease that contains such prohibition or restriction. Neither First Bell Bancorp nor Bell Federal Savings is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c)    True and correct copies of Material Contracts, agreements, instruments, contracts, arrangements, commitments, leases or understandings identified in First Bell Bancorp Disclosure Schedule 3.08(a) and 3.08(b) have been made available to Northwest Bancorp on or before the date hereof, and are in full force and effect on the date hereof and neither First Bell Bancorp nor Bell Federal Savings (nor, to the Knowledge of First Bell Bancorp or any First Bell Bancorp Subsidiary), any other party to any such “Material Contract,” agreement, instrument, contract, arrangement, commitment, lease or understanding has breached any provision of, or is in default in any respect under any term of, any such “Material Contract,” agreement, instrument, contract, arrangement, commitment, lease or understanding. Except as set forth in First Bell Bancorp Disclosure Schedule 3.08(c), no party to any such “Material Contract,” agreement, instrument, contract, arrangement, commitment, lease or understanding will have the right to terminate any or all of the provisions of any such “Material Contract,” agreement, instrument, contract, arrangement, commitment, lease or understanding as a result of the execution of, and the transactions contemplated by, this Agreement, or require the payment of an early termination fee or penalty. No such “Material Contract,” agreement, instrument, contract, arrangement, commitment, lease or understanding to which First Bell Bancorp or Bell Federal Savings is a party or under which First Bell Bancorp or Bell Federal Savings may be liable contains provisions which permit an independent contractor to terminate it without cause and after such termination without cause continue to accrue future benefits thereunder.

Section 3.09.    Ownership of Property; Insurance Coverage.

(a)    Except as set forth in First Bell Bancorp Disclosure Schedule 3.09(a), First Bell Bancorp and the Bell Federal Savings each has good and, as to real property, marketable title to all material assets and properties owned by First Bell Bancorp or Bell Federal Savings in the conduct of their business, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Bell Bancorp Regulatory Reports and in the First Bell Bancorp Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no liens, mortgages, security interests or pledges, or to the Knowledge of First Bell Bancorp, adverse encumbrances, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Pittsburgh, inter-bank credit facilities, or any transaction by Bell Federal Savings acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. First Bell Bancorp and Bell Federal Savings, as lessee, have the right under valid and subsisting leases of real and personal properties used by First Bell Bancorp and Bell Federal Savings in the conduct of their business to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the First Bell Bancorp Financials.

(b)    With respect to all agreements pursuant to which First Bell Bancorp or Bell Federal Savings has purchased securities subject to an agreement to resell, if any, First Bell Bancorp or Bell Federal Savings has a lien or security interest (which to First Bell Bancorp’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)    First Bell Bancorp and Bell Federal Savings currently maintain insurance considered by First Bell Bancorp to be reasonable for their respective operations. First Bell Bancorp has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by First Bell Bancorp under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three (3) years First Bell Bancorp has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. First Bell Bancorp Disclosure Schedule 3.09(c) identifies all policies of insurance maintained by First Bell Bancorp and Bell Federal Savings.

Section 3.10.    Legal Proceedings.    Except as set forth in First Bell Bancorp Disclosure Schedule 3.10, neither First Bell Bancorp nor Bell Federal Savings is a party to any, and there are no pending or, to the Knowledge of either First Bell Bancorp or Bell Federal Savings, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against First Bell Bancorp or Bell Federal Savings (other than routine bank regulatory examinations), (ii) to which First Bell Bancorp’s or Bell Federal Savings’ assets are or may be subject, or (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement.

Section 3.11.    Compliance With Applicable Law.

(a)    Except as set forth in First Bell Bancorp Disclosure Schedule 3.11(a), since January 1, 1998, First Bell Bancorp and Bell Federal Savings each was, and is, in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, the Gramm-Leach-Bliley Act of 1999 and all other applicable fair lending laws and other laws relating to discriminatory business practices.

(b)    First Bell Bancorp and Bell Federal Savings each has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of First Bell Bancorp and Bell Federal Savings, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement.

(c)    Other than as set forth in First Bell Bancorp Disclosure Schedule 3.11(c), neither First Bell Bancorp nor Bell Federal Savings has received any notification or communication from any Regulatory Authority (i) asserting that First Bell Bancorp or Bell Federal Savings is not in compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization of First Bell Bancorp or Bell Federal Savings; (iii) requiring or threatening to require First Bell Bancorp or Bell Federal Savings, or indicating that First Bell Bancorp or Bell Federal Savings may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any respect the operations of First Bell Bancorp or Bell Federal Savings, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Bell Bancorp or Bell Federal Savings, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither First Bell Bancorp nor Bell Federal Savings has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Bell Federal Savings as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

Section 3.12.    Employee Benefit Plans.

(a)    First Bell Bancorp Disclosure Schedule 3.12 includes a list of all existing Compensation and Benefit Plans. Each Compensation and Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code (a “First Bell Bancorp or Bell Federal Savings Qualified Plan”) has received a favorable determination letter from the IRS or was a prototype document that has received a favorable letter from the IRS, and First Bell Bancorp and Bell Federal Savings have no Knowledge of any circumstances likely to result in revocation of any such favorable determination letter. There has been no announcement or commitment by First Bell Bancorp, Bell Federal Savings or any of its Subsidiaries to create an additional Compensation and Benefit Plan, or to amend any Compensation and Benefit Plan, except for amendments required by applicable law to maintain its qualified status or otherwise, which do not increase the cost of such Compensation and Benefit Plan.

(b)    Each Compensation and Benefit Plan has been operated and administered in all respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Except as set forth in First Bell Bancorp Disclosure Schedule 3.12(b), there is no pending, or to the Knowledge of First Bell Bancorp threatened, litigation, administrative action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither First Bell Bancorp nor Bell Federal Savings has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject First Bell Bancorp or Bell Federal Savings to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof and subsequently expires as of the day next preceding the Merger Effective Date. Except as set forth in First Bell Bancorp Disclosure Schedule 3.12(b), each of the Compensation and Benefit Plan can be terminated in accordance with its terms upon sixty (60) days written notice.

(c)    No liability under Title IV of ERISA has been incurred by First Bell Bancorp or Bell Federal Savings or any of its Subsidiaries with respect to any Compensation and Benefit Plan which is subject to Title IV of ERISA, or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA) (“First Bell Bancorp or Bell Federal Savings Pension Plan”) currently or formerly maintained by First Bell Bancorp or Bell Federal Savings or any entity which is considered one employer with First Bell Bancorp or Bell Federal Savings under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a risk to First Bell Bancorp or Bell Federal Savings or any ERISA Affiliate of incurring a liability under such Title. No First Bell Bancorp or Bell Federal Savings Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each First Bell Bancorp or Bell Federal Savings Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such First Bell Bancorp or Bell Federal Savings Pension Plan as of the end of the most recent plan year with respect to the respective First Bell Bancorp or Bell Federal Savings Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such First Bell Bancorp or Bell Federal Savings Pension Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither First Bell Bancorp or Bell Federal Savings nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980. Except as set forth in First Bell Bancorp’s Disclosure Schedule 3.12(c), neither First Bell Bancorp or Bell Federal Savings, nor any ERISA Affiliate, nor any Compensation and Benefit Plan, including any First Bell Bancorp or Bell Federal Savings Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which First Bell Bancorp or Bell Federal Savings, any ERISA Affiliate, and any Compensation and Benefit Plan, including any First Bell Bancorp or Bell Federal Savings Pension Plan any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

(d)    All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which First Bell Bancorp or Bell Federal Savings is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued monthly on First Bell Bancorp’s consolidated financial statements to the extent required and in accordance with GAAP. First Bell Bancorp and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan in accordance with applicable laws and GAAP consistently applied. None of First Bell Bancorp, Bell Federal Savings nor any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, or (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a Lien under Section 412(n) of the Code or pursuant to ERISA.

(e)    Except as set forth in First Bell Bancorp Disclosure Schedule 3.12(e), neither First Bell Bancorp nor Bell Federal Savings has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by First Bell Bancorp or Bell Federal Savings that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

(f)    With respect to each Compensation and Benefit Plan, if applicable, First Bell Bancorp has provided or made available to Northwest Bancorp copies of the: (A) trust instruments and insurance contracts; (B) most recent Form 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) the most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(g)    Except as set forth in First Bell Bancorp Disclosure Schedules 3.02(a), 3.12(a), and 3.18, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Merger Effective Date) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any increase in benefits payable under any Compensation and Benefit Plan.

(h)    Neither First Bell Bancorp nor Bell Federal Savings maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(i)    Except as set forth in First Bell Bancorp Disclosure Schedule 3.12(i), the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Merger Effective Date), entitle any current or former employee, director or independent contractor of First Bell Bancorp or Bell Federal Savings to any actual or deemed payment (or benefit) which would constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

(j)    Except as set forth in First Bell Bancorp Disclosure Schedule 3.02(a) or 3.12(a), there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any Compensation and Benefit Plan or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

Section 3.13.    Brokers, Finders and Financial Advisors.    Except for the engagement of Lehman Brothers in connection with the transactions contemplated by this Agreement, neither First Bell Bancorp nor Bell Federal Savings, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement.

Section 3.14.    Environmental Matters.

(a)    With respect to First Bell Bancorp and Bell Federal Savings:

(i)    Except as set forth in First Bell Bancorp Disclosure Schedule 3.14, each of First Bell Bancorp and Bell Federal Savings, the Participation Facilities, and, to First Bell Bancorp’s Knowledge, the Loan Properties are, and have been, in compliance with, and are not liable under, any Environmental Laws;

(ii)    There is no suit, claim, action, demand, executive or administrative order, directive, proceeding or, to First Bell Bancorp’s Knowledge, investigation pending or, to First Bell Bancorp’s Knowledge, threatened, before any court, governmental agency or board or other forum against it or Bell Federal Savings or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or Bell Federal Savings or any Participation Facility;

(iii)    There is no suit, claim, action, demand, executive or administrative order, directive, proceeding or to First Bell Bancorp’s Knowledge, investigation pending or, to First Bell Bancorp’s Knowledge threatened, before any court, governmental agency or board or other forum relating to or against any Loan Property (or First Bell Bancorp or Bell Federal Savings in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

(iv)    To First Bell Bancorp’s Knowledge, the properties currently owned or operated by First Bell Bancorp or Bell Federal Savings (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law;

(v)    Neither First Bell Bancorp nor Bell Federal Savings has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any other Person indicating that it may be in violation of, or liable under, any Environmental Law;

(vi)    To First Bell Bancorp’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by First Bell Bancorp or Bell Federal Savings or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by First Bell Bancorp or Bell Federal Savings or any Participation Facility; and

(vii)    Except as set forth in First Bell Bancorp Disclosure Schedule 3.14, to First Bell Bancorp’s Knowledge, during the period of (s) First Bell Bancorp’s or Bell Federal Savings’ ownership or operation of any of their respective current properties or (t) First Bell Bancorp’s or Bell Federal Savings’ participation in the management of any Participation Facility, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To First Bell Bancorp’s Knowledge, prior to the period of (x) First Bell Bancorp’s or Bell Federal Savings’ ownership or operation of any of their respective current properties or (y) First Bell Bancorp’s or Bell Federal Savings’ participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

(b)    “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

Section 3.15.    Loan Portfolio.

(a)    The allowances for possible losses reflected in the consolidated balance sheets contained in the First Bell Bancorp Financials as of and for the period ending December 31, 2002 were adequate under GAAP and all regulatory requirements applicable to First Bell Bancorp and Bell Federal Savings, and the allowances for possible losses shown on the consolidated balance sheets contained in the First Bell Bancorp Financials for periods ending after December 31, 2002 will be adequate as of the dates thereof under GAAP and all regulatory requirements applicable to First Bell Bancorp and Bell Federal Savings.

(b)    First Bell Bancorp Disclosure Schedule 3.15(b) sets forth a listing, as of February 28, 2003, by account, of: (A) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (B) all assets classified by First Bell Bancorp or Bell Federal Savings as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(c)    To the Knowledge of First Bell Bancorp and Bell Federal Savings, all loans receivable (including discounts) and accrued interest entered on the books of First Bell Bancorp and Bell Federal Savings arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of First Bell Bancorp’s or Bell Federal Savings’ respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are to the Knowledge of First Bell Bancorp true and genuine and are what they purport to be. Except as set forth in First Bell Bancorp Disclosure Schedule 3.15, to the Knowledge of First Bell Bancorp, the loans, discounts and the accrued interest reflected on the books of First Bell Bancorp and Bell Federal Savings are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by First Bell Bancorp or Bell Federal Savings free and clear of any liens, except for liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable, and liens in favor of the FHLB of Pittsburgh to secure advances of the FHLB of Pittsburgh to Bell Federal Savings.

(d)    To the Knowledge of First Bell Bancorp and Bell Federal Savings, the notes and other evidences of indebtedness evidencing the loans described in Section 3.15(c) above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all respects, valid, true and genuine, and what they purport to be.

Section 3.16.    Securities Documents.    First Bell Bancorp has made available to Northwest Bancorp copies of its (i) annual reports on Form 10-K for the years ended December 31, 2001, 2000 and 1999, (ii) quarterly reports on Form 10-Q for the quarters ended September 30, 2002, June 30, 2002 and March 31, 2002 and (iii) proxy materials used in connection with its meetings of stockholders held in 2002, 2001 and 2000. Such reports and such proxy materials complied, at the time filed with the SEC, with the Securities Laws.

Section 3.17.    Related Party Transactions.    Except as described in First Bell Bancorp’s Proxy Statement distributed in connection with the 2002 annual meeting of stockholders or as otherwise set forth in First Bell Bancorp Disclosure Schedule 3.17, neither First Bell Bancorp nor Bell Federal Savings is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of First Bell Bancorp. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any Affiliate of First Bell Bancorp or Bell Federal Savings is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither First Bell Bancorp nor Bell Federal Savings has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by First Bell Bancorp is inappropriate.

Section 3.18.    Schedule of Termination Benefits.    First Bell Bancorp Disclosure Schedule 3.18 includes a description of all termination benefits and related payments (including dollar amounts) that would or will be payable to the individuals identified thereon, excluding any First Bell Bancorp Options granted to such individuals, under any and all employment agreements, special termination agreements, change in control agreements, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any compensation arrangement, or other pension benefit or welfare benefit plan maintained by First Bell Bancorp or Bell Federal Savings for the benefit of officers or directors of First Bell Bancorp or Bell Federal Savings (the “Benefits Schedule”), assuming their employment or service is terminated as of July 31, 2003 and the Closing Date occurs prior to such termination, and provided, however, that the dollar amounts of such benefits and payments need not be provided for any tax-qualified pension plan, any insured welfare benefit plan, the First Bell Bancorp Stock Option Plan, the Bell Federal Savings Restricted Stock Plan, the First Bell Bancorp Dividend Reinvestment and Stock Purchase Plan, the severance provisions of Section 5.11(f) of this Agreement or the miscellaneous benefits set forth in First Bell Bancorp Disclosure Schedule 3.12(a). No other individuals are entitled to benefits under any such plans.

Section 3.19.    Deposits.    None of the deposits of First Bell Bancorp or Bell Federal Savings is a “brokered deposit” as defined in 12 CFR Section 337.6(a)(2).

Section 3.20.    Antitakeover Provisions Inapplicable.

(a)    Assuming that the representation and warranty of Northwest MHC, Northwest Bancorp and Northwest Savings Bank contained in Section 4.11 is accurate, the transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state. The affirmative vote of a majority of the issued and outstanding shares of First Bell Bancorp Common Stock is required to approve this Agreement under First Bell Bancorp’s certificate of incorporation and the DGCL.

(b)    First Bell Bancorp has taken all necessary action so that the entering into of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the First Bell Bancorp Rights Agreement or enable or require the First Bell Bancorp Rights issuable thereunder to be exercised, distributed or triggered, and to otherwise ensure that none of Northwest Bancorp or any of its Affiliates is or becomes an Acquiring Person (as such term is defined in the First Bell Bancorp Rights Agreement) by reason of the execution of this Agreement or consummation of the transactions contemplated by this Agreement, and that a Distribution Date (as such term is defined in the First Bell Bancorp Rights Agreement) does not occur by reason of the execution of this Agreement or consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement. First Bell Bancorp Disclosure Schedule 3.20(b) sets forth the form of an amendment to the First Bell Bancorp Rights Agreement that has been adopted by First Bell Bancorp.

Section 3.21.    Registration Obligations.    Neither First Bell Bancorp nor Bell Federal Savings is under any obligation, contingent or otherwise, that will survive the Merger Effective Date by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

Section 3.22.    Risk Management Instruments.    All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the account of First Bell Bancorp or Bell Federal Savings or their customers (all of which are set forth in First Bell Bancorp Disclosure Schedule 3.22) were entered into in accordance with prudent business practices and in all respects in compliance with all applicable laws, rules, regulations and regulatory policies and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of First Bell Bancorp or Bell Federal Savings, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither First Bell Bancorp, Bell Federal Savings, nor to the Knowledge of First Bell Bancorp any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any respect.

Section 3.23.    Fairness Opinion.    First Bell Bancorp has received a written opinion from Lehman Brothers dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the stockholders of First Bell Bancorp pursuant to this Agreement is fair to such stockholders from a financial point of view.

Section 3.24.    Intellectual Property.    First Bell Bancorp and its Subsidiaries owns or, to the Knowledge of First Bell Bancorp, possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their businesses, each without payment, and neither First Bell Bancorp nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the rights of others. First Bell Bancorp and its Subsidiaries, has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

Section 3.25.    Bank Owned Life Insurance.    First Bell Bancorp Disclosure Schedule 3.09(c) sets forth a true, correct and complete description of all Bank Owned Life Insurance (“BOLI”) owned by First Bell Bancorp or its Subsidiaries. The value of such BOLI as of the date hereof is fairly and accurately reflected on the First Bell Bancorp Financials in accordance with GAAP.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NORTHWEST MHC,

NORTHWEST BANCORP AND NORTHWEST SAVINGS BANK

No representation or warranty of Northwest MHC, Northwest Bancorp or Northwest Savings Bank contained in Article IV shall be deemed untrue or incorrect, and Northwest MHC, Northwest Bancorp and Northwest Savings Bank shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV has had or is reasonably expected to have a Material Adverse Effect on Northwest Bancorp; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.01, 4.02(a) and 4.03, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

Subject to the standard set forth above, and except as set forth in the Northwest Bancorp Disclosure Schedules delivered by Northwest Bancorp to First Bell Bancorp on the date hereof, Northwest MHC, Northwest Bancorp and Northwest Savings Bank represent and warrant to First Bell Bancorp and Bell Federal Savings as follows:

Section 4.01.    Organization.

(a)    Northwest MHC and Northwest Bancorp are corporations duly organized, validly existing and in good standing under the laws of the United States, and are duly registered as savings and loan holding companies under the HOLA. Each of Northwest MHC and Northwest Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

(b)    Each Northwest Banking Subsidiary is a stock savings bank duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is wholly-owned by Northwest Bancorp. The deposits of Northwest Savings Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. As of the date hereof, no proceedings for the revocation of such deposit insurance are pending or, to the Knowledge of Northwest Bancorp or Northwest Savings Bank, threatened.

(c)    Northwest Savings Bank is a member in good standing of the FHLB of Pittsburgh and owns the requisite amount of stock therein.

(d)    Prior to the date of this Agreement, Northwest Bancorp has delivered to First Bell Bancorp true and correct copies of the charter and bylaws (or equivalent documents) of Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary.

(e)    Northwest Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with its principal executive offices in Warren, Pennsylvania. Northwest Merger Subsidiary is a wholly-owned subsidiary of Northwest Bancorp.

Section 4.02.    Authority; No Violation.

(a)    Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary have full corporate power and authority to execute and deliver this Agreement and Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary have full corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary and the completion by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary. The Bank Merger Agreement has been duly and validly approved by the Board of Directors of Northwest Savings Bank and by Northwest Bancorp in its capacity as the sole stockholder of Northwest Savings Bank. Other than in connection with the liquidation of First Bell Bancorp following consummation of the Merger, no other corporate proceedings on the part of Northwest MHC, Northwest Bancorp, Northwest Savings Bank or Northwest Merger Subsidiary are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary and assuming due authorization, execution and delivery of this Agreement by First Bell Bancorp and Bell Federal Savings, this Agreement constitutes the valid and binding obligation of Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary, enforceable against Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Northwest Savings Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

(b)    (A) The execution and delivery of this Agreement and the Bank Merger Agreement by Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary, as applicable, (B) subject to receipt of the Regulatory Approvals, the consummation of the transactions contemplated hereby, and (C) compliance by Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary with any of the terms or provisions hereof, will not (i) conflict with or result in a breach of any provision of the charter or bylaws of Northwest MHC, Northwest Bancorp, or the articles of incorporation or bylaws of any Northwest Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Northwest MHC, Northwest Bancorp or any Northwest Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Northwest MHC, Northwest Bancorp or any Northwest Bancorp subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Northwest MHC, Northwest Bancorp or any Northwest Bancorp Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 4.03.    Consents.    Except for the receipt of the Regulatory Approvals and compliance with any conditions contained therein, the approval of this Agreement by the stockholders of First Bell Bancorp, the filing of the Proxy Statement and form of proxy with, and clearance of the same by, the SEC, the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL in connection with the Merger and the Company Merger, the filing of articles of combination with the OTS in connection with the Company Merger and the filing of articles of merger with the Pennsylvania Secretary of State pursuant to the PBCA in connection with the Bank Merger, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any other Person is necessary in connection with (a) the execution and delivery of this Agreement and the Bank Merger Agreement by Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary, as applicable, and (b) the completion by Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary of the transactions contemplated hereby. Northwest MHC, Northwest Bancorp and Northwest Savings Bank have no reason to believe that (i) any Regulatory Approvals will not be received or will be received with conditions of the type referred to in Section 6.02(d) or that would adversely impact the ability of Northwest Merger Subsidiary, Northwest Savings Bank and Northwest Bancorp to complete the transactions contemplated by this Agreement or (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 4.04.    Financial Statements.    Northwest Bancorp has made available to First Bell Bancorp the Northwest Bancorp Financials. The Northwest Bancorp Financials have been prepared in accordance with GAAP and (including the related notes where applicable) fairly present in each case the consolidated financial position, results of operations and cash flows of Northwest Bancorp and the Northwest Bancorp Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

Section 4.05.    Securities Documents.    Northwest Bancorp has made available to First Bell Bancorp copies of its (i) annual reports on Form 10-K for the years ended June 30, 2002, 2001 and 2000, (ii) quarterly reports on Form 10-Q for the quarters ended September 30, 2002 and December 31, 2002 and (iii) proxy materials used in connection with its meetings of stockholders held in 2002, 2001 and 2000. Such reports and such proxy materials complied, at the time filed with the SEC, with the Securities Laws.

Section 4.06.    Compliance With Applicable Law.

(a)    Each of Northwest MHC, Northwest Bancorp and each Northwest Bancorp Subsidiary is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices.

(b)    Each of Northwest MHC, Northwest Bancorp and each Northwest Bancorp Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best Knowledge of Northwest Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement.

(c)    None of Northwest MHC, Northwest Bancorp or any Northwest Bancorp Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Northwest MHC, Northwest Bancorp or any Northwest Bancorp Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization of Northwest MHC, Northwest Bancorp or any Northwest Bancorp Subsidiary; (iii) requiring or threatening to require Northwest MHC, Northwest Bancorp or any Northwest Bancorp Subsidiary, or indicating that Northwest MHC, Northwest Bancorp or any Northwest Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of Northwest MHC, Northwest Bancorp or any Northwest Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Northwest MHC, Northwest Bancorp or any Northwest Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). None of Northwest MHC, Northwest Bancorp or any Northwest Bancorp Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to each Northwest Banking Subsidiary as to compliance with the CRA is satisfactory or better.

Section 4.07.    Financing.    On the Merger Effective Date, Northwest Bancorp and Northwest Savings Bank together will have funds that are sufficient and available to meet their obligations under this Agreement. Northwest Bancorp and Northwest Savings Bank do not need to incur borrowings for the express purpose of funding all or part of the aggregate Merger Consideration, and Northwest Bancorp and Northwest Savings Bank do not need to raise additional capital for the express purpose of consummating the transactions contemplated by this Agreement.

Section 4.08.    Regulatory Approvals.    Northwest MHC, Northwest Bancorp and Northwest Savings Bank are not aware of any reason that they cannot obtain the Regulatory Approvals, and none of Northwest MHC, Northwest Bancorp and Northwest Savings Bank has received any advice or information from any Regulatory Authority indicating that any such approval will be denied or are doubtful.

Section 4.09.    Tax Opinion.    Northwest Bancorp and Northwest Savings Bank are not aware of any reason that they cannot obtain the tax opinion referenced in Section 6.02(h).

Section 4.10.    Legal Proceedings.    None of Northwest MHC, Northwest Bancorp and Northwest Savings Bank is a party to any, and there are no pending or to the knowledge of Northwest MHC, Northwest Bancorp or Northwest Savings Bank, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature.

Section 4.11    Ownership of First Bell Bancorp Common Stock.    As of the date hereof, none of Northwest MHC, Northwest Bancorp or any Northwest Bancorp Subsidiary, or to the Knowledge of Northwest MHC, Northwest Bancorp or Northwest Savings Bank, any of its other Affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of First Bell Bancorp Common Stock which in the aggregate represent 5% or more of the outstanding First Bell Bancorp Common Stock.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.01.    Conduct of First Bell Bancorp’s Business.

(a)    From the date of this Agreement to the Closing Date, First Bell Bancorp and Bell Federal Savings each will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of Northwest Bancorp. First Bell Bancorp and Bell Federal Savings will use their reasonable good faith efforts, to (i) preserve their business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for themselves the goodwill of their customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by Northwest Bancorp in writing (which approval will not be unreasonably delayed or withheld) or as contemplated or required by this Agreement, First Bell Bancorp will not, and First Bell Bancorp will not permit Bell Federal Savings to:

(i)    amend any provision of its certificate of incorporation, charter or other chartering documents or bylaws, impose, or suffer the imposition, on any share of stock held by First Bell Bancorp in Bell Federal Savings of any material lien, charge or encumbrance or permit any such lien to exist, or waive or release any material right or cancel or compromise any material debt or claim;

(ii)    change the number of shares of its authorized capital stock or issue or grant any Right, option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such capital stock, or split, combine or reclassify any shares of its capital stock, redeem or otherwise acquire any shares of such capital stock, or sell or issue any shares of capital stock (except, in each case, pursuant to and in connection with the exercise of First Bell Bancorp Options);

(iii)    declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except that (i) First Bell Bancorp may continue to pay its regular quarterly cash dividend to stockholders of $0.15 per share, with record dates consistent with past practice; provided further, that if the Closing Date is more than forty-five (45) after the immediately preceding First Bell Bancorp Common Stock dividend record date, First Bell Bancorp may declare and pay to stockholders a final cash dividend per share at the quarterly rate of $0.15 per share, with the exact amount per share to be an amount that is prorated through the payment date (from the preceding payment date), and (ii) dividends may be paid by a wholly-owned Subsidiary to First Bell Bancorp or another wholly-owned Subsidiary of First Bell Bancorp;

(iv)    grant or agree to pay any bonus, severance or termination to, or enter into, extend or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any employee, officer or director, except as provided in First Bell Bancorp Disclosure Schedule 5.01(a)(iv) and except (i) for normal increases in the ordinary course of business consistent with past practice (it being understood that aggregate salary increases of 4.5% or less, and, in the case of an individual, 4.5% or less of such individual’s current annual compensation, shall be deemed an increase in the ordinary course of business consistent with past practice), and (ii) as otherwise provided in Section 5.11 hereof;

(v)    hire any person as an employee of First Bell Bancorp or any Subsidiary of First Bell Bancorp, except persons hired to fill any vacancies existing on or arising after the date hereof and whose employment is terminable at the will of First Bell Bancorp or a Subsidiary of First Bell Bancorp;

(vi)    enter into, establish, adopt or amend (except as may be required by law to maintain the qualified status thereof or otherwise required by law, or, in the case of the Bell Federal Savings ESOP, as may be necessary to obtain the determination letter referred to in Section 5.11(d)), any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or former directors, officers or employees,; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(vii)    except as otherwise provided in Section 5.06 of this Agreement, merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or business; make any acquisition of all or any substantial portion of the business or assets of any other Person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between First Bell Bancorp, or Bell Federal Savings, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(viii)    sell or otherwise dispose of the capital stock of Bell Federal Savings, or sell or otherwise dispose of any asset other than in the ordinary course of business consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, the collections and/or processing of checks, drafts, notes, instruments or letters of credit, liens granted to the FHLB of Pittsburgh to secure advances to Bell Federal Savings from the FHLB of Pittsburgh, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any liability or indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(ix)    make any change in policies with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, or GAAP;

(x)    except as set forth in First Bell Bancorp Disclosure Schedule 5.01(a)(x), acquire any new loan participation or loan servicing rights (other than in connection with the origination of loans in the ordinary course of business);

(xi)    except for any commitments disclosed on the First Bell Bancorp Disclosure Schedule 5.01(a)(x): make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in excess of $500,000; or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $500,000; or make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in any amount if thereafter the exposure to any one borrower or group of affiliated borrowers (including obligors under loan participations) in the aggregate would exceed $500,000;

(xii)    except for automatically renewing leases, renew or extend any lease, or by any act, or omission to act, allow any lease to renew or be extended;

(xiii)    except as set forth in First Bell Bancorp Disclosure Schedule 5.01(a)(xiii), make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof;

(xiv)    except for the execution of, and as otherwise provided for, contemplated in, or permitted by, this Agreement, the Schedules, and the Exhibits hereto, take any action that would give rise to a right of payment to any individual under any employment agreement, or take any action that would give rise to a right of payment to any individual under any Compensation and Benefit Plan except as required by the terms of any such agreement or Compensation and Benefit Plan and other than as a result of payments on the loan to the Bell Federal Savings ESOP;

(xv)    purchase any security for its investment portfolio not rated “A” or higher by Standard & Poor’s Corporation or “A2” or higher by Moody’s Investor Services, Inc.;

(xvi)    engage in any new loan transaction with an officer or director;

(xvii)    change the pricing strategies of Bell Federal Savings with respect to its deposit or loan accounts other than in the ordinary course of business consistent with past practice;

(xviii)    enter into any agreement, arrangement or commitment not made in the ordinary course of business;

(xix)    change its method of accounting in effect prior to the Merger Effective Date, except as required by changes in laws or regulations, by Regulatory Authorities having jurisdiction over First Bell Bancorp or Bell Federal Savings, or by GAAP concurred in by First Bell Bancorp’s independent certified public accountants;

(xx)    enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xxi)    invest in “high risk” mortgage derivative investments as defined by the Federal Financial Institutions Examination Council;

(xxii)    discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

(xxiii)    enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

(xxiv)    take any action that would result in any of the representations or warranties of First Bell Bancorp or Bell Federal Savings contained in this Agreement not to be true and correct in any material respect as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law;

(xxv)    foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon indicating that there is no apparent violation of or liability under the Environmental Laws, provided, however, that it shall not be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five (5) acres or less to be foreclosed upon unless it has reason to believe that such property might be in violation of or require remediation under Environmental Laws;

(xxvi)    except in the ordinary course of business consistent with past practice and involving an amount not in excess of $50,000, settle any claim, action or proceeding; provided that no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could be material to First Bell Bancorp and Bell Federal Savings, taken as a whole; or

(xxvii)    agree to do any of the foregoing.

Except as otherwise set forth above in this Section 5.01, for purposes of this Section 5.01, unless provided for in a business plan, budget or similar document delivered to Northwest Bancorp prior to the date of this Agreement, it shall not be considered in the ordinary course of business for First Bell Bancorp or Bell Federal Savings to do any of the following: (i) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $200,000, other than (w) pledges of, or liens on, assets to secure government deposits, advances made to Bell Federal Savings by the FHLB of Pittsburgh, the payment of taxes, assessments, or similar charges which are not yet due and payable, the payment of deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts consistent with past practices, or the collection and/or processing of checks, drafts or letters of credit consistent with customary banking practices, or to exercise trust powers, (x) sales of assets received in satisfaction of debts previously contracted in the ordinary course of banking business, or (y) issuance of loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by First Bell Bancorp or a Bell Federal Savings or repurchase agreements made, in each case, in the ordinary course of banking business; or (ii) undertake or enter any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by First Bell Bancorp or Bell Federal Savings of more than $50,000 annually, or containing a material financial commitment and extending beyond twelve (12) months from the date hereof.

Section 5.02.    Access; Confidentiality.

(a)    Each of First Bell Bancorp and Bell Federal Savings shall permit Northwest Bancorp and its representatives reasonable access to its properties, and shall disclose and make available to them all books, papers and records relating to the assets, properties, operations, obligations and liabilities of First Bell Bancorp and Bell Federal Savings, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) (other than minutes of any confidential discussion of this Agreement and the transactions contemplated hereby), and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Northwest Bancorp may have a reasonable interest (provided that First Bell Bancorp shall not be required to provide access to any information that would violate its, or Bell Federal Savings’, attorney-client privilege or would violate applicable laws or regulations). First Bell Bancorp and Bell Federal Savings shall make their respective officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Northwest Bancorp and its representatives. In addition, from the date of this Agreement through the Closing Date, First Bell Bancorp and Bell Federal Savings shall permit employees of Northwest Bancorp reasonable access to information relating to problem loans, loan restructurings and loan workouts of First Bell Bancorp and Bell Federal Savings. The parties will hold all such information delivered in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement and applicable laws and regulations.

(b)    Northwest Bancorp agrees to conduct such investigations and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of First Bell Bancorp and Bell Federal Savings.

Section 5.03.    Regulatory Matters and Consents.

(a)    Northwest MHC, Northwest Bancorp and Northwest Savings Bank will prepare all Applications, make all filings, and pay all filing fees for all Regulatory Approvals necessary or advisable to consummate the transactions contemplated by this Agreement; and Northwest MHC, Northwest Bancorp and Northwest Savings Bank will and use their best efforts to obtain as promptly as practicable after the date hereof, all Regulatory Approvals necessary or advisable to consummate the transactions contemplated by this Agreement. The information supplied, or to be supplied, by Northwest MHC, Northwest Bancorp or Northwest Savings Bank for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material aspects. The initial Applications shall be prepared and filed by Northwest MHC, Northwest Bancorp and Northwest Savings Bank as applicable, within forty (40) days after the date hereof.

(b)    First Bell Bancorp will furnish Northwest Bancorp with all information concerning First Bell Bancorp and Bell Federal Savings as may be necessary or advisable in connection with any Application or filing made by or on behalf of Northwest Bancorp to any Regulatory Authority in connection with the transactions contemplated by this Agreement. The information supplied, or to be supplied, by First Bell Bancorp for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate in all material respects.

(c)    Northwest Bancorp and First Bell Bancorp will promptly furnish each other with copies of all material written communications to, or received by them from any Regulatory Authority, and notice of material oral communications with the Regulatory Authorities, in respect of the transactions contemplated hereby.

(d)    The parties hereto agree that they will consult with each other with respect to the obtaining of all Regulatory Approvals and other necessary permits, consents, approvals and authorizations of Regulatory Authorities. Northwest Bancorp will furnish First Bell Bancorp with (i) copies of all Applications prior to filing with any Regulatory Authority and provide First Bell Bancorp a reasonable opportunity to provide changes to such Applications, (ii) copies of all Applications filed by Northwest Bancorp and (iii) copies of all Regulatory Reports filed by Northwest Bancorp after the date hereof.

(e)    First Bell Bancorp and Bell Federal Savings, and Northwest Bancorp, will cooperate with each other in the foregoing matters and will furnish the responsible party with all information concerning it as may be necessary or advisable in connection with any Application or filing (including the Proxy Statement and any report filed with the SEC) made by or on behalf of Northwest Bancorp or First Bell Bancorp to any Regulatory Authority in connection with the transactions contemplated by this Agreement, and such information will be accurate and complete in all material respects.

Section 5.04.    Taking of Necessary Action.

(a)    Subject to the terms and conditions of this Agreement, Northwest MHC, Northwest Bancorp and First Bell Bancorp shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws so as to permit consummation of the Merger and the other transactions contemplated hereby as soon as practicable after the date hereof, and otherwise to enable consummation of such transactions, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger and the other transactions contemplated hereby pursuant to this Agreement; provided that nothing herein contained shall preclude a party to this Agreement from exercising its rights under this Agreement.

(b)    First Bell Bancorp shall prepare, subject to the review and consent by Northwest Bancorp with respect to matters relating to Northwest Bancorp and the transactions contemplated by this Agreement, a Proxy Statement to be filed by First Bell Bancorp with the SEC and to be mailed to the stockholders of First Bell Bancorp in connection with the meeting of its stockholders to consider the adoption of this Agreement, which Proxy Statement shall conform to all applicable legal requirements and be filed in preliminary form within forty (40) days after the date hereof. The parties shall cooperate with each other with respect to the preparation of the Proxy Statement and shall use their reasonable best efforts to have the Proxy Statement mailed to stockholders as promptly as practicable after such filing. First Bell Bancorp will promptly advise Northwest Bancorp of the time when the Proxy Statement has been filed and mailed, or of any comments from the SEC or any request by the SEC for additional information. The information to be supplied by Northwest Bancorp for inclusion in the Proxy Statement will not, at the time the Proxy Statement is mailed to First Bell Bancorp stockholders and the date of the meeting of stockholders of First Bell Bancorp to which such Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 5.05.    Certain Agreements.

(a)    From and after the Merger Effective Date, Northwest Bancorp and Northwest Savings Bank, jointly and severally shall to the fullest extent permitted under applicable law, agree to indemnify, defend and hold harmless each present and former director and/or officer of First Bell Bancorp or a First Bell Bancorp Subsidiary as of the Merger Effective Date (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees and expenses), liabilities, judgments or amounts paid in settlement (with the approval of Northwest Bancorp, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the Merger Effective Date (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on, or arising in whole or in part out of, (i) the fact that he or she was a director or officer of First Bell Bancorp or a Subsidiary of First Bell Bancorp or is or was serving at the request of First Bell Bancorp or a Subsidiary of First Bell Bancorp as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including services with respect to an employee benefit plan, and (ii) matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, regardless of whether such Claim is asserted or claimed prior to, at or after the Merger Effective Date, to the fullest extent to which such Indemnified Parties are entitled under the DGCL, First Bell Bancorp’s certificate of incorporation and bylaws, the equivalent documents of any First Bell Bancorp Subsidiary or other applicable law as in effect on the date hereof (and Northwest Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the extent permissible to a Delaware corporation under the DGCL and First Bell Bancorp’s certificate of incorporation and bylaws as in effect on the date hereof; provided, that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party is not entitled to indemnification). All rights to indemnification in respect of a Claim shall continue until the final disposition of such Claim. No indemnification shall be required under this Section 5.05(a) if prohibited by applicable law. Without limiting the foregoing, Northwest Bancorp and Northwest Savings Bank also agree that limitations on liability existing in favor of the Indemnified Parties in the certificate of incorporation or bylaws of First Bell Bancorp or the equivalent documents of a First Bell Bancorp Subsidiary as in effect on the date hereof with respect to matters occurring prior to the Merger Effective Date shall survive the Mergers and shall continue in full force and effect after the Merger Effective Date.

(b)    Any Indemnified Party wishing to claim indemnification under Section 5.05(a), upon learning of any Claim, shall promptly notify Northwest Bancorp, but the failure to so notify shall not relieve Northwest Bancorp of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices Northwest Bancorp. In the event of any Claim, Northwest Bancorp shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and shall not be liable to such Indemnified Party for any legal expenses of other legal counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that, if Northwest Bancorp elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Northwest Bancorp and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to him or her, and Northwest Bancorp shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, provided that (1) Northwest Bancorp shall be obligated pursuant to this Section 5.05(b) to pay for only one firm of counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same allegations or circumstances, (2) the Indemnified Party will cooperate in the defense of any such Claim and (3) Northwest Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

(c)    Northwest Bancorp shall maintain in effect for six (6) years from the Merger Effective Date, the current directors’ and officers’ liability insurance policy maintained by First Bell Bancorp (provided that Northwest Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Merger Effective Date, provided that in no event shall Northwest Bancorp be required to spend for any one year an amount in excess of 175% of the annual premium currently paid by First Bell Bancorp for such insurance (the “Insurance Amount”). In the event that Northwest Bancorp is unable to maintain or obtain the insurance called for by this Section 5.05(c) as a result of the previous sentence, Northwest Bancorp shall use its reasonable best efforts to maintain or obtain the most advantageous coverage as is available for the Insurance Amount. In connection with the foregoing, First Bell Bancorp agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims. Northwest Bancorp agrees to provide to First Bell Bancorp legally binding evidence of the foregoing insurance not less than two (2) Business Days prior to the Closing Date.

(d)    In the event Northwest Bancorp, Northwest Savings Bank or any of its respective successors or assigns (1) consolidates with or merges into any other Person and shall not continue or survive such consolidation or merger, or (2) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Northwest Bancorp or Northwest Savings Bank, as applicable, assume the obligations set forth in this Section 5.05.

(e)    The provisions of this Section 5.05 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 5.06.    No Other Bids and Related Matters.    From and after the date hereof until the termination of this Agreement, neither First Bell Bancorp, nor Bell Federal Savings will, nor will they permit any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by First Bell Bancorp or Bell Federal Savings) to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to take any such action, and First Bell Bancorp shall notify Northwest Bancorp orally (within one Business Day) and in writing (as promptly as practicable but no later than three Business Days) of all of the relevant details relating to all inquiries and proposals that it or Bell Federal Savings or any such officer, director employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and provide Northwest Bancorp a copy of all written communication between First Bell Bancorp and the third party, provided, however, that nothing contained in this Section 5.06 shall prohibit the Board of Directors of First Bell Bancorp from (i) furnishing information to, or entering into discussions or negotiations with any Person that makes an unsolicited written, bona fide proposal, to acquire First Bell Bancorp or Bell Federal Savings pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of First Bell Bancorp is advised in writing by its independent financial advisor that such proposal may be superior to the Merger from a financial point-of-view to First Bell Bancorp’s stockholders, (B) the Board of Directors of First Bell Bancorp, after consultation with and based upon the advice of independent legal counsel, determines in good faith that failure to take such action could reasonably be expected to constitute a breach of such directors’ fiduciary duties under applicable law (any proposal that satisfies (A) and (B) being referred to herein as a “Superior Proposal”), (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, First Bell Bancorp (x) provides reasonable notice to Northwest Bancorp to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity (identifying such person or entity) and (y) receives from such person or entity an executed confidentiality agreement substantially identical in all material respects to the Confidentiality Agreement, and (D) the First Bell Bancorp meeting of stockholders convened to approve this Agreement has not occurred, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, or (iii) prior to the meeting of stockholders of First Bell Bancorp convened to approve this Agreement, failing to make or withdrawing or modifying its recommendation to stockholders, if the Board of Directors of First Bell Bancorp determines after consultation with and based upon the advice of independent legal counsel, that failure to take such action could reasonably be expected to constitute a breach of such directors’ fiduciary duties under applicable law. For purposes of this Agreement, “Acquisition Proposal” shall mean any of the following (other than the transactions contemplated hereunder) involving First Bell Bancorp or any of its Subsidiaries: (i) any offer or proposal for, or any indication of interest in, any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of First Bell Bancorp, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of First Bell Bancorp or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 5.07.    Duty to Advise; Duty to Update First Bell Bancorp’s Disclosure Schedules.    First Bell Bancorp shall promptly advise Northwest Bancorp in writing of any change or event having a Material Adverse Effect on it or on Bell Federal Savings or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. First Bell Bancorp shall update First Bell Bancorp’s Disclosure Schedules as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the First Bell Bancorp Disclosure Schedules. The delivery of such updated Schedule shall not relieve First Bell Bancorp from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.02(c) hereof.

Section 5.08.    Conduct of Business of Northwest MHC, Northwest Bancorp and Northwest Savings Bank.    From the date of this Agreement to the Closing Date, Northwest MHC, Northwest Bancorp and Northwest Savings Bank each will use its reasonable good faith efforts to (x) preserve its business organizations intact, (y) maintain good relationships with its employees, and (z) preserve for itself the goodwill of its customers. From the date of this Agreement to the Merger Effective Date, none of Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary will (i) amend its charter or bylaws or equivalent documents in any manner inconsistent with the prompt and timely consummation of the transactions contemplated by this Agreement; (ii) take any action that would result in any of the representations and warranties of Northwest MHC, Northwest Bancorp or Northwest Savings Bank set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by applicable law; (iii) take any action which would or is reasonably likely to adversely effect or materially delay the receipt of the Regulatory Approvals or other necessary approvals; (iv) take action which would or is reasonably likely to materially and adversely affect Northwest MHC’s, Northwest Bancorp’s, Northwest Savings Bank’s or Northwest Merger Subsidiary’s ability to perform its covenants and agreements under this Agreement; (v) take any action that would result in any of the conditions to the Merger not being satisfied, including without limitation the condition set forth at Section 6.02(h); or (vi) agree to do any of the foregoing.

Section 5.09.    Board and Committee Minutes.    First Bell Bancorp and Bell Federal Savings shall each provide to Northwest Bancorp, within thirty (30) days after any meeting of their respective Board of Directors, or any committee thereof, or any senior management committee, a copy of the minutes of such meeting, except for information relating to the transactions contemplated by this Agreement and deemed confidential by the Board of Directors (including without limitation matters relating to (i) merger negotiations, (ii) Section 5.06 or (iii) discussions of possible breaches of this Agreement by Northwest MHC, Northwest Bancorp and Northwest Savings Bank) or subject to the attorney-client privilege, except that with respect to any meeting held within thirty (30) days of the Closing Date, such minutes shall be provided to each party prior to the Closing Date.

Section 5.10.    Undertakings by First Bell Bancorp and Northwest Bancorp.

(a)    From and after the date of this Agreement:

(i)    Outside Service Bureau Contracts.    If requested to do so by Northwest Bancorp, First Bell Bancorp shall use its reasonable best efforts to obtain an extension of any contract with an outside service bureau or other vendor of services to First Bell Bancorp, on terms and conditions mutually acceptable to First Bell Bancorp and Northwest Bancorp;

(ii)    List of Nonperforming Assets.    First Bell Bancorp shall provide Northwest Bancorp, within fifteen (15) days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this Section 5.10(a)(ii), means (i) loans that are “troubled debt restructurings” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) impaired loans;

(iii)    Reserves and Merger Related Costs.    On or before the Merger Effective Date, and at the request of Northwest Bancorp, First Bell Bancorp shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of First Bell Bancorp to those of Northwest Bancorp (as such practices and methods are to be applied to First Bell Bancorp from and after the Merger Effective Date) and Northwest Bancorp’s plans with respect to the conduct of the business of First Bell Bancorp following the Merger Effective Date and otherwise to reflect Merger related expenses and costs incurred by First Bell Bancorp; provided, however, that First Bell Bancorp shall not be required to take any such action unless Northwest Bancorp agrees in writing that all conditions to closing set forth in Section 6.02 have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by Northwest Bancorp of the writing referred to in the preceding clause, First Bell Bancorp shall provide Northwest Bancorp a written statement, certified without personal liability by the chief executive officer of First Bell Bancorp and dated the date of such writing, that the representation made in Section 3.15 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by First Bell Bancorp or Bell Federal Savings pursuant to this Section 5.10(a)(iii), or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or the occurrence of a Material Adverse Effect with respect to First Bell Bancorp or Bell Federal Savings or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.01(b) hereof. No action shall be required to be taken by First Bell Bancorp pursuant to this Section 5.10(a)(iii) if it would contravene applicable law or regulation or, in the opinion of First Bell Bancorp’s independent auditors, GAAP;

(iv)    Stockholders’ Meeting.    Subject to the terms and conditions of this Agreement, First Bell Bancorp shall submit this Agreement to its stockholders for approval at a meeting to be held as soon as practicable, and, subject to the next sentence, its Board of Directors shall recommend approval of this Agreement to the First Bell Bancorp stockholders. The Board of Directors of First Bell Bancorp may fail to make such a recommendation, or withdraw, modify or change any such recommendation if such Board of Directors, after having consulted with and considered the advice of outside counsel to First Bell Bancorp, has determined that the making of such recommendation, or the failure so to withdraw, modify or change such recommendation, could reasonably be deemed to constitute a breach of the fiduciary duties of such directors under Delaware law, provided that Section 5.06 shall govern the withdrawal, modification or change of such recommendation in the circumstances described therein. First Bell Bancorp shall take all steps necessary in order to hold a meeting of stockholders for the purpose of approving this Agreement within three (3) months of the date of this Agreement, or as soon thereafter as is practicable. The Proxy Statement will not, at the time it is mailed to First Bell Bancorp stockholders and up to and including the date of the meeting of stockholders of First Bell Bancorp to which the Proxy Statement relates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading; except that First Bell Bancorp assumes no responsibility for any statement of a material fact, or failure to state a material fact necessary in order to make the statements therein not misleading, concerning Northwest MHC, Northwest Bancorp or Northwest Savings Bank that is included in the Proxy Statement and that is provided in writing by Northwest Bancorp. First Bell Bancorp shall retain a proxy solicitor in connection with the solicitation of stockholder approval of this Agreement.

(b)    From and after the date of this Agreement, Northwest Bancorp and First Bell Bancorp shall each:

(i)    Public Announcements.    Cooperate and cause their respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form and substance of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation communications to stockholders, internal announcements and customer disclosures, but nothing contained herein shall prohibit any party from making any disclosure that its counsel deems necessary, provided that the disclosing party notifies the other party reasonably in advance of the timing and contents of such disclosure;

(ii)    Systems Conversions.    First Bell Bancorp and Northwest Bancorp shall meet on a regular basis to discuss and plan for the conversion of Bell Federal Savings and First Bell Bancorp’s data processing and related electronic informational systems to those used by Northwest Savings Bank and Northwest Bancorp, which planning shall include, but not be limited to, discussion of the possible termination by First Bell Bancorp of third-party service provider arrangements effective at the Merger Effective Date or at a date thereafter, non-renewal of personal property leases and software licenses used by First Bell Bancorp in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that First Bell Bancorp shall not be obligated to take any such action prior to the Merger Effective Date and, no conversion shall take place prior to the Merger Effective Date. In the event that First Bell Bancorp takes, at the request of Northwest Bancorp, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges or the incurrence of expenses by First Bell Bancorp, Northwest Bancorp shall indemnify First Bell Bancorp for any such fees, charges, and expenses, as well as the costs of reversing the conversion process, if the Merger is not consummated for any reason other than a breach of this Agreement by First Bell Bancorp, or a termination of this Agreement under Section 7.01(c)(iv) or (d)(iii);

(iii)    Maintenance of Insurance.    Maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business;

(iv)    Maintenance of Books and Records.    Maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered;

(v)    Delivery of Securities Documents.    Deliver to the other, copies of all Securities Documents and Regulatory Reports within one (1) Business Day of the filing thereof; and

(vi)    Taxes.    File all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due, except those being contested in good faith.

Section 5.11.    Employee and Termination Benefits; Directors and Management.

(a)    Employee Benefits.    As of or after the Merger Effective Date, and at Northwest Bancorp’s election and subject to the requirements of applicable laws and regulations, the Compensation and Benefit Plans may continue to be maintained separately, consolidated, or terminated in accordance with their terms. Following the Merger Effective Date, Northwest Bancorp and its Subsidiaries shall honor and perform in accordance with their terms all benefit obligations to, and contractual rights of, current and former employees and directors of First Bell Bancorp and its Subsidiaries existing as of the Merger Effective Date, under any Compensation and Benefit Plan that has not been terminated and fully distributed as of the Merger Effective Date and which has been disclosed to Northwest Bancorp on First Bell Bancorp Disclosure Schedule 3.12(a), except as otherwise provided by the Termination and Release Agreements referred to in Section 5.11(e). If requested by Northwest Bancorp in writing not later than ten (10) days before the Merger Effective Date and provided that Northwest Bancorp has indicated in writing that the conditions to its obligations set forth in Section 6.02 hereof have been satisfied or waived, First Bell Bancorp shall take such steps within its power to effectuate a termination of any Compensation and Benefit Plan as of the Merger Effective Date, provided that the Compensation and Benefit Plan can be terminated in accordance with its terms within such period. In the event of a consolidation of any or all of such plans or in the event of termination of any Compensation and Benefit Plan, employees of First Bell Bancorp or Bell Federal Savings who continue as employees of Northwest Bancorp or Northwest Savings Bank after the Merger Effective Date (“Continuing Employee(s)”) shall be eligible to participate in any Northwest Savings Bank employee plan of similar character immediately upon such consolidation or as of the first entry date coincident with or immediately following such termination. Continuing Employees shall receive credit for service with First Bell Bancorp or Bell Federal Savings for purposes of determining eligibility and vesting (but not for purposes of accruing or computing benefits under any defined benefit plan) under (i) any similar existing Northwest Bancorp benefit plan except that Continuing Employees shall be treated as new employees under the Northwest Savings Bank Employee Stock Ownership Plan and Northwest Savings Bank’s annual holiday bonus program, or (ii) any new Northwest Bancorp benefit plan in which Continuing Employees or their dependents would be eligible to enroll, subject to any pre-existing conditions or other exclusions to which such person were subject under the Compensation and Benefit Plans. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements and evidence of insurability requirements. Continuing Employees shall have no rights in Northwest Savings Bank’s terminated post-retirement health benefit plan.

(b)    In the event of the termination of any First Bell Bancorp or Bell Federal Savings health, disability or life insurance plan, or the consolidation of any First Bell Bancorp or Bell Federal Savings health, disability or life insurance plan with any Northwest Bancorp or Northwest Savings Bank health, disability or life insurance plan, Northwest Bancorp shall as soon as practicable make available to Continuing Employees and their dependents employer-provided health, disability or life insurance coverage on the same basis as it provides such coverage to employees of Northwest Bancorp or Northwest Savings Bank. Unless a Continuing Employee affirmatively terminates coverage under a First Bell Bancorp or Bell Federal Savings health, disability or life insurance plan prior to the time that such Continuing Employee becomes eligible to participate in the Northwest Bancorp or Northwest Savings Bank health, disability or life insurance plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the First Bell Bancorp or Bell Federal Savings health, disability or life insurance plans prior to the time such Continuing Employees and their dependents become eligible to participate in such plans, programs and benefits common to all employees of Northwest Bancorp or Northwest Savings Bank and their dependents. Terminated First Bell Bancorp and Bell Federal Savings employees and qualified beneficiaries will have the right to continue coverage under group health plans of Northwest Bancorp and/or Northwest Bancorp Subsidiaries in accordance with Code Section 4980B(f). Continuing Employees who become covered under a Northwest Bancorp or Northwest Savings Bank health plan shall be required to satisfy the deductible limitations of the Northwest Bancorp or Northwest Savings Bank health plan for the plan year in which the coverage commences, with offset for deductibles paid under the First Bell Bancorp or Bell Federal Savings health plan, but only to the extent that either the Continuing Employee or Bell Federal Savings provides substantiation in a form reasonably satisfactory to Northwest Bancorp that the dollar amount of such deductible has been paid by such Continuing Employee. In the event of any termination of any First Bell Bancorp or Bell Federal Savings health plan, or consolidation of any First Bell Bancorp or Bell Federal Savings health plan with any health plan of Northwest Bancorp and/or Northwest Bancorp Subsidiaries, the Health Insurance Portability Accountability Act of 1996 (“HIPAA”) will govern any coverage limitations due to pre-existing conditions.

(c)    Bell Federal Savings shall cause contributions under the Bell Federal Savings 401(k) plan to be frozen, effective on or before the Merger Effective Date. Continuing Employees shall be eligible to participate in the Northwest Savings Bank 401(k) Plan as of the first entry date coincident with or following the Merger Effective Date. Following the Merger Effective Date, Northwest Savings Bank shall take all action necessary to cause the Bell Federal Savings 401(k) Plan to be merged into the Northwest Savings Bank 401(k) Plan, in accordance with applicable tax laws.

(d)    The Bell Federal Savings ESOP shall be terminated as of the Merger Effective Date, all outstanding Bell Federal Savings ESOP indebtedness shall be repaid from the proceeds of the Merger Consideration for the unallocated shares of First Bell Bancorp Common Stock, and the remaining balance shall be allocated to Bell Federal Savings employees, in accordance with the Bell Federal Savings ESOP, and applicable laws and regulations as soon as practicable after the later of (i) the Merger Effective Date and (ii) the receipt of a favorable determination letter for termination of the Bell Federal Savings ESOP from the IRS. In connection with the termination of the Bell Federal Savings ESOP, Bell Federal Savings shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the Bell Federal Savings ESOP on termination and any amendments made to the Bell Federal Savings ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Code Section 401(a). Any and all distributions from the Bell Federal Savings ESOP after its termination shall be made consistent with the aforementioned determination letter. Prior to the Merger Effective Date, First Bell Bancorp and Bell Federal Savings shall make contributions to, and payments on the loan of, the Bell Federal Savings ESOP consistent with past practices on regularly scheduled payment dates.

(e)    Concurrently with the execution of this Agreement by the parties hereto, (i) each of Albert H. Eckert, II and Jeffrey M. Hinds and First Bell Bancorp and Bell Federal Savings shall enter into a Termination and Release Agreement substantially in the form of Exhibit D hereto and (ii) each of Messrs. Eckert and Hinds and Northwest Bancorp shall enter into a Noncompetition Agreement substantially in the form of Exhibit E hereto.

(f)    After the Merger Effective Date, any former employee of First Bell Bancorp or Bell Federal Savings whose employment is actually terminated by Northwest Bancorp within six (6) months of the Merger Effective Date, other than the employees receiving severance benefits pursuant to existing employment agreements, change in control agreements or severance agreements, shall receive, upon termination of employment, a payment from Northwest Savings Bank in an amount equal to two (2) weeks salary for each year of service with First Bell Bancorp or Bell Federal Savings, with a minimum of four (4) weeks of salary and a maximum of twenty-six (26) weeks of salary, as well as health benefit coverage substantially similar to the coverage received by such person immediately prior to termination of employment in accordance with Code Section 4980B(f). Northwest Savings Bank shall provide out-placement services to terminated employees of First Bell Bancorp and Bell Federal Savings consistent with past practices of Northwest Bancorp and Northwest Savings Bank.

(g)    Each person who serves on the Board of Directors of First Bell Bancorp or Bell Federal Savings both on the date of this Agreement and immediately prior to the Merger Effective Date shall be offered a position as an advisory director on Northwest Savings Bank’s Allegheny County Advisory Board immediately following the Merger Effective Date. For service on such advisory board for the first year following the Merger Effective Date, the former directors of First Bell Bancorp or Bell Federal Savings shall each receive $1,250 per month (which is equal to the annual rate paid to such directors by First Bell Bancorp and Bell Federal Savings as of the date of this Agreement). After one year, fees paid to former directors of First Bell Bancorp or Bell Federal Savings shall be modified to conform to Northwest Savings Bank’s advisory board fee schedule.

(h)    Prior to the Merger Effective Date, First Bell Bancorp shall take all actions necessary to terminate the First Bell Bancorp Stock Option Plan and Bell Federal Savings Restricted Stock Plan, effective as of the Merger Effective Date.

(i)    First Bell Bancorp Disclosure Schedule 3.18 sets forth the accrued but unpaid vacation pay for employees of First Bell Bancorp and Bell Federal Savings as of February 28, 2003. Upon Northwest Savings Bank’s actual termination prior to December 31, 2003 of any Bell Federal Savings employee identified in Schedule 3.18 for whom vacation pay was accrued and expensed based on employment in or before 2002 with Bell Federal Savings or for whom vacation pay was accrued during 2003 prior to the Merger Effective Date, such employee shall be entitled to payment of any such accrued and expensed vacation pay. Any Continuing Employee will be entitled to any such unused vacation during 2003, provided, however if such Continuing Employee does not use such accrued vacation on or prior to December 31, 2003, such accrued but unused vacation pay shall be paid to such Continuing Employee as of December 31, 2003.

Section 5.12.    Duty to Advise; Duty to Update Northwest Bancorp’s Disclosure Schedules.    Northwest Bancorp shall promptly advise First Bell Bancorp of any change or event having a Material Adverse Effect on it or on any Northwest Bancorp Subsidiary or that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Northwest Bancorp shall update the Northwest Bancorp Disclosure Schedules as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in the Northwest Bancorp Disclosure Schedule. The delivery of such updated Schedules shall not relieve Northwest Bancorp from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 6.01(c) hereof.

Section 5.13.    Bank and Related Merger Transactions.

(a)    As soon as practicable following the Merger Effective Date, Northwest Bancorp shall, and it shall cause First Bell Bancorp (as the Surviving Corporation in the Merger) to, effect the Company Merger by executing a merger agreement and filing a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and articles of combination with the OTS. The Company Merger shall become effective at the time specified in the certificate of merger and articles of combination. As a result of the Company Merger, the separate corporate existence of First Bell Bancorp shall cease and Northwest Bancorp shall be the surviving corporation and continue its corporate existence under the laws of the United States.

(b)    As soon as practicable after consummation of the Merger, Northwest Savings Bank and Bell Federal Savings shall take all actions necessary and appropriate, including entering into the Bank Merger Agreement, to cause Bell Federal Savings to effect the Bank Merger in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement. As a result of the Bank Merger, the separate corporate existence of Bell Federal Savings shall cease and Northwest Savings Bank shall be the surviving corporation and continue its corporate existence under the laws of the Commonwealth of Pennsylvania.

Section 5.14.    Northwest MHC.    Northwest MHC agrees to cause Northwest Bancorp, its majority-owned subsidiary, to perform its obligations hereunder, and Northwest MHC and Northwest Bancorp shall be jointly and severally obligated and liable for all of the agreements and obligations of Northwest Bancorp hereunder. The parties hereto acknowledge and agree that First Bell Bancorp and Bell Federal Savings, as well as any party seeking to enforce rights under Section 5.05 or Sections 5.11(e), (f) or (g) hereof, may pursue Northwest MHC for the payment or enforcement of any obligation or liability of Northwest Bancorp hereunder or thereunder without pursuing or exhausting remedies against Northwest Bancorp or Northwest Savings Bank or prior notification to either of the same and without regard to any regulatory restrictions which are applicable to Northwest Bancorp or Northwest Savings Bank but not to Northwest MHC.

ARTICLE VI

CONDITIONS

Section 6.01.    Conditions to First Bell Bancorp’s Obligations under this Agreement.    The obligations of First Bell Bancorp and Bell Federal Savings to consummate the Merger and the Bank Merger hereunder shall be subject to satisfaction as of or prior to the Merger Effective Date of each of the following conditions, unless waived by First Bell Bancorp pursuant to Section 8.03 hereof:

(a)    Approval of First Bell Bancorp’s Stockholders.    This Agreement shall have been approved by the stockholders of First Bell Bancorp by such vote as is required under the DGCL, First Bell Bancorp’s certificate of incorporation and bylaws, and under Nasdaq requirements applicable to it;

(b)    Covenants.    The obligations and covenants of Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary required by this Agreement to be performed by Northwest MHC, Northwest Bancorp, Northwest Savings Bank and Northwest Merger Subsidiary as of or prior to the Merger Effective Date shall have been duly performed and complied with in all material respects;

(c)    Accuracy of Representations and Warranties.    Each of the representations and warranties of First Bell Bancorp and Bell Federal Savings in this Agreement, subject in all cases to the standard set forth in Article III, shall be true and correct as of the date of this Agreement and as of the Merger Effective Date as though made on and as of the Merger Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date);

(d)    Approvals of Regulatory Authorities.    All Regulatory Approvals necessary to effect the Merger shall have been obtained and shall remain in full force and effect, and all notice and waiting periods required thereunder shall have expired or been terminated;

(e)    No Injunction.    There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby; and

(f)    Officer’s Certificate.    Northwest Bancorp shall have delivered to First Bell Bancorp a certificate, dated the Closing Date and signed, without personal liability, by its president, to the effect that the conditions set forth in subsections (a) through (e) (but excluding (d)) of this Section 6.01 have been satisfied, to the Knowledge of the officer executing the same.

Section 6.02.    Conditions to Northwest Bancorp’s Obligations under this Agreement.    The obligations of Northwest Bancorp and Northwest Savings Bank to consummate the Merger and the Bank Merger hereunder shall be subject to satisfaction as of or prior to the Merger Effective Date of each of the following conditions, unless waived by Northwest Bancorp pursuant to Section 8.03 hereof:

(a)    Approval of First Bell Bancorp’s Stockholders.    This Agreement shall have been approved by the stockholders of First Bell Bancorp by such vote as is required under the DGCL, First Bell Bancorp’s certificate of incorporation and bylaws, and under Nasdaq requirements applicable to it;

(b)    Covenants.    The obligations and covenants of First Bell Bancorp and Bell Federal Savings required by this Agreement to be performed as of or prior to the Merger Effective Date shall have been duly performed and complied with in all material respects;

(c)    Accuracy of Representations and Warranties.    Each of the representations and warranties of Northwest MHC, Northwest Bancorp and Northwest Savings Bank in this Agreement, subject in all cases to the standard set forth in Article IV, shall be true and correct as of the date of this Agreement and as of the Merger Effective Date as though made on and as of the Merger Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date);

(d)    Approvals of Regulatory Authorities.    All Regulatory Approvals necessary to effect the Merger shall have been obtained and shall remain in full force and effect, all notice and waiting periods required thereunder shall have expired or been terminated and no such approvals shall contain any condition (excluding conditions that are normally imposed by a Regulatory Authority in transactions involving the acquisition of insured institutions and their holding companies) which the Board of Directors of Northwest Bancorp reasonably determines in good faith would materially reduce the benefits of the Merger to such a degree that Northwest Bancorp, in its good faith judgment, would not have entered into this Agreement had such condition been known at the date hereof;

(e)    No Injunction.    There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits consummation of the transactions contemplated hereby;

(f)    Limitation on Dissenters’ Shares.    As of the Merger Effective Date, the holders of no more than 10% of the First Bell Bancorp Common Stock that is issued and outstanding shall have taken the actions required by Section 262(d)(1) of the DGCL to qualify their First Bell Bancorp Common Stock as Dissenters’ Shares;

(g)    Officer’s Certificate.    First Bell Bancorp shall have delivered to Northwest Bancorp a certificate, dated the Closing Date and signed, without personal liability, by its chairman of the board or president, to the effect that the conditions set forth in subsections (a) through (h) (but excluding (d)) of this Section 6.02 have been satisfied, to the Knowledge of the officer executing the same; and

(h)    Tax Opinion.    Northwest Bancorp shall have received an opinion or opinions of Luse Gorman Pomerenk & Schick, P.C., counsel to Northwest Bancorp, substantially to the effect set forth on Exhibit C.

ARTICLE VII

TERMINATION, WAIVER AND AMENDMENT

Section 7.01.    Termination.    This Agreement may be terminated at any time prior to the Merger Effective Date, whether before or after approval of the stockholders of First Bell Bancorp referred to in Section 5.10(a)(iv) hereof:

(a)    by mutual written consent of the parties authorized by their respective boards of directors;

(b)    by Northwest Bancorp or First Bell Bancorp (i) if the Merger Effective Date shall not have occurred on or prior to December 31, 2003, (ii) if a vote of the stockholders of First Bell Bancorp is taken and such stockholders fail to approve this Agreement at the meeting of stockholders (or any adjournment thereof) of First Bell Bancorp contemplated by Section 5.10(a)(iv) hereof, or (iii) any Regulatory Authority formally disapproves the issuance of any Regulatory Approval or other necessary approval, unless in the case of clause (ii) of this Section 7.01(b) such failure is due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party on or before such meeting of stockholders, and in the case of clause (i) of this Section 7.01(b), the right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated hereby to be consummated by December 31, 2003;

(c)    by Northwest Bancorp if (i) at the time of such termination any of the representations and warranties of First Bell Bancorp or Bell Federal Savings contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 6.02(c) hereof cannot be satisfied and such failure is not remedied within thirty (30) days after receipt by First Bell Bancorp of notice in writing from Northwest Bancorp specifying the nature of such breach and requesting that it be remedied, (ii) there shall have been any material breach of any covenant, agreement or obligation of First Bell Bancorp or Bell Federal Savings hereunder and such breach shall have not been remedied by First Bell Bancorp, Bell Federal Savings or any other Person within thirty (30) days after receipt by First Bell Bancorp of notice in writing from Northwest Bancorp specifying the nature of such breach and requesting that it be remedied, (iii) any Regulatory Authority approves the transactions contemplated by this Agreement with a condition or conditions such that the requirements of Section 6.02(d) are not satisfied, or (iv) First Bell Bancorp has received a Superior Proposal, and in accordance with Section 5.06 of this Agreement, the Board of Directors of First Bell Bancorp has entered into an acquisition agreement with respect to the Superior Proposal or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Northwest Bancorp;

(d)    by First Bell Bancorp if (i) at the time of such termination any of the representations and warranties of Northwest MHC, Northwest Bancorp and Northwest Savings Bank contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 6.01(c) hereof cannot be satisfied and such failure is not remedied within thirty (30) days after receipt by Northwest Bancorp of notice in writing by First Bell Bancorp specifying the nature of such breach and requesting that it be remedied, (ii) there shall have been any material breach of any covenant, agreement or obligation of Northwest MHC, Northwest Bancorp or Northwest Savings Bank hereunder and such breach shall not have been remedied by Northwest MHC, Northwest Bancorp, Northwest Savings Bank or any other Person within thirty (30) days after receipt by Northwest Bancorp of notice in writing from First Bell Bancorp specifying the nature of such breach and requesting that it be remedied, or (iii) First Bell Bancorp has received a Superior Proposal, and in accordance with Section 5.06 of this Agreement, the Board of Directors of First Bell Bancorp has made a determination to accept such Superior Proposal subject to approval thereof by First Bell Bancorp’s stockholders, and simultaneously with the termination of this Agreement pursuant to this Section 7.01(d)(iii) First Bell Bancorp enters into an acquisition agreement with respect to the Superior Proposal, provided that First Bell Bancorp shall not terminate this Agreement pursuant to this Section 7.01(d)(iii) and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) Business Days following Northwest Bancorp’s receipt of written notice advising Northwest Bancorp that First Bell Bancorp has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether First Bell Bancorp intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, First Bell Bancorp shall provide a reasonable opportunity to Northwest Bancorp during the five-Business Day period to make such adjustments in the terms and conditions of this Agreement as would enable First Bell Bancorp to proceed with the Merger on such adjusted terms.

Section 7.02.    Effect of Termination.    Except as otherwise provided in Section 8.01 of this Agreement, if this Agreement is terminated pursuant to Section 7.01 hereof, this Agreement shall forthwith become void, and there shall be no further obligation or liability on the part of any party to this Agreement, except (i) as set forth in the last sentence of Section 5.02(a) and Section 8.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination, except as otherwise provided in Section 8.01.

ARTICLE VIII

MISCELLANEOUS

Section 8.01.    Expenses.

(a)    Except as otherwise provided in paragraph (b) below, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial advisors, consultants, accountants and counsel, and other costs and expenses (“Costs and Expenses”).

(b)    As an inducement to Northwest Bancorp to enter into this Agreement, to incur the costs and expenses related hereto and to consummate the transactions contemplated hereby, First Bell Bancorp hereby agrees to pay Northwest Bancorp, and Northwest Bancorp shall be entitled to payment of, a fee of $6.0 million (the “Northwest Bancorp Fee”), within five (5) Business Days after written demand for payment is made by Northwest Bancorp, following the occurrence of the earliest of any of the events set forth below:

(i)    First Bell Bancorp terminates this Agreement pursuant to Section 7.01(d)(iii) or Northwest Bancorp terminates this Agreement pursuant to Section 7.01(c)(iv); or

(ii)    the entering into of a definitive agreement by First Bell Bancorp or Bell Federal Savings relating to a Superior Proposal or the consummation of a Superior Proposal involving First Bell Bancorp or Bell Federal Savings within twelve (12) months after the occurrence of any of the following: (x) the failure of the stockholders of First Bell Bancorp to approve this Agreement after the occurrence of an Acquisition Proposal or the public announcement by any Person (other than First Bell Bancorp or Northwest Bancorp) that such Person has made, or is disclosing the intention to make, a bona fide offer to engage in an Acquisition Proposal, or (y) December 31, 2003 if prior thereto the First Bell Bancorp stockholders have not adopted this Agreement.

If demand for payment of the Northwest Bancorp Fee is made pursuant to this Section 8.01(b) and payment is timely made, then none of Northwest MHC, Northwest Bancorp or Northwest Savings Bank will have any other rights or claims against First Bell Bancorp, Bell Federal Savings and their respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the Northwest Bancorp Fee under this Section 8.01(b) will constitute the sole and exclusive remedy of Northwest MHC, Northwest Bancorp and Northwest Savings Bank against First Bell Bancorp, Bell Federal Savings and their respective officers, directors, attorneys and financial advisors.

Section 8.02.    Survival.    No representations, warranties, covenants and agreements contained in this Agreement shall survive the Merger Effective Date, other than agreements or covenants which by their express terms are to be performed after the Merger Effective Date, including without limitation the covenants and agreements set forth in Article II and Sections 5.02, 5.05 and 5.11 hereof.

Section 8.03.    Amendment, Extension and Waiver.    Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise; provided, however, that after any approval of the transactions contemplated by this Agreement by First Bell Bancorp’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to First Bell Bancorp stockholders hereunder. This Agreement may not be amended except by an instrument in writing authorized by the respective Boards of Directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.04.    Entire Agreement.    This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral with respect to its subject matter. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities other than pursuant to Article II and Sections 5.05 and 5.11(e), 5.11(f) and 5.11(g).

Section 8.05.    Successors and Assigns.    No party hereto may assign any of its rights or obligations hereunder to any other Person, without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Section 8.06.    Notices.    All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, or mailed by prepaid registered or certified mail (return receipt requested), addressed as follows:

(a)    If to Northwest MHC, Northwest Bancorp, Northwest Savings Bank or Northwest Merger Subsidiary, to:

Northwest Bancorp, Inc.

301 Second Avenue

Warren, PA 16365

Attention:    William J. Wagner

                     President and Chief Executive Officer

with a copy to:

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W.

Washington, DC 20015

Attention:    Eric Luse, Esq.

                     Marc Levy, Esq.

(b)    If to First Bell Bancorp or Bell Federal Savings, to:

First Bell Bancorp, Inc.

532 Lincoln Avenue

Pittsburgh, PA 15202

Attention:    Albert H. Eckert, II

                    President and Chief Executive Officer

with a copy to:

Elias, Matz, Tiernan & Herrick L.L.P.

734 15th Street, N.W.

Washington, DC 20005

Attention:    Gerard L. Hawkins, Esq.

Section 8.07.    Captions.    The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 8.08.    Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 8.09.    Severability.    If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 8.10.    Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania, except to the extent federal law and regulations applicable to financial institutions shall be controlling.

Section 8.11.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

NORTHWEST BANCORP, INC.

By:	/s/ WILLIAM J. WAGNER
William J. Wagner President and Chief Executive Officer

NORTHWEST MERGER SUBSIDIARY, INC.

By:	/s/ WILLIAM J. WAGNER
William J. Wagner President and Chief Executive Officer

NORTHWEST SAVINGS BANK

By:	/s/ WILLIAM J. WAGNER
William J. Wagner President and Chief Executive Officer

NORTHWEST BANCORP, MHC

By:	/s/ WILLIAM J. WAGNER
William J. Wagner President and Chief Executive Officer

FIRST BELL BANCORP, INC.

By:	/s/ ALBERT H. ECKERT, II
Albert H. Eckert, II President and Chief Executive Officer

BELL FEDERAL SAVINGS AND LOAN ASSOCIATION OF BELLEVUE

By:	/s/ ALBERT H. ECKERT, II
Albert H. Eckert, II President and Chief Executive Officer

EXHIBIT A

PLAN OF MERGER

THIS PLAN OF MERGER (the “Plan”) is dated as of             , 2003, by and between Northwest Savings Bank (“Northwest Savings Bank”), a Pennsylvania savings bank, and Bell Federal Savings and Loan Association of Bellevue (“Bell Federal Savings”), a federal savings and loan association.

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 11, 2003, by and among Northwest Bancorp, MHC, Northwest Bancorp, Inc. (“Northwest Bancorp”), each a Federal corporation, Northwest Merger Subsidiary, Inc. (“Northwest Merger Subsidiary”), a Delaware corporation and a wholly-owned subsidiary of Northwest Bancorp, Northwest Savings Bank, and First Bell Bancorp, Inc. (“First Bell Bancorp”), a Delaware corporation, and Bell Federal Savings, Northwest Merger Subsidiary will be merged with and into First Bell Bancorp (the “Subsidiary Merger”); and

WHEREAS, the Merger Agreement provides that subsequent to consummation of the Subsidiary Merger, Bell Federal Savings shall be merged with and into Northwest Savings Bank, with Northwest Savings Bank as the Surviving Bank;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Bell Federal Savings and Northwest Savings Bank hereby agree that, subject to the terms and conditions hereinafter set forth, and in accordance with all applicable laws and regulations, Bell Federal Savings shall be merged with and into Northwest Savings Bank on even date herewith. The parties hereto do hereby agree and covenant as follows:

ARTICLE I

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

1.1    “Bank Merger” shall refer to the merger of Bell Federal Savings with and into Northwest Savings Bank as provided in Section 2.1 of this Plan of Merger.

1.2    “Department” shall mean the Pennsylvania Department of Banking.

1.3    “Effective Time” shall mean the date and time at which the merger contemplated by this Plan of Merger becomes effective as provided in Section 2.2 of this Plan of Merger.

1.4    “Merging Banks” shall collectively refer to Bell Federal Savings and Northwest Savings Bank.

1.5    “Surviving Bank” shall refer to Northwest Savings Bank as the surviving bank of the Bank Merger.

ARTICLE II

TERMS OF THE BANK MERGER

2.1    The Bank Merger.

(a)    Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Bell Federal Savings shall be merged with and into Northwest Savings Bank pursuant to Chapter 16 of the Banking Code of 1965. Northwest Savings Bank shall be the Surviving Bank of the Bank Merger and shall continue to be governed by the Pennsylvania Banking Act of 1965.

(b)    As a result of the Bank Merger, (i) each share of common stock, par value $1.00 per share, of Bell Federal Savings issued and outstanding immediately prior to the Effective Time shall be canceled and (ii) each share of common stock, par value $0.10 per share, of Northwest Savings Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding immediately after the Effective Time.

(c)    At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of the Merging Banks and thereupon and thereafter all the property, rights, powers and franchises of each of the Merging Banks shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Banks and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationship had been originally acquired, incurred or entered into by the Surviving Bank. The deposit taking offices of Bell Federal Savings shall be operated by the Surviving Bank. In addition, any reference to either of the Merging Banks in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Merging Banks is a party shall not be deemed to have abated or to have been discontinued by reason of the Bank Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Bank Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Banks if the Bank Merger had not occurred.

2.2    Effective Time.    The Bank Merger shall become effective as of the date the Articles of Merger are filed with the Pennsylvania Department of State.

2.3    Name of Surviving Bank.    The name of the Surviving Bank shall be “Northwest Savings Bank.”

2.4    Charter.    On and after the Effective Time, the Articles of Incorporation of Northwest Savings Bank shall be the Articles of Incorporation of the Surviving Bank until amended in accordance with applicable law.

2.5    Bylaws.    On and after the Effective Time, the Bylaws of Northwest Savings Bank shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.

2.6    Directors and Officers.    Except as otherwise provided in the Merger Agreement, on and after the Effective Time, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank, (i) the directors of the Surviving Bank shall be the directors of Northwest Savings Bank immediately prior to the Effective Time and (ii) the officers of the Surviving Bank shall be the officers of Northwest Savings Bank immediately prior to the Effective Time. The directors and officers of the Surviving Bank shall hold office in accordance with the Articles of incorporation and Bylaws of the Surviving Bank.

2.7    Liquidation Account.    The liquidation account of Bell Federal Savings established pursuant to regulations of the Office of Thrift Supervision in connection with the conversion of Bell Federal Savings from mutual to stock form shall be assumed by the Surviving Bank as of the Effective Time.

ARTICLE III

MISCELLANEOUS

3.1    Conditions Precedent.    The respective obligations of each party under this Plan of Merger shall be subject to (i) the consummation of the Subsidiary Merger pursuant to the Merger Agreement and (ii) the approval of this Plan of Merger by the respective sole stockholder of Northwest Savings Bank and Bell Federal Savings.

3.2    Termination.    This Plan of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Section 7.01 thereof.

3.3    Amendments.    To the extent permitted by the Banking Code of 1965, this Plan of Merger may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

3.4    Successors.    This Plan of Merger shall be binding on the successors of Bell Federal Savings and Northwest Savings Bank.

IN WITNESS WHEREOF, Bell Federal Savings and Northwest Savings Bank have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:	NORTHWEST SAVINGS BANK

By:
Gregory C. LaRocca Secretary		William J. Wagner President and Chief Executive Officer

ATTEST:	BELL FEDERAL SAVINGS AND LOAN ASSOCIATION OF BELLEVUE

By:
Thomas J. Jackson, Jr. Secretary		Albert H. Eckert, II President and Chief Executive Officer

EXHIBIT B

March 11, 2003

Northwest Bancorp, Inc.

301 Second Avenue

Warren, Pennsylvania 16365

Ladies and Gentlemen:

Northwest Bancorp, MHC, Northwest Bancorp, Inc. (“Northwest Bancorp”), Northwest Savings Bank (“Northwest Savings Bank”), Northwest Merger Subsidiary (“Northwest Merger Subsidiary”), and First Bell Bancorp, Inc. (“First Bell Bancorp”) and Bell Federal Savings and Loan Association of Bellevue (“Bell Federal Savings”) have entered into an Agreement and Plan of Merger, dated as of March 11, 2003 (the “Merger Agreement”), pursuant to which, and subject to the terms and conditions set forth therein, Northwest Merger Subsidiary will merge with and into First Bell Bancorp (the “Merger”), with First Bell Bancorp surviving the merger, and in connection therewith, each share of First Bell Bancorp common stock which is outstanding immediately prior to consummation of the Merger (except as otherwise provided in the Merger Agreement) shall be automatically converted into the right to receive $26.25 per share, without interest.

Northwest Bancorp has requested, as a condition to its execution and delivery to First Bell Bancorp of the Merger Agreement, that the undersigned, being directors of First Bell Bancorp, execute and deliver to Northwest Bancorp this Letter Agreement.

Each of the undersigned, in order to induce Northwest Bancorp to execute and deliver to First Bell Bancorp the Merger Agreement, hereby irrevocably:

(a)    Agrees to be present (in person or by proxy) at all meetings of stockholders of First Bell Bancorp called to vote for approval of the Merger Agreement so that all shares of common stock of First Bell Bancorp then beneficially owned by the undersigned, and as to which the undersigned has voting power, will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of First Bell Bancorp), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving First Bell Bancorp;

(b)    Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of First Bell Bancorp, to approve or adopt the Merger Agreement;

(c)    Agrees not to sell, transfer or otherwise dispose of any common stock of First Bell Bancorp on or prior to the date of the meeting of First Bell Bancorp stockholders to vote on the Merger Agreement, except for transfers effected in the undersigned’s capacity as a fiduciary, and except for transfers to a lineal descendant or a spouse of the undersigned, or to a trust for the benefit of one or more of the foregoing persons, providing that in each such case the transferee agrees in writing to be bound by the terms of this Letter Agreement; and

(d)    Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

The agreements of the undersigned contained herein shall apply to the undersigned solely in his capacity as a stockholder of First Bell Bancorp, and no agreement contained herein shall apply in his capacity as a director, officer or employee of First Bell Bancorp or in any other capacity. Nothing contained in this Letter Agreement shall be deemed to apply to, or limit in any manner, the obligations of the undersigned to comply with his fiduciary duties as a director or officer of First Bell Bancorp.

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Letter Agreement as of the date first written above, intending to be legally bound hereby.

Sincerely,

Name:

Title:

EXHIBIT C

[Matters to be covered in Opinion of Counsel to be delivered to Northwest Bancorp pursuant to Section 6.02(h) of the Agreement]

1.    The formation of Northwest Merger Subsidiary and its merger with and into First Bell Bancorp will be disregarded for federal income tax purposes, and the transaction will be treated as a purchase by Northwest Bancorp of the outstanding shares of First Bell Bancorp Common Stock. See 90-95, 1990-2 C.B. 67; Rev. Rul. 73-427, 1973-2 C.B. 301. The purchase will be treated as a qualified stock purchase within the meaning of Section 338(d)(3) of the Code.

2.    For federal income tax purposes, no gain or loss will be recognized by Northwest Bancorp, Northwest Merger Subsidiary or First Bell Bancorp as a result of the Merger.

3.    For federal income tax purposes, the statutory merger of First Bell Bancorp into Northwest Bancorp pursuant to applicable law (the “Company Merger”) will be treated as a distribution by First Bell Bancorp in complete liquidation within the meaning of Section 332 of the Code. See Section 1.332-2(d) of the Treasury Regulations.

4.    For federal income tax purposes, no gain or loss will be recognized by Northwest Bancorp on its receipt of the assets of First Bell Bancorp distributed in the Company Merger. See Section 332(a) of the Code.

5.    For federal income tax purposes, no gain or loss will be recognized by First Bell Bancorp on the distribution of its assets to Northwest Bancorp in the Company Merger. See Section 337(a) of the Code.

6.    For federal income tax purposes, the basis of the assets of First Bell Bancorp in the hands of Northwest Bancorp will be the same as the basis of those assets in the hands of First Bell Bancorp immediately preceding the Company Merger. See Section 334(b)(1) of the Code.

7.    The holding period of the assets received by Northwest Bancorp in the Company Merger will include the period during which such property was held by First Bell Bancorp. See Section 1223(2) of the Code.

8.    As provided in Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Treasury Regulations, Northwest Bancorp will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of First Bell Bancorp as of the date of the Company Merger, subject to the limitations of Sections 382 and 383 of the Code.

9.    For federal income tax purposes, the statutory merger of Bell Federal Savings into Northwest Savings Bank pursuant to applicable law (the “Bank Merger”) will be treated as tax-free reorganization within the meaning of Section 368(a) of the Code.

10.    For federal income tax purposes, no gain or loss will be recognized by Northwest Savings Bank on its receipt of the assets of Bell Federal Savings in constructive exchange for Northwest Savings Bank common stock in the Bank Merger. See Code Section 1032(a).

11.    For federal income tax purposes, no gain or loss will be recognized by Bell Federal Savings on the distribution of its assets to Northwest Savings Bank in constructive exchange for Northwest Savings Bank common stock and the assumption by Northwest Savings Bank of the liabilities of Bell Federal Savings in the Bank Merger. Code Sections 361(a) and 357(a).

12.    For federal income tax purposes, the basis of the assets of Bell Federal Savings in the hands of Northwest Savings Bank will be the same as the basis of those assets in the hands of Bell Federal Savings immediately preceding the Bank Merger. See Section 362(b) of the Code.

13.    The holding period of the assets received by Northwest Savings Bank in the Bank Merger will include the period during which such property was held by Bell Federal Savings. See Section 1223(2) of the Code.

14.    As provided in Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Treasury Regulations, Northwest Savings Bank will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Bell Federal Savings as of the date of the Bank Merger, subject to the limitations of Sections 382 and 383 of the Code.

EXHIBIT D

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (this “Agreement”) is entered into effective as of March 11, 2003 by and among              (the “Executive”), residing at             , and Bell Federal Savings and Loan Association of Bellevue (“Bell Federal Savings”) and First Bell Bancorp, Inc. (“First Bell Bancorp”) with their principal offices located at 532 Lincoln Avenue, Pittsburgh, Pennsylvania 15202.

RECITALS

WHEREAS, Northwest Bancorp, MHC, Northwest Bancorp, Inc. (“Northwest Bancorp”), Northwest Savings Bank and Northwest Merger Subsidiary, Inc. (collectively referred to as “Northwest”) and First Bell Bancorp and Bell Federal Savings (collectively referred to as “Bell”) have entered into that certain Agreement and Plan of Merger, dated March 11, 2003 (the “Merger Agreement”); and

WHEREAS, Section 5.11(f) of the Merger Agreement provides that First Bell Bancorp, Bell Federal Savings and the Executive shall enter into this Agreement which shall terminate the Employment Agreement between Executive and Bell Federal Savings, dated November 16, 1998 (the “Bank Employment Agreement”) and between Executive and First Bell Bancorp, dated November 16, 1998 (the “Bancorp Employment Agreement”) (collectively, the “Employment Agreements”) as of the Merger Effective Date, and in lieu of any rights and payments under said Employment Agreements, Executive shall be entitled to the rights and payments set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, First Bell Bancorp and Bell Federal Savings agree as follows:

1.    Acknowledgement of Payment, Release and Waiver.

(a)    In consideration of the payment by Bell Federal Savings and/or First Bell Bancorp to the Executive of $            1 (subject to applicable withholding taxes) on the Merger Effective Date, the Executive, First Bell Bancorp and Bell Federal Savings hereby agree that, except as provided in Section 2(a) below, the Employment Agreements shall be terminated without any further action of any parties hereto, effective immediately prior to the Merger Effective Date.

(b)    If the payment pursuant to Section 1(a) hereof, either alone or together with other payments and benefits which the Executive has the right to receive from First Bell Bancorp or Bell Federal Savings (but excluding amounts payable pursuant to the Noncompetition Agreement and the Consulting Agreement as defined below), would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payment payable by First Bell Bancorp or Bell Federal Savings pursuant to Section (1)(a) hereof shall be reduced by the amount which is the minimum necessary to result in no portion of the payment payable by First Bell Bancorp and Bell Federal Savings under Section(1)(a) being non-deductible to First Bell Bancorp and Bell Federal Savings (or any successors thereto) pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The parties hereto agree that the present value of the payments and benefits payable pursuant to this Agreement to the Executive upon termination of the Executive’s employment pursuant to Section (1)(a) shall be limited to three times the Executive’s “base amount,” as that term is defined in Section 280G(b)(3) of the Code, less one dollar. The determination of any reduction in the payment to be made pursuant to Section (1)(a) shall be based upon an analysis prepared by Elias, Matz, Tiernan & Herrick L.L.P. (“EMTH”) and paid for by First Bell Bancorp. EMTH shall update the analysis which it has previously prepared in this regard no later than ten (10) days prior to the Merger Effective Date, and may use such actuaries as it may deem necessary or advisable for the purpose.

[1]	$1,480,000 and $665,000 in the case of Messrs. Eckert and Hinds, respectively.

2.    Releases.

(a)    Except as noted in the next succeeding sentence, upon payment of the amount set forth in Section 1(a) hereof, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge First Bell Bancorp and Bell Federal Savings from any obligation under the Employment Agreements, provided that, notwithstanding the foregoing, the Executive does not hereby release First Bell Bancorp or Bell Federal Savings from any obligation to the Executive under Section 6 of the Bancorp Employment Agreement (as amended below), which the parties hereto agree shall remain in full force and effect, or any obligation which First Bell Bancorp or Bell Federal Saving may have to the Executive under any Compensation and Benefit Plan or otherwise.

(b)    For and in consideration of the commitments made herein by the Executive, each of First Bell Bancorp and Bell Federal Savings, for itself, and for its successors and assigns, does hereby release completely and forever discharge the Executive and his heirs, successors and assigns, to the fullest extent permitted by applicable law, from any obligation under the Employment Agreements, provided that, notwithstanding the foregoing, First Bell Bancorp and Bell Federal Savings do not hereby release the Executive from any obligation under paragraph (c) of Section 6 of the Bancorp Employment Agreement (as amended below).

3.    Amendment to the Bancorp Employment Agreement.    Section 6 of the Bancorp Employment Agreement is hereby amended by (i) deleting the phrase “shall be made by Deloitte & Touche or such successor thereto (the “Accounting Firm”) and substituting therefor the phrase “shall be made by Elias, Matz, Tiernan & Herrick L.L.P. (the “Law Firm”)” and (ii) changing all references therein to “the Accounting Firm” to “the Law Firm.”

4.    General.

(a)    Heirs, Successors and Assigns.    The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

(b)    Final Agreement.    This Agreement represents the entire understanding of the parties with respect to the subject matter thereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

(c)    Governing Law.    This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law, except to the extent that Federal law shall be deemed to preempt such state laws.

(d)    Defined Terms.    Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

(e)    Voluntary Action and Waiver.    The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

5.    Effectiveness.    Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, Bell Federal Savings and First Bell Bancorp have caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

Name:	Name:
Title:

ATTEST:	BELL FEDERAL SAVINGS AND LOAN ASSOCIATION OF BELLEVUE

Name:	By: Name: Title:

ATTEST:	FIRST BELL BANCORP, INC.

By:
Name:	Name:
Title:

EXHIBIT E

NONCOMPETITION AGREEMENT

This Agreement (this “Agreement”), is entered into effective March 11, 2003 (“Effective Date”), by and between Northwest Bancorp, Inc., a Federal corporation (“Northwest Bancorp”), and              (the “Executive”),              of First Bell Bancorp, Inc., a corporation organized under the laws of Delaware (“First Bell Bancorp”) that conducts its business through its wholly-owned subsidiary, Bell Federal Savings and Loan Association of Bellevue (“Bell Federal Savings”).

RECITALS:

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of March 11, 2003 (the “Merger Agreement”), by and among (a) Northwest Bancorp, MHC, Northwest Bancorp, Northwest Merger Subsidiary, Inc. and Northwest Savings Bank, and (b) First Bell Bancorp and Bell Federal Savings, the following will occur: (i) Northwest Merger Subsidiary, Inc. will merge with and into First Bell Bancorp, with First Bell Bancorp as the surviving entity (the “Merger”), and (ii) Bell Federal Savings will merge with and into Northwest Savings Bank, with Northwest Savings Bank as the surviving entity (collectively, the “Mergers”); and

WHEREAS, the Executive is the                                               of First Bell Bancorp and Bell Federal Savings and as a result of the Mergers will no longer hold such positions; and

WHEREAS, the parties hereto recognize and acknowledge the interest of Northwest Savings Bank and Northwest Bancorp in protecting the business and goodwill associated with Bell Federal Savings and Northwest Savings Bank following the Mergers by having Executive enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Any capitalized terms not defined in this Agreement shall have as their meanings the definitions contained in the Merger Agreement.

2.    The Executive agrees that during the one-year period following the Merger Effective Date, the Executive will not, directly or indirectly, (i) become a director, officer, employee, shareholder, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in Allegheny, Armstrong, Beaver, Butler, Washington and Westmoreland Counties in the Commonwealth of Pennsylvania (a “Competing Business”), provided, however, that this provision shall not prohibit the Executive from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, or (ii) solicit or induce, or cause others to solicit or induce, any employee of Northwest Bancorp or any of its subsidiaries to leave the employment of such entities.

3.    In consideration of the obligations and commitments of the Executive under this Agreement, Northwest Bancorp shall pay to the Executive an amount equal to                              Dollars ($            )1 on the Merger Effective Date or on such other date as may be mutually agreeable to the parties hereto.

[1]	$600,000 and $450,000 in the case of Messrs. Eckert and Hinds, respectively.

4.    Notwithstanding any other provision hereof, the Executive agrees to treat as confidential all information (excluding, however, information contained in publicly available reports filed by Northwest Bancorp with any governmental entity and information published or disclosed to the public by a third party) concerning the records, properties, books, contracts, commitments and affairs of Northwest Bancorp and/or its subsidiaries and affiliates, including but not limited to, information regarding accounts, shareholders, finances, strategies, marketing, customers and potential customers (their identities, preferences, likes and dislikes) and other information of a similar nature not available to the public.

5.    The term of this Agreement shall expire one (1) year after the effective date of this Agreement.

6.    No rights under this Agreement shall be assignable nor duties delegable by either party, except that Northwest Bancorp may assign any of its rights hereunder to any acquiror of all or substantially all of the assets of Northwest Bancorp. This Agreement will inure to the benefit of and be binding upon any successor to Northwest Bancorp by merger or consolidation or any other change in form or any other person or firm or entity to which all or substantially all of the assets and business of Northwest Bancorp may be sold or otherwise transferred. Nothing contained in this Agreement is intended to confer upon any person or entity, other than the parties hereto, their successors in interest and permitted transferees, any rights or remedies under or by reason of this Agreement unless expressly so stated to the contrary.

7.    This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflict of laws, except to the extent that Federal law shall be deemed to preempt such state laws.

8.    It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. The covenants in Section 2 of this Agreement with respect to Allegheny, Armstrong, Beaver, Butler, Washington and Westmoreland Counties shall be deemed to be separate covenants with respect to each of the above counties, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to any of the counties, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to the other county. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary, the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.

9.    The Executive acknowledges that Northwest Bancorp would not have entered into or consummated the Mergers unless the Executive had, among other things, entered into this Agreement. Any breach of this Agreement will result in irreparable damage to Northwest Bancorp for which Northwest Bancorp will not have an adequate remedy at law. The Executive further acknowledges that Northwest Bancorp shall be entitled to injunctive relief hereunder and the parties hereby consent to an injunction in favor of Northwest Bancorp, enjoining any breach of any of the foregoing by any court of competent jurisdiction, without prejudice to any other right or remedy to which Northwest Bancorp may be entitled.

10.    If an action is instituted to enforce any of the provisions of this Agreement, the prevailing party in such action shall be entitled to recover from the losing party its, her or his reasonable attorneys’ fees and costs.

11.    Notwithstanding anything to the contrary contained in this Agreement, the effectiveness of this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, Northwest Bancorp has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

Name:	Name: Title:

ATTEST:	NORTHWEST BANCORP, INC.

By:
Name:		Name: William J. Wagner Title: President

ANNEX II

LEHMAN BROTHERS

March 11, 2003

Board of Directors

First Bell Bancorp, Inc.

532 Lincoln Avenue

Bellevue, PA 15202

Members of the Board:

We understand that First Bell Bancorp, Inc. (“First Bell” or the “Company”) intends to enter into an Agreement and Plan of Merger, dated as of March 11, 2003 (the “Agreement”), pursuant to which, among other things, a subsidiary (“Merger Sub”) of Northwest Bancorp, Inc. (“Northwest”) will merge with and into the Company and, upon the effectiveness of such merger, each issued and outstanding share of Company common stock shall be converted into the right to receive $26.25 in cash (the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement among the Company, Northwest, Merger Sub and the other parties named therein.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002 and the Company’s earnings press release for the quarter and fiscal year ended December 31, 2002, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections for the Company for the period ending June 30, 2003 prepared by management of the Company (the “Projections”), (4) a trading history of the Company’s common stock from June 28, 1995 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, and (7) the results of our efforts to solicit indications of interest and proposals from potential buyers with respect to a purchase of the Company and a comparison of the terms of all other proposals with the offer from Northwest. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections, upon advice of the Company’s management we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management

II-1

of the Company as to the future financial performance of the Company. We have not been provided with, and did not have any access to, any detailed financial projections of the Company prepared by management of the Company for periods beyond June 30, 2003 and, upon advice of the Company’s management and with the Company’s consent, we have relied upon guidance from management of the Company with respect to the appropriate growth rates and other relevant measures of future financial performance in analyzing the future financial performance of the Company through fiscal 2008. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, we are not experts in the evaluation of loan portfolios or allowances for loan losses and, upon advice of the Company, we have assumed that the Company’s current allowances for loan losses will be in the aggregate adequate to cover all such losses. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the Company’s stockholders in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

LEHMAN BROTHERS

II-2

ANNEX III

DELAWARE GENERAL CORPORATION LAW, SECTION 262

SECTION 262 APPRAISAL RIGHTS—

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251 (g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1)    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2)    Notwithstanding paragraph (l) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

III-1

(3)    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware Corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)    If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)    If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be

III-2

not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also by given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

III-3

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

III-4

FIRST BELL BANCORP, INC.

532 Lincoln Avenue

Bellevue, Pennsylvania 15202

REVOCABLE PROXY

Annual Meeting of Stockholders

May     , 2003

This Proxy is solicited on behalf of the Board of Directors.

The undersigned, as a holder of common stock of First Bell Bancorp, Inc. (“First Bell Bancorp”), hereby appoints Thomas J. Jackson, Jr. and Robert C. Baierl, and each of them, as proxies of the undersigned, each with the full power to appoint his or its substitute and to act without the other, to represent and to vote as designated on the reverse of this card all of the shares of First Bell Bancorp common stock which the undersigned is entitled to vote at the annual meeting of stockholders to be held at 629 Lincoln Avenue, Bellevue, Pennsylvania, at 3:00 p.m. local time, on May     , 2003, or any adjournment or postponement thereof.

This Proxy may be revoked at any time before it is exercised.

Shares of First Bell Bancorp common stock will be voted as specified. Unless otherwise specified, this Proxy will be voted “FOR” the proposal to approve the agreement and plan of merger, dated as of March 11, 2003, among Northwest Bancorp, MHC, Norwest Bancorp, Inc., Northwest Merger Subsidiary, Inc., Northwest Savings Bank and First Bell Bancorp, Inc. and Bell Federal Savings and Loan Association of Bellevue, “FOR” the election of the Board of Directors’ nominees for director, “FOR” the ratification of the appointment of the independent auditors and “FOR” the proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement. If any other matter is properly presented at the annual meeting of stockholders, the Proxy will be voted in accordance with the judgment of the persons appointed as Proxies.

A stockholder wishing to vote in accordance with the Board of Directors’ recommendations need only sign and date this Proxy and return it in the enclosed envelope. Shares cannot be voted by the Proxies unless this Proxy Card is signed and returned.

IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE.

PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLUE OR BLACK INK

First Bell Bancorp, Inc. 532 Lincoln Avenue Bellevue, Pennsylvania 15202	I plan to attend the meeting [ ]

Vote by Telephone	Vote by Internet

It’s fast, convenient, and immediate! Call Toll-Free on a Touch-Tone Phone 1-800- (1-800- - )	It‘s fast, convenient, and your vote is immediately confirmed and posted

Follow these four easy steps:	Follow these four easy steps:

1.     Read the accompanying Proxy Statement and

        Proxy Card

2.     Call the toll-free number

        1-800-                         (1-800-        -            ).

3.     Enter your 9 digit Control Number located on your

        Proxy Card above your name.

4.     Follow the recorded instructions.

1.     Read the accompanying Proxy Statement and

        Proxy Card.

2.     Go to the Website

        http://www.proxyvotenow.com/fbbc

3.     Enter your 9 digit Control Number located on your

        Proxy Card above your name.

4.     Follow the instructions provided.

Your vote is important! Call 1-800- to vote anytime prior to 12:00 midnight on May , 2003.	Your vote is important! Go to http://www.proxyvotenow.com/fbbc to vote anytime prior to 12:00 midnight on May , 2003.

Do not return your Proxy Card if you are voting by Telephone or Internet

1.      Proposal to approve and adopt an agreement and plan of merger, dated as of March 11, 2003, among Northwest Bancorp, MHC, Norwest Bancorp, Inc., Northwest Merger Subsidiary, Inc., Northwest Savings Bank and First Bell Bancorp, Inc. and Bell Federal Savings and Loan Association of Bellevue and the merger of Northwest Merger Subsidiary with and into First Bell Bancorp contemplated thereby.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.      Election of Directors:

Nominees for Three-Year Term Expiring in 2006:

Albert H. Eckert, II

William S. McMinn

Jack W. Schweiger

FOR all listed nominees (except as marked to the contrary herein)	WITHHOLD AUTHORITY to vote for all listed nominees
☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the line provided below.

3. To ratify the appointment of S.R. Snodgrass, A.C. as First Bell Bancorp, Inc.’s independent auditors for the year ending December 31, 2003.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4. Proposal to adjourn the annual meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to approve the merger agreement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5. In their discretion, upon any other matter that may properly come before the annual meeting of stockholders or any postponement or adjournment thereof.

The Board of Directors of First Bell Bancorp unanimously recommends a vote “FOR” approval of the merger agreement and “FOR” the other proposals. Such votes are hereby solicited by the Board of Directors.

Dated:

Signature

(print name)

Important: Please sign your name exactly as it appears on your stock certificate. When shares are held as joint tenants, either may sign. When signing as an attorney, executor, administrator, trustee or guardian, add such title to your signature.

Note: If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

May             , 2003

To: Participants in the Employee Stock Ownership Plan of Bell Federal Savings

As described in the enclosed materials, your proxy as a stockholder of First Bell Bancorp, Inc. is being solicited in connection with the proposals to be considered at our annual meeting of stockholders. I hope you will take advantage of the opportunity to direct, on a confidential basis, the manner in which shares of common stock of First Bell Bancorp allocated to your account under our Employee Stock Ownership Plan (“ESOP”) will be voted.

Enclosed with this letter is the proxy statement, which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account under the ESOP, and a stamped, pre-addressed return envelope. After you have reviewed the proxy statement, I urge you to vote your shares in the ESOP by marking, dating, signing and returning the enclosed voting instruction ballot in the envelope provided to First Bankers Trust Company, the Trustee for the plan. Your voting instructions will remain completely confidential. Only the Trustee for the plan will have access to your ballot for the purpose of having those shares voted. No person associated with First Bell Bancorp will see the individual voting instructions.

I urge each of you to vote, as a means of participating in the governance of the affairs of First Bell Bancorp. If your voting instructions are not received, the shares allocated to your account in the ESOP will be voted by the Trustee in the same proportion for and against the proposals as the other ESOP participants actually vote shares of First Bell Bancorp common stock allocated to their accounts, subject in each case to the fiduciary duties of the Trustee and applicable law. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Sincerely yours,

Albert H. Eckert, II President and Chief Executive Officer

FIRST BELL BANCORP, INC.

532 Lincoln Avenue

Bellevue, Pennsylvania 15202

Annual Meeting of Stockholders

May     , 2003

This Ballot is solicited on behalf of the Board of Directors.

The undersigned, as a holder of common stock of First Bell Bancorp, Inc. (“First Bell Bancorp”), pursuant to the Bell Federal Savings and Loan Association of Bellevue Employee Stock Ownership Plan (“ESOP”) hereby instructs First Bankers Trust Company, as Trustee for the ESOP, to vote as designated on the reverse of this card all of the shares of First Bell Bancorp common stock which the undersigned holds through the ESOP at the annual meeting of stockholders to be held at 629 Lincoln Avenue, Bellevue, Pennsylvania, at 3:00 p.m. local time, on May     , 2003, or any adjournment or postponement thereof.

Shares of First Bell Bancorp common stock will be voted as specified. Unless otherwise specified, this Proxy will be voted “FOR” the proposal to approve the agreement and plan of merger, dated as of March 11, 2003, among Northwest Bancorp, MHC, Northwest Bancorp, Inc., Northwest Merger Subsidiary, Inc., Northwest Savings Bank and First Bell Bancorp and Bell Federal Savings and Loan Association of Bellevue, “FOR” the election of the Board of Directors’ nominees for director, “FOR” the ratification of the appointment of the independent auditors and “FOR” the proposal to adjourn the annual meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement. If you do not return this ballot, shares held by you pursuant to the ESOP will be will be voted by the Trustee in the same proportion for and against the proposals as the other ESOP participants actually vote shares of First Bell Bancorp common stock allocated to their accounts.

IMPORTANT: PLEASE DATE AND SIGN THE BALLOT ON REVERSE SIDE.

PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLUE OR BLACK INK

1. Proposal to approve and adopt an agreement and plan of merger, dated as of March 11, 2003, among Northwest Bancorp, MHC, Norwest Bancorp, Inc., Northwest Merger Subsidiary, Inc., Northwest Savings Bank and First Bell Bancorp, Inc. and Bell Federal Savings and Loan Association of Bellevue and the merger of Northwest Merger Subsidiary with and into First Bell Bancorp contemplated thereby.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2. Election of Directors:

Nominees for Three-Year Term Expiring in 2006:

Albert H. Eckert, II

William S. McMinn

Jack W. Schweiger

FOR all listed nominees (except as marked to the contrary herein)	WITHHOLD AUTHORITY to vote for all listed nominees
☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the line provided below.

3. To ratify the appointment of S.R. Snodgrass, A.C. as First Bell Bancorp, Inc.’s independent auditors for the year ending December 31, 2003.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4. Proposal to adjourn the annual meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to approve the merger agreement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

5. In their discretion, upon any other matter that may properly come before the annual meeting of stockholders or any postponement or adjournment thereof.

The Board of Directors of First Bell Bancorp unanimously recommends a vote “FOR” approval of the merger agreement and “FOR” the other proposals. Such votes are hereby solicited by the Board of Directors.

Dated:

Signature

(print name)

Important: Please sign your name exactly as it appears hereon. Note: If you receive more than one card, please date and sign each card and return all cards in their respective envelopes.